UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Jones Lang LaSalle Incorporated
(Name of Registrant as Specified In Its Charter)

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Jones Lang LaSalle Incorporated
Notice of 2011 Annual Meeting of Shareholders
And Proxy Statement

Jones Lang LaSalle Incorporated 200 East Randolph Drive Chicago, Illinois 60601

April 15, 2011
Dear Shareholder:

              We would like to invite you to attend our 2011 Annual Meeting of Shareholders. It will take place on Thursday, May 26, 2011, beginning at 8:30 a.m., local time, at the offices of our Company located at 601 Lexington Avenue, 33rd Floor, New York, New York.

             Your vote is very important to us.    This year, we are again voluntarily furnishing proxy materials to our shareholders on the Internet rather than mailing printed copies of those materials to each shareholder. This serves our environmental goals and also saves us significant postage, printing and processing costs. Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail if you prefer. If you attend the Annual Meeting, you may vote your shares in person even if you have previously given your proxy.

              The proxy materials we are furnishing on the Internet include our 2010 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2010.

              We appreciate your continued interest in our Company.

Sheila A. Penrose Chairman of the Board of Directors	Colin Dyer Chief Executive Officer and President

Jones Lang LaSalle Incorporated
200 EAST RANDOLPH DRIVE
CHICAGO, ILLINOIS 60601

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 26, 2011

              The 2011 Annual Meeting of Shareholders of Jones Lang LaSalle Incorporated will take place on Thursday, May 26, 2011, beginning at 8:30 a.m., local time, at the offices of our Company located at 601 Lexington Avenue, 33rd Floor, New York, New York.

              The Annual Meeting will have the following purposes:

    1.
    To elect eleven Directors to serve one-year terms until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualify;

    2.
    To approve, by non-binding vote, executive compensation ("say-on-pay");

    3.
    To recommend, by non-binding vote, the frequency of future executive compensation votes ("say-on-frequency");

    4.
    To approve a proposal by our Board of Directors to amend the Jones Lang LaSalle Articles of Incorporation to permit the holders of 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders; and

    5.
    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

              Our Board of Directors has fixed the close of business on Friday, March 18, 2011 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. We will permit only shareholders, or persons holding proxies from shareholders, to attend the Annual Meeting.

By Order of the Board of Directors
Mark J. Ohringer Corporate Secretary
April 15, 2011

              YOUR VOTE IS VERY IMPORTANT. ANY SHAREHOLDER MAY ATTEND THE ANNUAL MEETING IN PERSON. IN ORDER FOR US TO HAVE THE QUORUM NECESSARY TO CONDUCT THE ANNUAL MEETING, WE ASK THAT SHAREHOLDERS WHO DO NOT INTEND TO BE PRESENT AT THE ANNUAL MEETING IN PERSON GIVE THEIR PROXY OVER THE INTERNET OR BY TELEPHONE. IF YOU PREFER, YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. YOU MAY REVOKE ANY PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING.

PROXY STATEMENT FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

ITEM	PAGE

PROPOSAL 4:—PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO PERMIT HOLDERS OF 30% OF OUR OUTSTANDING SHARES TO CALL A SPECIAL MEETING OF SHAREHOLDERS	100
PROPOSAL 5:—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	102
PROXY DISTRIBUTION AND SOLICITATION EXPENSE	103
APPENDIX I:—PROPOSED FORM OF AMENDMENT TO THE ARTICLES OF INCORPORATION	104

ii

Jones Lang LaSalle Incorporated
200 EAST RANDOLPH DRIVE
CHICAGO, ILLINOIS 60601

PROXY STATEMENT

2011 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS
AND OUR ANNUAL MEETING

Q:          Why am I receiving these materials?

A:          The Board of Directors (the Board) of Jones Lang LaSalle Incorporated, a Maryland corporation (Jones Lang LaSalle, which may sometimes be referred to as the Company or as we, us or our), is providing these proxy materials to you in connection with the Company's 2011 Annual Meeting of Shareholders (including any adjournments or postponements, the Annual Meeting). The Annual Meeting will take place at 8:30 a.m. local time, on Thursday, May 26, 2011, at offices of our Company located at 601 Lexington Avenue, 33rd Floor, New York, New York. We have first released this Proxy Statement to our shareholders on or about April 15, 2011.

              As one of our shareholders, you are invited to attend the Annual Meeting. You are also entitled to vote on each of the matters we describe in this Proxy Statement.

              A proxy is the legal designation you give to another person to vote the shares of stock you own. If you designate someone as your proxy in a written document, that document is called a proxy card. We have designated three of our officers as proxies for our Annual Meeting: Colin Dyer, Lauralee E. Martin and Mark J. Ohringer. We are asking you to designate each of them separately as a proxy to vote your shares on your behalf.

Q:          Why is the Company making these materials available over the Internet rather than mailing them?

A:          Under the "Notice and Access Rule" that the United States Securities and Exchange Commission (the SEC) has adopted, we furnish proxy materials to our shareholders on the Internet rather than mailing printed copies of those materials to each shareholder. This helps us meet our environmental goals and it will save significant postage, printing and processing costs. If you received a Notice Regarding the Availability of Proxy Materials (Notice of Internet Availability) by mail, you will not receive a printed copy of our proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you about how you may (1) access and review our proxy materials on the Internet and (2) access your proxy card to vote on the Internet.

              We anticipate that we will mail the Notice of Internet Availability to our shareholders on or about April 15, 2011.

Q:         How can I have printed copies of the proxy materials mailed to me?

A:          If you received a Notice of Internet Availability by mail and you would prefer to receive a printed copy of our proxy materials, including a paper proxy card, please follow the instructions included in the Notice of Internet Availability.

Q:         What information does this Proxy Statement contain?

A:          The information in this Proxy Statement relates to (1) the proposals on which our shareholders will vote at the Annual Meeting and (2) the voting process. It includes the information about our Company that we are required to disclose as the basis for your decision about how to vote on each proposal.

Q:         What other information are you furnishing with this Proxy Statement?

A:          Our 2010 Annual Report to Shareholders, which includes our annual report on Form 10-K for the year ended December 31, 2010, has been made available on the Internet to all shareholders entitled to vote at the Annual Meeting and who received the Notice of Internet Availability. You may also view our 2010 Annual Report and this Proxy Statement at www.joneslanglasalle.com in the "Investor Relations" section.

              You may obtain a paper copy of our 2010 Annual Report and this Proxy Statement without charge by writing the Jones Lang LaSalle Investor Relations Department at 200 East Randolph Drive, Chicago, Illinois 60601, or by calling +1.312.228.2430.

Q:         What items of business will be voted on at the Annual Meeting?

A:          The five items of business scheduled to be voted on at the Annual Meeting are:

    •
    Proposal 1: The election of eleven directors to serve one-year terms until the 2012 Annual Meeting of Shareholders;

    •
    Proposal 2: Approval, by non-binding advisory vote, of executive compensation ("say-on-pay");

    •
    Proposal 3: Recommendation, by non-binding advisory vote, of the frequency of future executive compensation votes ("say-on-frequency");

    •
    Proposal 4: Approval of a proposal by our Board of Directors to amend the Jones Lang LaSalle Articles of Incorporation to permit holders of 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders; and

    •
    Proposal 5: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Q:         How does the Board recommend that I vote?

A:          Our Board recommends that you vote your shares as follows:

    •
    FOR each of the eleven nominees to the Board;

    •
    FOR the non-binding advisory "say-on-pay" vote approving executive compensation;

    •
    FOR a one-year frequency of future executive compensation votes;

    •
    FOR the amendment to the Company's Articles of Incorporation serving to permit the holders of 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders; and

    •
    FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

Q:         What shares may I vote?

A:          Only shareholders of record of Jones Lang LaSalle's Common Stock, $.01 par value per share (the Common Stock), at the close of business on Friday, March 18, 2011 (the Record Date), are entitled to notice of, and to vote at, the Annual Meeting. Each share of Common Stock is entitled to one vote on all matters voted upon by shareholders and is entitled to vote for as many persons as there are Directors to be elected. Based on the information we have received from BNY Mellon Shareowner Services, our transfer agent and stock registrar, there were 42,909,884 voting shares of Common Stock outstanding on the Record Date. The shares of our Common Stock are held in approximately 450 registered accounts. According to Broadridge Investor Communications, those registered accounts represent approximately 50,762 beneficial owners (which we believe includes the number of individual holders in certain mutual funds that hold our shares).

Q:         What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:          Most Jones Lang LaSalle shareholders hold their shares through a broker or other nominee rather than directly in their own names. There are some distinctions between (1) shares you hold of record in your own name and (2) those you own beneficially through a broker or nominee, as follows:

    Shareholder of Record

    If your shares are registered directly in your name with Jones Lang LaSalle's stock registrar, BNY Mellon Shareowner Services, then with respect to those shares we consider you to be the shareholder of record. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

    Beneficial Owner

    If you hold shares in a brokerage account or by a trustee or another nominee, then we consider you to be the beneficial owner of shares held "in street name," and we are furnishing these proxy materials to you through your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and we are also inviting you to attend the Annual Meeting.

    Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Your broker, trustee or nominee has enclosed or provided instructions to you on how to vote your shares.

Q:         How can I attend the Annual Meeting?

A:          You are entitled to attend the Annual Meeting only if you were a Jones Lang LaSalle shareholder as of the close of business on Friday, March 18, 2011 or you hold a valid proxy for the Annual Meeting. You should be prepared to present a photo identification for admittance. In addition, if you are a shareholder of record, we will verify your name against the list of shareholders of record on the Record Date prior to admitting you to the Annual Meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee (in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to March 18, 2011, a copy of the voting instruction card furnished to you, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, we will not admit you to the Annual Meeting.

Q:         How can I vote my shares in person at the Annual Meeting?

A:          You may vote in person at the Annual Meeting those shares you hold in your name as the shareholder of record. You may vote in person at the Annual Meeting shares you hold beneficially in street name only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:         How can I vote my shares without attending the Annual Meeting?

A:          Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. Shareholders may deliver their proxies either:

    1.
    Electronically over the Internet at www.proxyvote.com;

    2.
    By telephone (please see your proxy card for instructions); or

    3.
    By requesting, completing and submitting a properly signed paper proxy card as outlined in the Notice of Internet Availability.

Q:         May I change my vote or revoke my proxy?

A:          You may change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by:

    1.
    Granting a new proxy bearing a later date (which automatically revokes the earlier proxy);

    2.
    Providing a written notice of revocation prior to your shares being voted; or

    3.
    Attending the Annual Meeting and voting in person.

              A written notice of revocation must be sent to our Corporate Secretary at the address of our principal executive office, which we provide above. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q:         Who can help answer my questions?

A:          If you have any questions about the Annual Meeting or how to vote or revoke your proxy, please contact Broadridge Investor Communications at +1.631.254.7400.

              If you need additional copies of this Proxy Statement or voting materials, please contact Broadridge Investor Communications at the number above or the Company's Investor Relations team at +1.312.228.2430.

Q:         How many shares must be present or represented to conduct business at the Annual Meeting?

A:          The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of our Common Stock that are issued and outstanding and are entitled to vote must be present in person or represented by proxy.

Q:         What is the voting requirement to approve each of the proposals?

A:          The Company has established a majority-vote standard for the election of Directors. Accordingly, in order to be elected, each Director must receive at least a majority of the votes cast for him or her by holders of Common Stock entitled to vote at the Annual Meeting. There is no cumulative voting for Directors.

              The affirmative vote of a majority of the total number of votes cast by holders of Common Stock entitled to vote at the Annual Meeting will be necessary to:

    •
    Approve the non-binding advisory "say-on-pay" vote approving executive compensation; and

    •
    Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

              The frequency of the advisory vote on executive compensation (namely, every one, two or three years) receiving the greatest number of votes will be considered the frequency recommended by shareholders.

              Under the terms of our Articles of Incorporation, the affirmative vote of eighty percent (80%) of the total number of shares outstanding on the Record Date will be necessary to approve the amendment to the Company's Articles of Incorporation to permit the holders of 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders.

              Although the advisory votes on executive compensation and the frequency of future voting on executive compensation are non-binding, our Board will review the results of the votes and, consistent with our philosophy of shareholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory voting in the future.

Q:         How are votes counted?

A:          For the purpose of determining whether a quorum is present at the Annual Meeting, we will count shares of Common Stock represented in person or by properly executed proxy. We will treat shares which abstain from voting as to a particular matter and broker non-votes (defined below) as shares that are present at the Annual Meeting for purposes of determining whether a quorum exists, but we will not count them as votes cast on such matter.

              Accordingly, abstentions and broker non-votes will have no effect in determining whether Director nominees have received the requisite number of affirmative votes.

              Abstentions and broker non-votes will also have no effect on the voting with respect to the approval of the non-binding vote on executive compensation, the non-binding vote with respect to the frequency of future votes on executive compensation or the ratification of the appointment of KPMG LLP.

              Since 80% of the total number of outstanding shares (as opposed to votes cast) must be voted in favor of the amendment to the Articles of Incorporation to permit the holders of 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders, an abstention or a broker non-vote has the effect of voting against this proposal.

              A "broker non-vote" occurs when a broker does not vote on a matter on the proxy card because the broker does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner.

Q:         What happens if I sign but do not give specific voting instructions on my proxy?

A:          If you hold shares in your own name and you submit a proxy without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement.

              If you hold shares through a broker, trustee or other nominee and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will not have the authority to exercise discretion to vote your shares with respect to Proposal 1 (election of Directors), Proposal 2 ("say-on-pay"), Proposal 3 ("say-on-frequency" of voting) or Proposal 4 (the amendment of our Articles of Incorporation), but will have the authority to exercise discretion to vote your shares with respect to Proposal 5 (ratification of KPMG LLP).

Q:         What happens if a Director does not receive a majority of the votes cast for him or her?

A:          Under our By-Laws, if a Director does not receive the vote of at least the majority of the votes cast, that Director will promptly tender his or her resignation to the Board. Our Nominating and

Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board is required to take action with respect to the resignation, and publicly disclose its rationale, within 90 days from the date of the certification of the election results. We provide additional details about our majority voting procedures under "Corporate Governance Principles and Board Matters" below.

Q:         What should I do if I receive more than one set of voting materials?

A:          There are circumstances under which you may receive more than one Notice of Internet Availability. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one Notice. Please vote each different proxy you receive, since each one represents different shares that you own.

Q:         Where can I find the voting results of the Annual Meeting?

A:          We intend to announce preliminary voting results at the Annual Meeting and then disclose the final results in a Form 8-K filing with the SEC within four business days after the date of the Annual Meeting.

Q:         What is the deadline to propose actions for consideration at next year's Annual Meeting of Shareholders or to nominate individuals to serve as Directors?

A:          Shareholder proposals, including nominations for individuals to serve as directors, intended to be presented at the 2012 Annual Meeting and included in Jones Lang LaSalle's Proxy Statement and form of proxy relating to that Annual Meeting pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934 (the Exchange Act) must be received by Jones Lang LaSalle at our principal executive office by December 14, 2011. Our Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted not later than February 24, 2012 and not earlier than January 25, 2012.

DIRECTORS AND CORPORATE OFFICERS

              The following biographical summaries provide information about each of:

•
Our eight current Non-Executive Directors;
•
Our three current Directors who are also Corporate Officers; and
•
Those additional Corporate Officers whom we designate as such for SEC reporting purposes under Section 16 of the Securities Exchange Act of 1934.

    Director Qualifications

              In the case of each Director, we also provide below a separate Qualifications Statement indicating those specific qualifications, attributes and skills that support their membership on our Board of Directors.

Non-Executive Directors

             Hugo Bagué.    Mr. Bagué, 50, has been a Director of Jones Lang LaSalle since March 2011. He is a nominee standing for election to our Board at the 2011 Annual Meeting. Mr. Bagué is the Group Executive for Rio Tinto with overall responsibility for Human Resources, Health & Safety, Communities and Corporate Communications, a position he has held since August 2007. Headquartered in the United Kingdom, Rio Tinto is a leading international mining and metals group that employs 76,000 people worldwide in over forty countries. Mr. Bagué was previously the global vice president of Human Resources for the Technology Solutions Group of Hewlett Packard Corporation, based on Palo Alto, California. Prior to that he worked for Compaq Computer, Nortel Networks and Abbott Laboratories, based out of Switzerland, France and Germany. Mr. Bagué is a member of the Advisory Council of United Business Institutes in Brussels, Belgium. He received a degree in linguistics and post graduate qualifications in Human Resources and Marketing from the University of Ghent in Belgium.

    Qualifications Statement:    As the chief human resources and safety officer for a complex global enterprise with a large number of employees, Mr. Bagué brings significant experience with employee relations, communications and compensation issues that are helpful to our Board's oversight of a global firm whose most important assets are our people. Additionally, from his other responsibilities at Rio Tinto, Mr. Bagué contributes to our Board perspectives on public relations and corporate social responsibility. His work for other multi-national companies provides insights into operating within different cultures, business environments and legal systems, particularly in Continental Europe and also within the technology and healthcare industries, both of which are important to our future growth strategy.

             Darryl Hartley-Leonard.    Mr. Hartley-Leonard, 65, has been a Director of Jones Lang LaSalle since July 1997. He is a nominee standing for election to our Board at the 2011 Annual Meeting. Mr. Hartley-Leonard was Chairman and Chief Executive Officer of PGI, Inc., an event and communication agency, from January 1998 until July 2005. He served as Chairman of the Board of Hyatt Hotels Corporation, an international owner and manager of hotels, from 1994 to 1996. From 1986 to 1994, he served as Chief Executive Officer and Chief Operating Officer of Hyatt. Mr. Hartley-Leonard retired from Hyatt in 1996 after 32 years of service. He also serves on the board of directors of LaSalle Hotel Properties, a real estate investment trust. Mr. Hartley-Leonard holds a B.A. from

Blackpool Lancashire College of Lancaster University and an honorary doctorate of business administration from Johnson and Wales University.

    Qualifications Statement:    Mr. Hartley-Leonard, whose distinguished operating career in the hotel industry culminated in his being the chief executive officer of one of the world's largest and most prominent hotel companies, provides our Board with international experience, operating experience in a business where commercial real estate is important, experience with corporate transactions and financings and experience in talent management and crisis management and communications. Additionally, his tenure at Hyatt and his directorship with a hotel REIT are useful complements to the Jones Lang LaSalle Hotels business, and his executive role with PGI contributes marketing and entrepreneurial experience.

             DeAnne Julius.    Dr. Julius, 62, has been a Director of Jones Lang LaSalle since November 2008. She is a nominee standing for election to our Board at the 2011 Annual Meeting. Dr. Julius has been the Chairman of the Royal Institute of International Affairs, also known as Chatham House, since 2003. Founded in 1920 and based in London, Chatham House is a world-leading source of independent analysis, informed debate and influential ideas on how to build a prosperous and secure world. From 1997 to 2001, Dr. Julius served as a founding member of the Monetary Policy Committee of the Bank of England. Prior to that, she held a number of positions in the private sector, including Chief Economist at each of British Airways PLC and Royal Dutch Shell PLC, and was Chairman of the British Airways Pension Investment Management. She has also served as a senior economic advisor at the World Bank and a consultant to the International Monetary Fund. Dr. Julius currently serves as a non-executive member of the board of directors at BP PLC, one of the world's largest energy companies, and at Roche Holding AG, the global healthcare and pharmaceutical firm. Dr. Julius has a B.S. in Economics from Iowa State University and a Ph.D in Economics from the University of California.

    Qualifications Statement:    Within the increasingly complex and inter-connected world in which Jones Lang LaSalle seeks to thrive, Dr. Julius contributes an important global perspective on economics and government policy that is informed by the depth of her experience as the senior-most economist at major corporations and her involvement with organizations that are at the core of global financial policy-making. Moreover, her other directorships provide her with governance and oversight experience at complex, global public companies and experience with energy, enterprise risk, environmental and healthcare/pharmaceutical issues that are also critical to growth businesses within Jones Lang LaSalle.

             Ming Lu.    Mr. Lu, 52, has been a Director of Jones Lang LaSalle since May 2009. He is a nominee standing for election to our Board at the 2011 Annual Meeting. Mr. Lu joined KKR Asia Limited in 2006 and since 2007 he has been a Partner with KKR & Co., L.P., a leading global alternative asset manager sponsoring and managing funds that make investments in private equity, fixed income and other assets in North America, Europe, Asia and the Middle East. In connection with his KKR position, Mr. Lu is a member of the board of directors of each of BIS Industrial Limited, a provider of logistics and materials handling services to the mining and metals industry in Australia, MMI Group, a precision engineering company based in Singapore that provides components to the hard disc, oil and gas and aerospace industries, and Unisteel Technology Limited, a Singapore-based provider of precision fastening, stamping, optics and surface treatment technologies. Prior to joining KKR, Mr. Lu was a Partner at CCMP Capital Asia Pte Ltd (formerly JP Morgan Partners Asia Pte Ltd), a leading private equity fund focusing on investments in Asia, from 1999 to 2006. Prior to that, he held senior positions at Lucas Varity, a leading global automotive component supplier,

Kraft Foods International, Inc., and CITIC, the largest direct investment firm in China. Mr. Lu received a B.A. in economics from Wuhan University of Hydro-Electrical Engineering in China and an M.B.A. from the University of Leuven in Belgium.

    Qualifications Statement:    Since Asia, and particularly China, is one of the most important regions for our future growth potential, Mr. Lu brings to the Board extensive knowledge about overseeing the development and operations of companies in that region. He has broad and deep experience in evaluating and integrating acquisitions, market dynamics and structuring compensation to motivate executive behavior that is aligned with our shareholders' interests. As a partner with one of the world's most prominent private equity firms, Mr. Lu also contributes a general expertise in investment evaluation and management, enhancement of balance sheet and financial strength, entrepreneurialism, the management of credit and credit agreements and the management of banking and investment banking relationships.

             Martin H. Nesbitt.    Mr. Nesbitt, 48, has been a Director of Jones Lang LaSalle since March 2011. He is a nominee standing for election to our Board at the 2011 Annual Meeting. Mr. Nesbitt currently serves as President and CEO of PRG Parking Management (known as The Parking Spot), a Chicago-based owner and operator of off-airport parking facilities which he conceived and co-founded in August 2004. Prior to launching The Parking Spot, he was an officer of the Pritzker Realty Group, L.P., the real estate group for Pritzker family interests. Before that, Mr. Nesbitt was a Vice President and Investment Manager at LaSalle Partners, one of the predecessor corporations to Jones Lang LaSalle. Mr. Nesbitt is a Trustee of Chicago's Museum of Contemporary Art and a member of The University of Chicago Laboratory School Board. He is also the Treasurer for Organizing for America, the successor organization to Obama for America, a project of the Democratic National Committee. Mr. Nesbitt is the former Chairman of the Board of the Chicago Housing Authority and a former member of Chicago 2016, the board that led Chicago's pursuit of the 2016 Olympics. He has previously been a member of the board of directors of the Pebblebrook Hotel Trust, a real estate investment trust. Mr. Nesbitt has an M.B.A. from the University of Chicago and a Bachelors degree and an honorary doctorate degree from Albion College, Albion, Michigan.

    Qualifications Statement:    An alumnus of our investment management business from early in his career who has continued to be involved in the development and management of different types of real estate, Mr. Nesbitt brings significant experience to the Board that is central to the core of the Company's mission and business. His most recent experience as the co-founder and chief executive officer of an entrepreneurial real estate venture will help inform our Board's oversight of the Company's strategic development and marketing efforts, as well as the execution of its business plans. Mr. Nesbitt's involvement in the pursuit of Chicago's Olympics bid for 2016 will be useful to our firm's continuing involvement in the planning, development and management of venues for the Olympics and other world-class sporting events. Additionally, his urban, cultural and community activities will enrich the Board's oversight of the Company's corporate social responsibility initiatives.

             Sheila A. Penrose.    Ms. Penrose, 65, has been a Director of Jones Lang LaSalle since May 2002 and has been the Chairman of the Board since January 1, 2005. She is a nominee standing for election to our Board at the 2011 Annual Meeting. Ms. Penrose served as an Executive Advisor to The Boston Consulting Group from January 2001 to December 2007. In September 2000, Ms. Penrose retired from Northern Trust Corporation, a bank holding company and a global provider of personal and institutional financial services, after more than 23 years of service. While at Northern Trust, Ms. Penrose served as President of Corporate and Institutional Services and as a member of the

Management Committee. Ms. Penrose is a member of the board of directors of McDonald's Corporation, the world's leading foodservice retailer, and Datacard Group, a supplier of systems for card programs and identity solutions. Ms. Penrose previously served on the board of directors of eFunds Corporation, a provider of integrated information and payment solutions. Ms. Penrose received a Bachelors degree from the University of Birmingham in England and a Masters degree from the London School of Economics. She also attended the Executive Program of the Stanford Graduate School of Business. In 2010, Ms. Penrose was inducted into the Chicago Business Hall of Fame.

    Qualifications Statement:    Ms. Penrose, whose career at a significant banking organization culminated in her running its corporate business and serving as a member of its management committee, provides our Board with a depth of experience in client relationship management, all aspects of corporate finance and banking relationships, enterprise risk management, executive compensation and international business transactions. Her experience with a management consulting firm enhances our Board's oversight of strategic development activities. Her service on the board of directors of a major foodservice retailer enhances her contribution to our Board's consideration of governance issues and the functioning of our Nominating and Governance Committee, which she chairs, and sophistication about branding and marketing matters. Ms. Penrose's role as the firm's non-executive chairman also gives her additional knowledge about our firm's services and staff which is useful to our Board's deliberations. Additionally, Ms. Penrose has been a vocal proponent of the benefits to corporations of diversity and community involvement, which has helped our Board discuss and promote those issues with our senior management.

             David B. Rickard.    Mr. Rickard, 64, has been a Director of Jones Lang LaSalle since July 2007. He is a nominee standing for election to our Board at the 2011 Annual Meeting. In December 2009, Mr. Rickard retired from his position as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of CVS Caremark Corporation, the leading provider of prescriptions and related healthcare services in the United States and the operator of over 6,000 CVS pharmacy stores. Prior to joining CVS Caremark in 1999, Mr. Rickard had been the Senior Vice President and Chief Financial Officer for RJR Nabisco Holdings Corporation. He is currently a member of the Board of Directors, and Chairman of the Audit Committee, of each of Harris Corporation, an international communications and information technology company, and Dollar General Corporation, one of America's largest retailers with over 8,400 stores. Mr. Rickard has a B.A. from Cornell University and an M.B.A. from Harvard Business School.

    Qualifications Statement:    Mr. Rickard's recent service as the Chief Financial Officer and the Chief Administrative Officer of a major U.S. retailer, and prior to that his services as the Chief Financial Officer of a major consumer products company, add important experience, including from an international perspective, to our Board in terms of corporate finance, banking relationships, operations, complex technology and other systems, acquisition evaluation and integration, enterprise risk management and investor relations. His management of complex financial and accounting functions and his experience as the chairman of the audit committee of two other NYSE-traded public companies contributes perspectives on the proper functioning of audit committees, general corporate governance and Sarbanes-Oxley matters that are useful additions to our Board overall and to our Audit Committee, which he chairs.

             Thomas C. Theobald.    Mr. Theobald, 73, has been a Director of Jones Lang LaSalle since July 1997. He is a nominee standing for election to our Board at the 2011 Annual Meeting. Mr. Theobald has served as a Partner and Senior Advisor of Chicago Growth Partners LLC since September 2004. He previously served as a Managing Director at William Blair Capital Partners from September 1994 to September 2004. From July 1987 to August 1994, Mr. Theobald was Chairman and Chief Executive Officer of Continental Bank Corporation. He currently serves on the boards of directors of Ambac Financial Group, Inc., a guarantor of public finance and structured finance obligations, and Ventas Inc., a health-care real estate investment trust. Ambac Financial Group, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in November 2010 and has subsequently continued to operate in the ordinary course of business as a "debtor in possession." Mr. Theobald previously served as Chairman of the board of directors of Columbia Funds, a mutual fund complex, and was also previously on the board of directors of Anixter International, a supplier of electrical apparatus and equipment. Mr. Theobald holds an A.B. from the College of the Holy Cross and an M.B.A. from Harvard Business School.

    Qualifications Statement:    As the result of his having served as the chief executive officer of Continental Bank (and before that having risen to the position of Vice Chairman of Citibank), Mr. Theobald gained deep experience running major global financial institutions with international operations, including with respect to talent management and structuring executive compensation, all of which are useful additions to the overall skill-set of our Board and our Compensation Committee, which he chairs. His tenure at an investment bank and a private equity firm adds investment management and analysis experience, which is useful to our Board's oversight of our LaSalle Investment Management business as well as to its review of potential acquisitions generally. Mr. Theobald's service on the boards of directors of major financial and real estate organizations provides broad-ranging governance perspectives.

Directors Who Are Also Corporate Officers

             Colin Dyer.    Mr. Dyer, 58, has been the President and Chief Executive Officer, and a Director, of Jones Lang LaSalle since August 2004. He is a nominee standing for election to our Board at the 2011 Annual Meeting. Mr. Dyer is currently the Chairman of our Global Executive Committee. From September 2000 to August 2004, he was the founding Chief Executive Officer of the WorldWide Retail Exchange, an Internet-based business-to-business exchange whose members include more than 40 of the world's leading retailers and manufacturers. From 1996 until September 2000, Mr. Dyer was Chief Executive Officer of Courtaulds Textiles plc, an international clothing and fabric company, having served in various management positions with that firm since 1982. From 1978 until 1982, he was a client manager at McKinsey & Company, an international consulting firm. He also previously served on the board of directors, and was the chairman of the audit committee, of Northern Foods plc, a major food supplier to the British retail sector. Mr. Dyer holds a BSc degree from Imperial College in London and an M.B.A. from INSEAD in Fontainebleau, France.

    Qualifications Statement:    Mr. Dyer's service as the chief executive officer for both a major international retailer and an entrepreneurial Internet-based business give a wide-ranging perspective on all aspects of management, including operations, enterprise risk management, client relationship management, the use of technology, corporate finance, talent management, marketing and compensation structuring, all of which are important components of our Board's oversight. Mr. Dyer also has broad international and cultural experience which is critical to the proper functioning of a global firm like ours. His management consulting background and engineering discipline are useful in overseeing the development and implementation of corporate strategies. His previous service on the board of another public company, and his chairmanship of its audit committee, provide additional grounding to our Board in governance and the oversight of a complex business organization.

             Lauralee E. Martin.    Ms. Martin, 60, is Executive Vice President and Chief Operating and Financial Officer of Jones Lang LaSalle. She has been our Chief Financial Officer since joining the Company in January 2002, and she was appointed to the additional position of Chief Operating Officer in January 2005. She has been a member of our Board of Directors since October 2005. She is a nominee standing for election to our Board at the 2011 Annual Meeting. Ms. Martin is currently a member of our Global Executive Committee and chairs our Global Operating Committee. She served as Executive Vice President and Chief Financial Officer of Heller Financial, Inc., a commercial finance company, from May 1996 to November 2001. Ms. Martin had previously held the positions of Senior Group President, responsible for Heller Financial's Real Estate, Equipment Financing, and Small Business Lending groups, and President of its Real Estate group. She was a member of the board of directors of Heller Financial from May 1991 to July 1998. Ms. Martin is a member of the board of directors of each of Kaiser Aluminum, a leading producer of specialty aluminum products for aerospace and high-strength, general engineering, and custom automotive and industrial applications, and HCP, Inc., a real estate investment trust focusing on properties serving the healthcare industry. She has previously been a member of the board of directors of each of KeyCorp, a bank holding company, and Gables Residential Trust, a real estate investment trust. Prior to joining Heller Financial in 1986, Ms. Martin held certain senior management positions with General Electric Credit Corporation. She received a B.A. from Oregon State University and an M.B.A. from the University of Connecticut.

    Qualifications Statement:    Having served as both the chief financial officer and the head of the real estate lending group at Heller Financial, a commercial finance company with international operations, as well as having now been the chief operating and financial officer for Jones Lang LaSalle for nine years, Ms. Martin brings to the Board significant experience in real estate operations and all aspects of corporate financial and operational matters, including the oversight of complex financial, accounting and corporate infrastructure functions. Her service as a member of boards of directors of two real estate investment trusts and a major bank holding company have reinforced those qualifications and also have deepened her expertise in corporate governance and Sarbanes-Oxley matters. Ms. Martin also has a deep foundation in evaluating acquisition opportunities, managing banking relationships and investor relations. As the liaison to the Board for our Energy and Sustainability Services business, she contributes to the Board valuable perspectives that assist in the oversight of the Company's corporate social responsibility efforts.

             Roger T. Staubach.    Mr. Staubach, 69, has been the Executive Chairman, Americas, and a Director, of Jones Lang LaSalle since July 2008. He is a nominee standing for election to our Board at the 2011 Annual Meeting. Mr. Staubach founded The Staubach Company in 1977 and served as its Chairman and Chief Executive Officer until June 2007, when he became its Executive Chairman. The Staubach Company merged with Jones Lang LaSalle in July 2008. A 1965 graduate of the United States Naval Academy with a B.S. degree in Engineering, Mr. Staubach served for four years as a Navy officer. He then joined the Dallas Cowboys professional football team, from which he retired in March 1980. Mr. Staubach is a member of the board of directors of AMR Corporation, the parent company of American Airlines, and Cinemark Holdings, Inc., the third largest movie exhibitor in the United States, and was also the Chairman of the Host Committee for Super Bowl XLV, which was held in North Texas earlier in 2011. He has received numerous honors for his leadership in business, civic, philanthropic and athletic activities, including the 2006 Congressional Medal of Honor "Patriot Award" and the 2007 Horatio Alger Award. He has also been inducted into the Texas Business Hall of Fame and named a "Distinguished Graduate" by the United States Naval Academy.

    Qualifications Statement:    As the founder of The Staubach Company, which grew to become the premier tenant representation firm in the United States, Mr. Staubach brings significant experience with a service line that is important to Jones Lang LaSalle's business globally. His long tenure as a chief executive officer, coupled with his experience as a Navy officer and then the quarterback for a highly successful professional football team, provide leadership qualities and perspectives on the importance of corporate ethics and integrity that are valuable to our Board's oversight of the firm. His years of building a significant real estate business add entrepreneurial and marketing expertise that are important to the oversight of our firm's growth and ability to innovate and serve clients within the real estate industry. Moreover, Mr. Staubach's service as a member of the board of directors of two other major public companies contributes a perspective on best practices in public company governance and oversight. His significant philanthropic efforts have helped inform the Board's support of the firm's corporate social responsibility initiatives.

Additional Corporate Officers
(In addition to Colin Dyer and Lauralee E. Martin, the following individuals have been designated as Officers for purposes of reporting under Section 16 of the
Securities Exchange Act of 1934)

             Charles J. Doyle.    Dr. Doyle, 51, has been the Chief Marketing and Communications Officer of the Company since September 2007. From January 2005 until he joined Jones Lang LaSalle, he was the Global Head of Business Development and Marketing with Clifford Chance, an international law firm. From February 1997 to January 2005, he held a range of senior marketing and communications positions, the last of which was as the global marketing and communications director for the largest business division of Accenture, a business consulting, technology and outsourcing firm. He also previously held senior marketing and business development positions with British Telecom, a telecommunications firm, Fujitsu, a technology and information firm, and the UK's nuclear research agency (UKAEA). Dr. Doyle graduated from Glasgow University, where he also received a master's degree in History and English, and he has a doctorate in Modern History from Oxford University.

             Mark K. Engel.    Mr. Engel, 38, has been the Global Controller of Jones Lang LaSalle since August 2008. From April 2007 to August 2008, he served as our Assistant Global Controller and from November 2004 through March 2007 he was our Director of External Financial Reporting. Prior to that, Mr. Engel served as Controller of the Principal Investments Management business of JPMorgan Chase & Co., Vice President of Accounting Policy at Bank One Corporation and also held various positions within the audit practice of Deloitte & Touche. Mr. Engel received a B.B.A. in Accountancy from the University of Notre Dame.

             Alastair Hughes.    Mr. Hughes, 45, has been Chief Executive Officer for our Asia Pacific operating segment since January 2009. He is a member of our Global Executive Committee. He was previously the Chief Executive Officer for our Europe, Middle East and Africa operating segment since November 2005. From 2000 to 2005, Mr. Hughes was the Managing Director of our English business. He joined Jones Lang Wootton, one of the predecessor entities to Jones Lang LaSalle, in September 1988 and held positions of increasing responsibilities within our Management Services, Fund Management and Capital Markets businesses. Mr. Hughes graduated in Economics from Heriot

Watt University in Edinburgh and has a Diploma in Land Economy from Aberdeen University. He is also a member of the Royal Institute of Chartered Surveyors.

             Jeff A. Jacobson.    Mr. Jacobson, 49, has been Chief Executive Officer of LaSalle Investment Management, Jones Lang LaSalle's investment management business, since January 2007. He is a member of our Global Executive Committee. From 2000 through 2006, he was Regional Chief Executive Officer of LaSalle Investment Management's European operations. From 1998 to 2000, Mr. Jacobson was a Managing Director of Security Capital Group Incorporated. During the period between 1986 and 1998, he served in positions of increasing responsibilities with LaSalle Partners, one of the predecessor corporations to Jones Lang LaSalle. Mr. Jacobson graduated from Stanford University, where he received an A.B. in Economics and an A.M. from Stanford's Food Research Institute.

             Mark J. Ohringer.    Mr. Ohringer, 52, has been Executive Vice President, Global General Counsel and Corporate Secretary of Jones Lang LaSalle since April 2003. From April 2002 through March 2003, he served as Senior Vice President, General Counsel and Secretary of Kemper Insurance Group, Inc., an insurance holding company. Prior to that, Mr. Ohringer served as General Counsel and Secretary of Heller Financial, Inc., a commercial finance company, since September 2000. He previously served as Chief Corporate Counsel and Deputy General Counsel of Heller Financial from March 1999 to September 2000, Associate General Counsel from March 1996 to March 1999, and Senior Counsel from December 1993 to February 1996. Prior to joining Heller Financial, Mr. Ohringer was a Partner at the law firm of Winston & Strawn. Mr. Ohringer has a B.A. in Economics from Yale University and a J.D. from Stanford Law School.

             Nazneen Razi.    Dr. Razi, 58, has been Executive Vice President and Chief Human Resources Officer of the Company since February 2004. From November 2000 to January 2004, Dr. Razi was Executive Vice President, Chief Administrative Officer of Comdisco, a provider of technology services, where she had responsibility for human resources worldwide. Comdisco filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in July 2001 and emerged from bankruptcy under a confirmed plan of reorganization in August 2002. Prior to Comdisco, Dr. Razi held various positions within CNA Insurance Companies, including senior vice president and senior human resources officer for CNA Risk Management. Dr. Razi holds bachelor degrees in political science, history and English literature from St. Francis College, India, a masters degree in English literature from Osmania University, India, and an M.B.A. in operational management and organizational behavior and a Ph.D. in Organizational Development from Benedictine University, Illinois.

             Peter C. Roberts.    Mr. Roberts, 50, has been the Chief Executive Officer of our Americas operating segment since January 2003. He served as a member of the Jones Lang LaSalle Board of Directors from December 2001 until May 2004. Mr. Roberts is a member of our Global Executive Committee. He was the Chief Operating Officer of Jones Lang LaSalle from January 2002 through December 2002 and he served as Chief Financial Officer from January 2001 through December 2001. Prior to that he served as Managing Director of Jones Lang LaSalle's Tenant Representation Group in North America since December 1996 and then in March 1999 also became that group's Co-President. Mr. Roberts joined our Tenant Representation Group in June 1993 as Vice President and thereafter held the positions of Senior Vice President, Executive Vice President and then Managing Director. He joined Jones Lang LaSalle in 1986. Prior to that, Mr. Roberts worked within the Aerospace and Defense Contractor Group at Morgan Guaranty Trust Company of New York. Mr. Roberts is a member of the board of directors of Corus Bankshares, Inc., whose wholly-owned subsidiary, Corus

Bank, N.A., was closed by the Office of the Comptroller of the Currency in September 2009 and placed into receivership with the Federal Deposit Insurance Corporation. Mr. Roberts received an A.B. degree from Dartmouth College and an M.B.A. from Harvard Business School.

             Christian Ulbrich.    Mr. Ulbrich, 44, has been the Chief Executive Officer for our Europe, Middle East and Africa operating segment since January 2009. He is a member of our Global Executive Committee. From April 2005 through December 2008, he was the Managing Director of Jones Lang LaSalle's German business and member of the Board for our EMEA region. Prior to that, Mr. Ulbrich was the Chief Executive Officer of the HIH group of companies headquartered in Hamburg, Germany and part of M.M. Warburg Bank. For the ten years prior to that, he held various positions within German and international banks. Mr. Ulbrich has a Diplom Kaufmann degree in Business Administration from the University of Hamburg.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

              Our policies and practices reflect corporate governance initiatives that we believe comply with:

•
The listing requirements of the New York Stock Exchange (NYSE), on which our Common Stock is traded;

•
The corporate governance requirements of the Sarbanes-Oxley Act of 2002 as currently in effect;

•
SEC regulations; and

•
The General Corporation Law of the State of Maryland, where Jones Lang LaSalle is incorporated.

              We maintain a corporate governance section on our public website, www.joneslanglasalle.com, which includes key information about the corporate governance initiatives that are set forth in our:

•
By-Laws;

•
Corporate Governance Guidelines;

•
Charters for each of the three standing Committees of our Board of Directors described below;

•
Statement of Qualifications of Members of the Board of Directors; and

•
Code of Business Ethics.

              We will make any of this information available in print to any shareholder who requests it in writing from our Corporate Secretary at the address of our principal executive office set forth above.

              The Board of Directors regularly reviews corporate governance developments and modifies our By-Laws, Guidelines and Committee Charters accordingly. Our Code of Business Ethics applies to all employees of the Company, including all of our executive officers, as well as to the members of our Board of Directors.

              Jones Lang LaSalle is committed to the values of effective corporate governance and the highest ethical standards. We believe that these values will promote the best long-term performance of the Company for the benefit of our shareholders, clients, staff and other constituencies. To this end, over the past years we have adopted the following significant corporate governance policies and practices, which we then discuss in more detail below:

•
Annual elections of all Directors;

•
Majority voting in Director elections;

•
Separation of Chairman and CEO roles, with the Chairman serving as Lead Independent Director;

•
Required approval by the Nominating and Governance Committee of any related-party transactions;

•
Executive session among the Non-Executive Directors at each in-person meeting;

•
Director orientation and continuing education program; and

•
Annual self-assessment by the Board and annual assessment of the Board by senior management.

              If approved at this year's Annual Meeting, we will also amend our charter to provide that shareholders owning 30% of the outstanding shares of our Common Stock would be able call a special meeting of shareholders.

Information about the Board of Directors and Corporate Governance

              The Board, whose members our shareholders elect annually, is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders either by applicable law, our Articles of Incorporation or our By-Laws. The Board elects the Chairman of the Board, the Chief Executive Officer and certain other members of the senior management team. Senior management is responsible for conducting the Company's business under the oversight of the Board to enhance the long-term value of the Company for the benefit of its shareholders. The Board acts as an advisor and counselor to the Company's senior management and monitors its performance.

Director Independence

              A majority of our Board consists of independent Directors. All of the members of the Audit, Compensation and Nominating and Governance Committees of our Board are independent Directors. For a Director to be considered independent, the Board must determine that the Director does not have any direct or indirect material relationship with the Company. The Board observes all criteria for independence and experience established by the NYSE (including Rule 303A in its Listed Company Manual) and by other governing laws and regulations.

              The Board has determined that Hugo Bagué, Darryl Hartley-Leonard, DeAnne Julius, Ming Lu, Martin H. Nesbitt, Sheila A. Penrose, David B. Rickard and Thomas C. Theobald, all of whom are current members of our Board, are independent according to the criteria we describe above. These are the Directors we describe in this Proxy Statement as being Non-Executive Directors (meaning Directors we do not otherwise employ as Corporate Officers).

Review of Relationships and Related Transactions

              The Board regularly reviews any relationships that a Director may have with the Company (other than solely in his or her role as a member of the Board), including how any such relationships may impact his or her independence in the case of Non-Executive Directors.

              After a review of the written responses from our Directors to inquiries from the Company, and based on the Company's records, the only such relationships of which we are aware with respect to the nominees for election at the 2011 Annual Meeting are the two matters we specifically disclose below under "Certain Relationships and Related Transactions" with respect to Mr. Theobald, a

Non-Executive Director, and Mr. Staubach, a member of Company management who is therefore not an independent Director.

              With respect to Mr. Theobald, the relationship involves his investment in a vehicle that provides co-investment capital to certain funds sponsored by our LaSalle Investment Management subsidiary. Mr. Theobald made his investment on the same terms and conditions available to other similarly situated investors. Moreover, the investment does not involve an amount of money that is material from a financial standpoint either to Mr. Theobald individually or to the Company. Therefore, the Board believes that the relationship does not constitute a material relationship with the Company that detracts from Mr. Theobald's independence.

Non-Executive Chairman of the Board; Lead Independent Director

              Since January 1, 2005, Sheila A. Penrose, a Non-Executive Director, has held the role of the Chairman of the Board. The Board has determined that Ms. Penrose will also serve as the Lead Independent Director of the Board for purposes of the NYSE's corporate governance rules.

              In her role as Chairman of the Board, Ms. Penrose's duties include the following:

•
Chair Board meetings and encourage constructive engagement and open communications;

•
Preside over regularly scheduled executive sessions of our Non-Executive Directors;

•
Coordinate the activities of, and facilitate communications among, our Non-Executive Directors;

•
Chair our annual shareholders' meetings;

•
Establish each Board meeting agenda, consulting with the Chief Executive Officer and General Counsel, and ensure that the agenda and materials are complete, timely and address the key priorities of the Company and its Board;

•
Represent the Company with clients and shareholders as required;

•
Act as a mentor and confidant to the Chief Executive Officer in support of his successful performance, attend internal Company meetings as required and encourage direct communications between the Chief Executive Officer and individual members of the Board; and

•
Maintain regular and open dialogue with Board members between meetings.

              The Board considers the election of a Chairman annually, immediately following each Annual Meeting of Shareholders. In May 2010 the Board extended the term of Ms. Penrose's appointment to the date of the 2011 Annual Meeting of Shareholders, at which time the Board will re-evaluate whether to further extend her appointment.

              The Board has determined that each person who serves as Chairman of the Board from time to time, if that person is independent, will automatically also serve as a member of each of the Board's Committees, although not necessarily as its Chairman.

              Our leadership structure separates our Chief Executive Officer and Chairman of the Board positions and makes the latter our Lead Independent Director. We believe this approach, which corporate governance experts generally view as the best practice, is useful and appropriate for a complex and global organization such as ours.

Director Orientation and Continuing Education

              We provide Directors who join our Board with an initial orientation about the Company, including our business operations, strategy, policies and governance. We then provide all of our Directors with resources and on-going education opportunities to assist them in staying current about developments in corporate governance and critical issues relating to the operation of public company boards and their committees. Our Board also visits Company offices in different cities as part of its regularly scheduled Board meetings, and typically this includes sessions with management, staff and clients.

Annual Board Self-Assessments and Senior Management Assessments

              Our Board annually conducts a self-evaluation (with anonymous responses permitted) to determine whether it and its Committees are functioning effectively and how they might enhance their effectiveness. Additionally, our Board solicits input (also on an anonymous basis) from the members of senior management who regularly interact with the Board in order to determine management's view about how effectively the Board interacts with the Company and oversees its strategies and execution. The Board members review and discuss the responses to both of these surveys.

The Board and Board Committees

    Board Composition

              Our Board currently consists of eleven members. The following nine members served for all of 2010 and through the date of this Proxy Statement:

Colin Dyer
Darryl Hartley-Leonard
DeAnne Julius
Ming Lu
Lauralee E. Martin
Sheila A. Penrose
David B. Rickard
Roger T. Staubach
Thomas C. Theobald

              Effective March 1, 2011, our Board increased the size of the Board to eleven and appointed the following two new members:

Hugo Bagué
Martin H. Nesbitt

    Board Meetings During 2010

              The full Board of Directors held four in-person meetings and five telephonic meetings during 2010. Each Director who held such position during 2010 attended, in aggregate, at least 75% of all meetings (including teleconferences) of the Board and of any Committee on which such Director served. Our Non-Executive Directors meet in executive session without management participation during every in-person Board meeting.

    Standing Board Committees

              Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The following table identifies:

    1.
    The current members of each of the Committees, all of whom are independent Non-Executive Directors;

    2.
    The Director who currently serves as the Chairman of each Committee; and

    3.
    The number of meetings each Committee held during 2010.

Current Committee Membership and Number of Meetings During 2010

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Hugo Bagué		x	x
Darryl Hartley-Leonard	x		x
DeAnne Julius	x	x	x
Ming Lu		x	x
Martin H. Nesbitt	x		x
Sheila A. Penrose	x	x	Chairman
David B. Rickard	Chairman		x
Thomas C. Theobald		Chairman	x
Number of Meetings During 2010 (Including Teleconferences):	9	5	4

              In order to get the benefit of their additional perspectives, we invite Non-Executive Directors who are not members of a given Committee to attend all meetings of each Committee. We also provide them access to all Committee materials for their information.

The Audit Committee

              Messrs. Rickard (Chairman) and Hartley-Leonard and Mmes. Julius and Penrose served as members of our Audit Committee during the entire year of 2010. Mr. Nesbitt has served as a member of the Committee since March 1, 2011.

              Under the terms of its Charter, the Audit Committee acts on behalf of the Board to monitor (1) the integrity of the Company's financial statements, (2) the qualifications and independence of the Company's independent registered public accounting firm, (3) the performance of the Company's internal audit function and of its independent registered public accounting firm and (4) compliance by the Company with certain legal and regulatory requirements. In fulfilling its responsibilities, the Audit Committee has the full authority of the Board to, among other things:

•
Appoint or replace the independent registered public accounting firm, which reports directly to the Audit Committee;

•
Appoint or replace the Company's senior internal auditing executive, who reports directly to the Audit Committee;

•
Review with management and the independent registered public accounting firm the Company's quarterly financial statements, including disclosures made in management's discussion and analysis, prior to the filing of the Company's Quarterly Reports on Form 10-Q;

•
Review with management and the independent registered public accounting firm the Company's annual audited financial statements, including disclosures made in management's discussion and analysis, prior to the filing of the Company's Annual Report on Form 10-K;

•
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies;

•
Discuss with management and the independent registered public accounting firm the Company's internal controls, disclosure controls and procedures and any major issues as to the adequacy of those controls and procedures and any special steps adopted in light of any material control deficiencies;

•
Establish procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•
Discuss with management and advise the Board with respect to the Company's policies and procedures regarding compliance with related laws and regulations and the Company's Code of Business Ethics.

              See also the report of the Audit Committee set forth in the section headed "Audit Committee Report."

              Our Board has determined that each of the members of our Audit Committee is "financially literate" and that at least one of the members has "accounting or related financial management expertise," in each case as required by the NYSE. Our Board has also determined that at least one of the members of the Committee, Mr. Rickard, its Chairman, qualifies as an "audit committee financial expert" for purposes of the applicable SEC rule.

 The Compensation Committee

              Messrs. Theobald (Chairman) and Lu and Mmes. Julius and Penrose served as members of the Compensation Committee during the entire year of 2010. Mr. Bagué has served as a member of the Committee since March 1, 2011.

              Under the terms of its Charter, the Compensation Committee acts on behalf of the Board to formulate, evaluate and approve the compensation of the Company's executive officers and to oversee all compensation programs involving the use of the Company's Common Stock. In fulfilling its responsibilities, the Compensation Committee has the full authority of the Board to, among other things:

•
Annually review and approve corporate objectives relevant to the compensation of the Company's Chief Executive Officer, evaluate the Chief Executive Officer's performance in light of those goals and objectives and determine and certify his or her compensation levels based on such evaluation;

•
Annually review and approve the corporate objectives of the other executive officers of the Company who serve on its Global Executive Committee, which is the most senior internal management committee consisting of our Chief Executive Officer, Chief Operating and Financial Officer and the leaders of our four principal business segments, certify performance against those goals and approve the compensation of such other executive officers;

•
Review and approve any employment contracts, deferred compensation plans, severance arrangements and other agreements (including any change in control provisions that are included) for the executive officers of the Company who serve on its Global Executive Committee and the overall programs under which any such arrangements may be offered to other employees of the Company; and

•
Effectively align compensation opportunities with prudent risk taking and, where required, submit equity and other compensation matters to the Company's shareholders for their approval.

              See also the report of the Compensation Committee set forth in the section headed "Compensation Committee Report."

             Compensation Committee Interlocks and Insider Participation.    There are no Compensation Committee interlocks or insider participation on the Compensation Committee. Certain executive officers attend meetings of the Compensation Committee in order to present information and answer questions of the members of the Compensation Committee.

The Nominating and Governance Committee

              Mmes. Penrose (Chairman) and Julius and Messrs. Hartley-Leonard, Lu, Rickard and Theobald served as members of the Nominating and Governance Committee during the entire year of 2010. Messrs. Bagué and Nesbitt have served as members of the Committee since March 1, 2011.

              Under the terms of its Charter, the Nominating and Governance Committee acts on behalf of the Board to (1) identify and recommend to the Board qualified candidates for director nominees for each Annual Meeting of Shareholders and to fill vacancies on the Board occurring between such Annual Meetings, (2) recommend to the Board nominees for Directors to serve on each Committee of the Board, (3) develop and recommend to the Board the Corporate Governance Guidelines and (4) lead the Board in its annual review of the Board's performance. In fulfilling its duties, the Nominating and Governance Committee has the full authority of the Board to, among other things:

•
Adopt and periodically review the criteria for the selection of Directors and members of Board Committees and, when necessary, conduct searches for and otherwise assist in attracting highly qualified candidates to serve on the Board, including candidates recommended by shareholders;

•
Review the qualifications of new candidates for Board membership and the performance of incumbent Directors;

•
Periodically review the compensation paid to Non-Executive Directors for their services as members of the Board and its Committees and make recommendations to the Board for any appropriate adjustments;

•
Periodically review and bring to the attention of the Board current and emerging trends in corporate governance issues and how they may affect the business operations of the Company;

•
Periodically review the structure, size, composition and operation of the Board and each Committee of the Board and recommend Committee assignments to the Board, including rotation, re-assignment or removal of any Committee member; and

•
Oversee and periodically review the orientation program for new Directors and continuing education programs for existing Directors.

The Board's Role in Enterprise Risk Oversight

              The Board and its Committees take active roles in overseeing management's identification and mitigation of the Company's enterprise risks. The Audit Committee focuses on the process by which management continuously identifies its enterprise risks and monitors the mitigation efforts that have been established. The Board focuses on substantive aspects of management's evaluation of the Company's enterprise risks and the efforts it is taking to avoid and mitigate them. Each of the Compensation Committee and the Nominating and Governance Committee also monitors and discusses with management those risks that are inherent in the matters that are within each such Committee's purview.

              As a standing agenda item for its quarterly meetings, the Audit Committee discusses with management the process that has been followed in order to establish an enterprise risk management report. This report reflects (1) the then current most significant enterprise risks that management believes the Company is facing, (2) the efforts management is taking to avoid or mitigate the identified risks and (3) how the Company's internal audit function proposes to align its activities with the identified risks. The management representatives who regularly attend the Audit Committee meetings and participate in the preparation of the report and the discussion include our (1) Chief

Operating and Financial Officer, who chairs our Global Operating Committee, which is the internal management committee that is responsible for overseeing our enterprise risk management process, (2) General Counsel and (3) Director of Internal Audit. At the meetings, the Director of Internal Audit reviews with the Committee how the report has informed the decisions about what aspects of the Company that Internal Audit will review as part of its regular audit procedures, as well as how various programmatic activities by Internal Audit have been influenced by the conclusions drawn in the report.

              The enterprise risk management report is provided to the full Board as a regular part of the materials for its quarterly meetings. At those meetings, the Board asks questions of management about the conclusions drawn in the enterprise risk management report and makes substantive comments and suggestions. Additionally, during the course of each year, the Audit Committee (or sometimes the full Board) meets directly on one or multiple occasions with the senior-most leaders of our critical corporate functions, including Finance, Accounting, Information Technology, Human Resources, Tax, Legal and Compliance, and Insurance, to consider, among other topics, the enterprise risks those internal organizations face and how they are managing and addressing them. At each Board meeting, the Chairman of our Audit Committee reports to the full Board on the activities of the Audit Committee, including with respect to its oversight of the enterprise risk management process.

              As a regular part of its establishment of executive compensation, the Compensation Committee considers how the structuring of our compensation programs will affect risk-taking and the extent to which they will drive alignment with the long-term success of the enterprise and the interests of our shareholders. The Compensation Committee comments on this aspect of our compensation program in the "Compensation Discussion and Analysis" that is a part of this Proxy Statement.

              In the normal course of its activities, our Nominating and Governance Committee reviews emerging best practices in corporate governance and stays abreast of changes in laws and regulations that affect the way we conduct our corporate governance, which represents another important aspect of overall enterprise risk management.

              Moreover, as part of its consideration of our Annual Report to Shareholders, our Board reviews and comments on our Risk Factors section, which is another way in which it participates in the consideration of the significant enterprise risks the Company faces and how the Company attempts to manage them in an appropriate way.

Nominations Process for Directors

    Identifying and Evaluating Nominees for Directors

              The Nominating and Governance Committee employs a variety of methods to identify and evaluate nominees for Director. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee would consider various potential candidates for Director. Candidates may come to the attention of the Committee through then current Board members, Company executives, shareholders, professional search firms or other persons. The Committee would evaluate candidates at regular or special meetings and may consider candidates at any point during the year depending upon the circumstances. As described below, the Committee would consider properly submitted shareholder nominations of candidates for election to the Board at an Annual Meeting. Following verification of the shareholder status of the persons proposing candidates, the Committee would aggregate and consider recommendations at a regularly scheduled meeting, which would generally be the first or second meeting prior to the issuance of a proxy statement for the subsequent Annual Meeting. If a shareholder provides any materials in connection with the nomination of a Director candidate, the materials would be forwarded to the Committee. The Committee would also review materials that professional search firms or other parties provide in connection with a nominee who is not proposed by a shareholder. If the Committee nominated a candidate proposed by a professional search firm, the Committee would expect to compensate such firm for its services, but the Board would not pay any compensation for suggestions of candidates from any other source.

    Director Qualifications; Diversity Considerations

              Our Board has adopted a Statement of Qualifications of Members of the Board of Directors, which is available on our website and contains the membership criteria that apply to nominees to be recommended by the Nominating and Governance Committee. According to these criteria, the Board should be composed of individuals who have demonstrated notable or significant achievements in business, education or public service. In addition, the members of the Board should possess the acumen, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to the deliberations of the Board. Importantly, the members of the Board must have the highest ethical standards, a strong sense of professionalism and a dedication to serving the interests of all the shareholders and they must be able to make themselves readily available to the Board in the fulfillment of their duties. All members of the Board must also satisfy all additional criteria for Board membership that may be set forth in the Company's Corporate Governance Guidelines. These criteria set forth the particular attributes that the Committee considers when evaluating a candidate's management and leadership experience, the skills and diversity that a candidate would contribute to the Board and the candidate's integrity and professionalism.

              For a number of years, our Nominating and Governance Committee has maintained an internal list of the more specific experiences and attributes that it seeks to have cumulatively reflected on the Board. While we do not expect each Director to necessarily contribute all of the desired criteria, we do seek to have the criteria represented on the Board as deeply as possible in their totality. Accordingly, when we are searching for a new Director, we seek to fill any relative gaps in the overall criteria that we may have identified at the time. The desired Board composition criteria that the Committee has identified include, among others:

•
International business experience;

•
Professional services experience, including with respect to culture, talent development and compensation matters;

•
Operating experience with a business for which commercial real estate is a significant part of the business model;

•
Operating experience with asset management;

•
Financial or accounting expertise;

•
Gender, ethnic and/or racial diversity;

•
A current operating role or other current directorships that will promote continuing business acumen; and

•
Experience reviewing, approving and/or managing corporate transactions, including mergers and acquisitions and financings.

              In terms of the Committee's goal to have a diverse Board, the Committee believes that diversity of background and perspective, combined with relevant professional experience, benefits the Company and its shareholders. The Committee believes that the overall composition of the current Board reflects the desired criteria we describe above as well as a significant level of diversity from a number of different and important perspectives.

    Shareholder Nominees

              The Nominating and Governance Committee will consider properly submitted nominations of candidates for membership on the Board as described above. Any shareholder nominations proposed for consideration by the Committee should include the nominee's name and qualifications for Board membership and evidence of the consent of the proposed nominee to serve as a Director if elected. Nominations should be addressed to our Corporate Secretary at the address of our principal executive office set forth above. Consistent with the deadline for submission of shareholder proposals intended to be included in our Proxy Statement generally, shareholder nominations for individuals to be considered for election at the 2012 Annual Meeting must be received by the Corporate Secretary at our principal executive office by no later than December 14, 2011.

Majority Voting for Directors

              In March 2009, our Board amended our By-Laws to provide that, except with respect to vacancies, each Director shall be elected by a vote of the majority of the votes cast with respect to the Director at any meeting for the election of Directors at which a quorum is present. If, however, at least fourteen days before the date we file our definitive Proxy Statement with the SEC, the number of nominees exceeds the number of Directors to be elected (a Contested Election), the Directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of Directors. A majority of the votes cast means that the number of shares voted "for" a Director must exceed the number of votes cast "against" that Director (with abstentions and broker non-votes not counted as a vote cast either "for" or "against" that Director's election).

              In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, such incumbent Director must promptly tender his or her resignation to the Board. The Nominating and Governance Committee of the Board (or another Committee designated by the Board under the By-Laws) must make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board must act on the resignation, taking into account the Committee's recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the SEC) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The Committee in making its recommendations, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The Director who tenders his or her resignation will not participate in the recommendation of the Committee or the decision of the Board with respect to his or her resignation. If such incumbent Director's resignation is not accepted by the Board, the Director will continue to serve until the next Annual Meeting and until his or her successor is duly elected, or his or her earlier resignation or removal.

              If an incumbent Director's resignation is accepted by the Board, or if a non-incumbent nominee for Director is not elected, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

Non-Executive Director Compensation

              Under its Charter, our Nominating and Governance Committee is responsible for determining and recommending to the Board the overall compensation program for our Non-Executive Directors.

              We use a combination of cash and stock-based compensation for the members of our Board. The Committee seeks to provide compensation to our Non-Executive Directors that is:

•
Sufficient to attract and retain the highest caliber individuals who meet the established criteria for Board membership;

•
Reflective of the demands placed on Board and Committee membership by a complex and geographically dispersed, global organization operating in highly competitive and dynamic markets; and

•
Commensurate with the compensation paid to directors at other firms under broadly similar circumstances.

              Annually, the Committee gathers data from studies that are published by independent non-profit organizations (for example, the National Association of Corporate Directors) and compensation consulting firms (for example, Towers Watson and Frederic W. Cook & Co., Inc.). For comparison purposes, the Committee then uses the studies and data that appear to be most relevant and most closely associated with the Company's own circumstances. The Committee seeks information regarding:

•
Board retainers;

•
Cash versus equity compensation;

•
Compensation for serving on committees and for chairing committees; and

•
Equity ownership guidelines and compensation for non-executive chairmen.

              Based upon an internal guideline, the Committee then seeks to make any adjustment to the overall compensation program deemed necessary to satisfy the above criteria approximately every other year. In order to determine the compensation of our Chairman of the Board, our Committee meets in executive session, led by the Chairman of our Compensation Committee, without our Chairman of the Board being present.

    Compensation for Our Non-Executive Directors

             Compensation Program.    Effective as of January 1, 2008, under the program that the Nominating and Governance Committee has established, each Non-Executive Director receives:

•
An annual retainer of $60,000, paid quarterly;

•
$3,000 for attendance at each meeting ($1,000 for telephonic meetings) of the Board;

•
$1,500 per meeting ($1,000 for telephonic meetings) for each Committee meeting (and the meeting of any special committee); and

•
An annual grant of restricted stock units in an amount equal to $90,000 (with the number of restricted stock units based on the closing price of our Common Stock on the grant date, which is the day after the Annual Meeting), to become vested on the fifth anniversary of the date of grant, subject to continued service on the Board.

              In addition, the Chairman of the Audit Committee receives an annual retainer of $20,000, the Chairman of the Compensation Committee receives an annual retainer of $20,000 and the Chairman of the Nominating and Governance Committee receives an annual retainer of $5,000. Each member of the Audit Committee other than the Chairman receives an annual retainer of $5,000. We discuss separately below the compensation we pay to the Chairman of the Board.

              All of the above amounts have been in effect since January 1, 2006, except that effective January 1, 2008, the annual restricted stock grant was increased to $90,000 (from $75,000 previously), and the retainer for serving as the Chairman of the Compensation Committee was increased to $20,000 (from $10,000 previously).

              In support of the overall efforts of the Company to reduce its costs during the global financial crisis, the Non-Executive Directors voluntarily elected to decline 20% of their cash and equity retainers for the one-year period ending April 30, 2010. This included the retainers paid to the members of the Board in their capacities as such, to the Chairman of the Board, and to the Chairman of each of the Audit, Compensation and Nominating and Governance Committees.

              The Nominating and Governance Committee has determined that there will be no increases to the compensation of our Non-Executive Directors during 2011.

              Upon being elected to the Board for the first time, Non-Executive Directors have previously also received a one-time grant of restricted stock units in an amount equal to $75,000 (with the number of shares based on the closing price of our Common Stock on the grant date, which is the date of the election), to become vested on the fifth anniversary of the date of grant, subject to continued service on the Board. Effective January 1, 2011, the form of the initial grant was changed such that it would thereafter be made half in stock that has immediately vested and half in restricted stock units to become vested on the fifth anniversary.

              Restricted stock unit awards continue to vest according to their original schedules in the event of the death or disability of a Non-Executive Director. They become fully vested if the Non-Executive Director retires, is not re-nominated or is not re-elected by the shareholders. If a Non-Executive Director resigns or is terminated for cause, he or she forfeits all remaining unvested awards.

              Jones Lang LaSalle reimburses all Directors for reasonable travel, lodging and related expenses incurred in attending meetings.

              Directors who are also officers or employees of Jones Lang LaSalle (currently Colin Dyer, Lauralee E. Martin and Roger T. Staubach) are not paid any Directors' fees.

             Equity Grants Prior to 2006.    Prior to and through 2003, (1) each Non-Executive Director elected to the Board for the first time received upon such election a one-time non-qualified stock option grant to purchase 5,000 shares of Common Stock at fair market value on the date of grant and (2) each Non-Executive Director also received, on the day after each Annual Meeting of Shareholders at which the Non-Executive Director continued in office, an annual non-qualified stock option grant to purchase 5,000 shares. All of the foregoing options have a 10-year term and vest over a 5-year period, with 20% becoming vested on each anniversary of the date of grant. The foregoing grants of options were made automatically under our Stock Award and Incentive Plan.

              In 2004 and 2005, the compensation program provided that (1) upon election to the Board for the first time, each Non-Executive Director would receive a one-time grant of restricted stock units in an amount equal to $50,000 and (2) each Non-Executive Director would also receive, on the day after each Annual Meeting of Shareholders at which the Non-Executive Director continued in office, an annual grant of restricted stock units in an amount equal to $50,000. In each case, the number of restricted stock units was based on the closing price of our Common Stock on the grant date. All such restricted stock units become vested on the fifth anniversary of the grant date.

             Election to Receive Equity in Lieu of Cash.    Prior to and through 2002, a Non-Executive Director could elect to receive, in lieu of the annual cash retainer, an option for a number of shares such that the value of the option was equal to the amount of the annual retainer. The Stock Award and Incentive Plan established the value of these options as being equal to 33% of the exercise price for options issued with respect to 1999 through 2002. For such options, the exercise price was equal to the average closing prices of our Common Stock on the last trading day of each calendar quarter during the year. Such stock options were granted on January 1 of the year following the year in which the retainer was earned, were fully vested upon grant and have 10-year terms.

              Beginning in 2003 and through 2007, we permitted Non-Executive Directors to elect to receive shares of our Common Stock in lieu of any or all of their annual cash retainer, on a quarterly basis, based on the closing price of our Common Stock on the last trading day of each quarter. In addition, we permitted the Non-Executive Directors to elect to defer receipt of such shares for specified periods and, consistent with our Stock Ownership Program described below, the Company increased the initial value of any shares so deferred by a so-called "uplift" of 25% (reduced to 20% for 2007).

              Effective January 2008, we began to permit Non-Executive Directors to elect to receive and defer shares of our Common Stock in lieu of any or all of their cash meeting fees, on a quarterly basis, based on the closing price of our Common Stock on the last trading day of each immediately preceding quarter. However, we are no longer increasing the value of any shares so deferred (whether in lieu of cash retainers or meeting fees) by an uplift.

             Election to Participate in the U.S. Deferred Compensation Plan.    Effective for compensation paid on and after January 1, 2004, we established a Deferred Compensation Plan for our employees in the United States who are at our National Director level and above and also for Non-Executive Directors who are subject to United States income tax. The Plan is a non-qualified deferred compensation program under which the eligible members of our Board may voluntarily elect to defer up to 100% of their cash retainers, meeting fees and restricted stock units that vest. Elections are made on an annual basis and in compliance with Section 409A of the United States Internal Revenue Code. Each of Ms. Penrose, Mr. Hartley-Leonard and Mr. Theobald has previously deferred certain portions of his or her Director's fees into the Plan.

              The amounts of any compensation deferred under the Plan remain an asset of the Company and constitute an unsecured obligation of the Company to pay the participants in the future and, as such, are subject to the claims of other creditors in the event of the Company's insolvency. Gains and losses on deferred amounts are credited based on the performance of a hypothetical investment in a variety of mutual fund investment choices selected by the participants. A participant's account may or may not appreciate depending upon the performance of the hypothetical investment selections the participants make. Participants must elect certain future distribution dates on which all or a portion of their accounts will be paid to them in cash, including in the case of a change in control of the Company. The Company does not make any contributions to the Plan beyond the amounts of compensation that participants themselves elect to defer.

    Compensation for Our Chairman of the Board

              As a Non-Executive Director who was elected to the position of Chairman of the Board effective January 1, 2005, Ms. Penrose receives an annual retainer in addition to the foregoing amounts in consideration of undertaking the responsibilities and time commitments associated with that position as the Board has established it. The Chairman's annual retainer for 2005, which was the first year of the two-year term to which she was originally elected, was $100,000. Beginning on January 1, 2006, the Chairman's annual retainer was increased to $120,000 and effective January 1, 2011 it has been increased to $140,000.

              At the time of her initial election in 2005, Ms. Penrose received a one-time grant of 1,000 restricted stock units, having a fair market value on the grant date of $37,580, all of which vested January 1, 2007. When she was reappointed as Chairman in May 2008, Ms. Penrose was granted an additional 363 shares of restricted stock units, having a fair market value on the grant date of $25,000, all of which vested on May 29, 2009.

              Ms. Penrose is permitted to apply her Chairman's retainer to the programs described above with respect to electing to receive shares in lieu of cash or to deferring amounts under the U.S. Deferred Compensation Plan.

 Non-Executive Director Compensation for 2010

              The following table provides information about the compensation we paid to our current Non-Executive Directors in respect of their services during 2010:

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (4)	Total
Darryl Hartley-Leonard	$98,000	$90,000	—	—	—	$2,421	$190,421
DeAnne Julius	$105,000	$90,000	—	—	—	$1,206	$196,206
Ming Lu	$86,000	$90,000	—	—	—	$980	$176,980
Sheila A. Penrose	$0	$318,000	—	—	—	$5,624	$323,624
David B. Rickard	$0	$202,000	—	—	—	$2,262	$204,262
Thomas C. Theobald	$109,000	$90,000	—	—	—	$1,908	$200,908

(1)
The amounts in this column reflect the aggregate cash fees that each Director earned during 2010 in respect of the retainer for Board membership, all Chairman and Committee retainers to the extent applicable and all meeting fees. If a Director elected to receive a portion of his or her cash payments in deferred shares instead, those amounts are reflected under the "Stock Awards" column. Due to payment cycles, meeting fees earned at the end of a year may not be paid until the following year.

In support of the overall efforts of the Company to reduce its costs during the global financial crisis, our Non-Executive Directors voluntarily elected to decline 20% of their cash and equity retainers for the one-year period ending April 30, 2010. This included the retainers paid to the members of the Board in their capacities as such, to the Chairman of the Board, and to the Chairman of each of the Audit, Compensation and Nominating and Governance Committees. It did not include meeting fees. The numbers in the table reflect the reductions in the cash retainers.

Messrs. Bagué and Nesbitt are not included in the above table since they were first appointed to the Board effective March 1, 2011.

(2)
The stock awards in this column reflect (i) the annual retainer of $90,000 in restricted stock units granted to each Director and (ii) the election of any Director to receive all or a portion of his or her cash payments in deferred shares instead, as we describe above.

The amounts we report in this column reflect the grant date fair values of the stock awards we made to our Non-Executive Directors during 2010.

(3)
We have not granted any new options to Directors since 2003.

(4)
In each of June and December of 2010, at the same time that the Company paid semi-annual cash dividends of $0.10 per share of its outstanding common stock, the Company also paid dividend equivalents of the same amounts on each outstanding restricted stock unit. The amounts shown in this column reflect the dividend equivalents that we paid on restricted stock units held by each of the Directors. The amounts also include dividends paid on shares that the Directors had received and deferred in lieu of cash, as we describe above, all of which dividends were reinvested in additional deferred shares.

We do not provide perquisites to our Non-Executive Directors.

Non-Executive Director Stock Ownership

              Non-Executive Directors are subject to a stock ownership guideline whereby we expect that, at a minimum, by the third anniversary of his or her first election to the Board, each director shall have acquired, and for as long as he or she remains a member of the Board will maintain ownership of, at least the lesser of (1) 5,000 shares of the Company's Common Stock or (2) shares of the Company's Common Stock worth $300,000 based on the then most recent closing price thereof. All shares of unvested restricted stock that have been granted to a Director, or which a Director has elected to take in lieu of cash compensation or has deferred under any deferred compensation plan, count toward each of the indicated minimum number of shares and dollar value. The net value of "in-the-money" options count toward the indicated minimum dollar value.

              As of March 18, 2011, when the price per share of our Common Stock at the close of trading on the NYSE was $98.35, our Non-Executive Directors had the following ownership interests in shares of our Common Stock:

Name	Shares Directly Owned (#) (3)	Restricted Stock Units (#) (3)	Stock Options (#) (4)	Total (#)	Value at 3/18/11
Hugo Bagué (1)	377	385	0	762	$74,943
Darryl Hartley-Leonard	14,799	6,137	6,000	26,936	$2,542,246
DeAnne Julius (1)	500	6,621	0	7,121	$700,350
Ming Lu (1)	144	5,494	0	5,638	$554,497
Martin H. Nesbitt (1)	377	385	0	762	$74,943
Sheila A. Penrose	49,038	6,137	0	55,175	$5,426,461
David B. Rickard	7,440	5,233	0	12,673	$1,246,390
Thomas C. Theobald (2)	16,586	6,137	0	22,723	$2,234,807

(1)
Dr. Julius and Messrs. Bagué, Lu and Nesbitt have not yet reached the third anniversaries of their respective first elections to the Board.

(2)
In addition to the equity ownership disclosed in this table, Mr. Theobald has made certain personal investments in investment vehicles offered by the Company or one of its affiliates, as we describe more particularly below under "Certain Relationships and Related Transactions." Such investments were made on the same terms and conditions as offered to other investors.

(3)
Includes shares the Director has elected to take in lieu of cash and receipt of which has been deferred.

(4)
All stock options in the table have vested and are exercisable. Stock option values reflect the total value of such vested options based on the difference between $98.35 per share and the strike price of the individual underlying options.

 Attendance by Members of the Board of Directors at the Annual Meeting of Shareholders

              We strongly encourage each member of our Board of Directors to attend each Annual Meeting of Shareholders. All of the members of our Board of Directors at the time attended our previous Annual Meeting of Shareholders held on May 27, 2010.

Communicating with Our Board of Directors

              Shareholders and interested parties may communicate directly with our Board of Directors. If you wish to do so, please send an e-mail to boardofdirectors@am.jll.com, which our Corporate Secretary will forward to all Directors. If you wish to communicate only with our Non-Executive Directors, or specifically with any Director individually (including our Chairman of the Board, who serves as the Lead Independent Director, or the Chairman of any of our Committees), please so note on your e-mail. Alternatively, you may send a communication by mail to any or all of our Directors, or specifically to any or all of our Non-Executive Directors, care of our Corporate Secretary at the address of our principal executive office set forth above, and our Corporate Secretary will forward it unopened to the intended recipient(s).

EXECUTIVE COMPENSATION

              In this section we provide our shareholders with the material information necessary to understand our compensation policies. We also discuss the compensation we awarded to the six executives who comprised our Global Executive Committee (GEC) for all of 2010. Referred to in this Proxy Statement as our Named Executive Officers, they were our most highly compensated executive officers during 2010:

•
Colin Dyer, our Chief Executive Officer and President;
•
Lauralee E. Martin, our Chief Operating and Financial Officer; and
•
The Chief Executive Officers for our four principal business segments:
  •
  Alastair Hughes, Asia Pacific;
  •
  Jeff A. Jacobson, LaSalle Investment Management (LIM);
  •
  Peter C. Roberts, Americas; and
  •
  Christian Ulbrich, Europe, Middle East and Africa (EMEA).

              This section consists of:

•
Our Compensation Discussion and Analysis, which explains how and why we paid our Named Executive Officers for their efforts in 2010; and
•
Compensation tables, which present the specific amounts and types of compensation we paid to our Named Executive Officers in respect of 2010 and in comparison to 2009 and 2008.

Compensation Discussion and Analysis

Executive Summary

             Perspective on the Operation of our Compensation Program During 2010: A Year of Accelerating Recovery and Emerging Strongly After the Global Financial Crisis.    The global economy moved toward a more sustainable recovery during 2010, although at different speeds in different markets. The actions the Company took throughout the global recession to protect the interests of clients and the firm also helped to take advantage of improving conditions in the recovering real estate markets. As a result, the Company had a very successful 2010 and is well-positioned for future growth, margin improvement and market share gains.

              Our firm recorded the highest level of revenue in its history during 2010 and used its strong cash flow to significantly reduce its total net debt and strengthen its investment-grade balance sheet. Accordingly, given the direct linkage between pay and performance that our compensation program has established, we paid appropriately higher levels of compensation to our Named Executive Officers for 2010 than we did for the two previous years. While we paid lower levels of compensation during the downturn, the structure of our program successfully served to retain our management team and provide them with the appropriate incentives to keep the firm healthy through a difficult global period. Under their leadership, Jones Lang LaSalle has emerged as one of the two largest providers in the industry with the culture and financial strength that are increasingly making it a firm of choice for (1) clients seeking real estate advisory and investment management services from a global and well-coordinated provider with a strong balance sheet, (2) professionals seeking employment from an organization with integrity and where they will have high potential for career development and (3) smaller companies that seek to be acquired within an industry that continues to consolidate.

              Therefore, we believe that our compensation program has proven, through a difficult period, that it provides the right balance between the short-term and long-term performance goals that will best motivate our senior management to (1) lead the Company and (2) focus its people on the disciplines necessary to remain a strong competitor that can continue to gain market share and improve operationally in both prosperous and challenging times. We also believe it continues to provide important retention incentives and to promote the strategic objectives that management and the Board view as the most significant.

             Pursuit of Best Practices in Executive Compensation.    Our Compensation Committee (which is sometimes referred to as the Committee, we or us for purposes of this Compensation Discussion and Analysis) oversees the Company's executive compensation programs. Among its responsibilities, the Committee reviews and annually approves the compensation we pay to all of our Named Executive Officers.

              The Committee designs our executive compensation program to motivate the Named Executive Officers to lead the Company toward achieving its short-term and long-term financial and strategic goals, in addition to increasing shareholder value, all without encouraging excessive risk-taking. We continually evaluate those attributes we consider to be best practices in executive compensation and we seek to infuse them into our program. Those attributes, which our compensation program reflects, include the following:

•
A pay for performance philosophy, with significant upward and downward flexibility built to correspond to the financial results of an inherently cyclical business;
•
A balanced mix of short- and long-term focused compensation;
•
Significant use of equity to align with shareholder interests;
•
Stock ownership guidelines, with financial consequences for non-compliance;
•
Recapture of certain incentives in the event of a subsequent restatement of financial statements; and
•
Consideration of long-term wealth accumulation.

              The following table indicates certain of the specific compensation practices in effect for all of 2010 that we believe promoted the attributes we seek for our program.

Compensation Element	Shareholder Alignment and Best Practices
Base Salary

•       Basic element allows us to manage internal equity and fixed compensation levels of other non-executive officers.

•       Annual review of base salaries against performance, budgets, and market environment.

•       Salary reductions for certain Named Executive Officers taken in 2009 consistent with business segment cost reduction actions.

Annual Incentive Compensation

•       Direct link between (1) compensation opportunities and (2) net income and margin performance. Minimum net income performance requirement.

•       Use of shareholder approved Section 162(m) plan for all decisions.

•       Includes individual maximum payouts.

•       Use of internal compensation forecasts by the Committee to preview impact of business environment on potential incentive payouts.

•       Automatic payment of a minimum portion (15%) of annual incentives in deferred form (restricted stock units).

•       CEO opportunities are internally aligned with other Named Executive Officers' total compensation.

Long Term Compensation

•       Direct link between total shareholder return and payment of long term incentive (LTI) awards.

•       LTI awards that are made in form of deferred cash have no interest credit.

•       Stock ownership guidelines with financial consequences.

•       Analysis of retention value of accumulated awards.

•       Minimum vesting periods extend through three and five years.

•       Recapture of LTI in the event of subsequent restatement of financial statements.

Other Forms	• Limited use of perquisites. • Tax gross ups are limited to expatriate tax equalization matters. • Limited benefits in change in control.

             Changes Made to Compensation Practices During 2010.    In addition to the above practices, we made certain changes to our compensation program during 2010 in order to incorporate evolving best practices:

•
Modified the stock ownership guidelines to require beneficial ownership by our Chief Executive Officer equal to the lesser of six times base salary or 60,000 shares. (The other Named Executive Officers have a requirement of the lesser of four times base salary or 40,000 shares.)
•
Established post-vesting holding periods for Named Executive Officers. Added share retention provisions to restricted stock unit awards that require 50% of the net shares to be restricted from sale or transfer for an additional 12 months after vesting.
•
As an additional retention strategy, paid an amount of annual incentive in deferred form (restricted stock units) over the minimum plan requirement of 15%.

             Summary of 2010 Compensation Decisions.    The Committee made the following key compensation decisions in respect of the Company's 2010 performance:

Compensation Element	2010 Decisions
Base Salary	• No base salary increases to Named Executive Officers. • Salary reductions taken by certain Named Executive Officers in 2009 were restored to prior levels.
Annual Incentive Compensation

•       Significant growth in net income performance and completion of key strategic objectives led to total annual incentive funding of $14.85 million for the six Named Executive Officers.

•       Approximately 75% of the annual incentive funding was paid in current cash, while 25% of the funding was awarded in the form of restricted stock units that will vest over multi-year periods.

Long Term Incentive Compensation

•       Rewarded the Named Executive Officers for achievement of key total shareholder return, operating income and operating income margin results and other strategic objectives that will contribute to our long term business goals.

•       LTI awards were made as a mix of deferred cash and restricted stock units that will vest after three years.

•       LTI awards made in cash have 100% clawback if operating income and margin performance in 2011 is not sustained.

Oversight of Executive Compensation Program

             Role of the Compensation Committee.    The Committee, which consists entirely of independent Directors, recognizes the importance of developing and maintaining sound principles and practices to govern the Company's executive compensation program. We seek to ensure that the Company maintains a strong link between executive pay and each of (1) corporate performance and (2) performance of stock price. To carry out its responsibilities, the Committee:

•
Retains, and regularly consults, an independent compensation consultant to advise on executive compensation design, structure and market competitiveness;
•
Reviews peer group company and market compensation data in order to (1) compare our executive compensation to what other similarly situated companies pay and (2) determine how they use compensation to attract, motivate, and retain executive talent;
•
Reviews detailed compensation tally sheets for the Named Executive Officers to determine the amounts that each of them would receive or forfeit under different termination scenarios. The tally sheets include:
  •
  current cash compensation;
  •
  deferred compensation;
  •
  outstanding equity awards;
  •
  benefits; and
  •
  potential severance payments;
•
Takes into consideration relevant internal matters, including fairness, consistency, tax deductibility and accounting requirements;
•
Promotes the transparency of compensation policy and corresponding results; and
•
Through a disciplined evaluation process, establishes a strong link between (1) executive compensation and (2) achievement of net income, operating income, operating income margin and other strategic objectives designed to drive shareholder value.

             Internal Compensation Resources.    The Company's Global Human Resources staff helps prepare the information the Committee needs to carry out its oversight responsibilities. The Company uses internal compensation expertise and data available from professional compensation consulting firms to compile comparative market compensation data and present individual compensation modeling.

             Role of the Independent Compensation Consultant.    The Committee has continued to retain Sibson Consulting as an independent outside compensation consultant to the Committee. We determine the scope of Sibson's services. Sibson advises us on matters related to the compensation of the Named Executive Officers. Sibson does not advise management of the Company and receives no compensation from the Company other than in connection with its consulting work for the Committee. We typically request Sibson to:

•
Review and comment on the agenda and supporting materials in advance of our meetings;
•
Review and comment on major compensation matters that management proposes, including with respect to plan design recommendations;
•
Review the compensation matters disclosed in the Company's proxy statements;
•
Advise us on best practices for Board governance over executive compensation, current executive compensation trends and regulatory updates;
•
Review and comment on management's comparative data on executive compensation; and
•
Undertake special projects or provide such other advice as we may request.

             Role of the Chief Executive Officer.    Our Chief Executive Officer, Colin Dyer, makes annual recommendations to the Committee for the compensation of the Named Executive Officers other than himself. To do this, Mr. Dyer reviews base salaries, annual incentives, long-term incentives, equity awards and total direct compensation. He evaluates in his judgment the performance of each of the Named Executive Officers (other than himself) based on the performance goals and compensation plans established at the beginning of the year, as well as the desired mix of cash and equity. He also comments on the quality of the interaction and contributions of the other Named Executive Officers on the GEC, since that is the senior-most executive committee within the firm, and compares the performance for each Named Executive Officer on a relative basis, taking into account the different market, geographical and cultural dynamics and challenges of each of their different segments. Then, with the assistance of our Chief Human Resources Officer, Mr. Dyer presents his evaluation and the resulting compensation recommendations to the Committee. The Committee reviews these evaluations and recommendations, discusses them with Mr. Dyer and our Chief Human Resources Officer and ultimately approves, or amends, Mr. Dyer's recommendations in its discretion.

              The Committee receives a self-assessment of the Chief Executive Officer's own performance during the previous year relative to his performance objectives. The Chief Executive Officer also assesses the extent to which circumstances arose during the year, including, for example changes in the marketplace or the competitive landscape, which required him to alter his focus or activities during the year. The Committee next meets in one or more private executive sessions without Mr. Dyer being present in order to develop its own conclusions about Mr. Dyer's performance. In its discretion, the Committee then determines the Chief Executive Officer's annual incentive for the then previous year, his base salary and annual incentive target for the next year and any equity awards.

             When We Make Compensation Decisions.    Through a disciplined and ongoing governance process, the Committee conducts its activities on a regular timeline each year. We show below several of the key milestone events that occur during each quarter as a guide to understanding the Committee's annual calendar.

Activities	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Review actual Company and individual executive performance against prior year performance goals.	✓
Determine and certify annual incentives, long term incentives and equity awards.	✓
Establish performance goals for annual incentive arrangements and long term incentive opportunities.	✓
Review and approve adjustments to base salaries, annual incentive opportunities and equity compensation.	✓
Proxy statement preparation and matters relating to any shareholder votes to be requested at the Annual Meeting.		✓
Review compensation forecasts based on business environment.		✓	✓	✓
Review updates on compensation trends, regulatory environment and best practices.			✓
Talent management and succession planning reviews.			✓	✓
Review and update compensation delivery vehicles and design features.	✓		✓	✓
Competitive assessment. Includes Peer Group review and approval, as well as analysis of market reference points and competitive practices.				✓
Review and approval of equity compensation budget for coming year.				✓

Executive Compensation Principles and Framework

             Objectives of Our Compensation Program.    We have designed our executive compensation program primarily to (1) attract, motivate and retain highly talented executives, (2) deliver rewards for superior performance, (3) promote ownership and a long-term performance orientation by aligning the interests of our executives, including our Named Executive Officers, with those of our shareholders, and (4) be internally fair, externally competitive and transparent to our shareholders. Accordingly, the most significant portion of the total compensation opportunity for our Named Executive Officers is directly related to a combination of:

•
Annual net income;
•
Operating income;
•
Operating income margin;
•
Total shareholder return; and
•
Other strategic objectives that we, in collaboration with the senior management team, believe will most directly grow shareholder value.

              We structure the amount of the compensation opportunity to (1) increase with the achievement of correspondingly higher performance goals and (2) decrease in the event the Company does not meet its financial or other operating objectives. We also establish minimum levels of financial performance that must be achieved before we will pay incentive compensation.

             What We Design Our Compensation Program to Reward.    We intend our executive compensation program to reflect and support our Company's strong performance orientation, in both good times and bad. Consistent with this philosophy, we deliver a significant portion of the annual and long-term compensation of each of our Named Executive Officers based on an evaluation of performance objectives that we believe will most closely correlate to shareholder value. We design our performance objectives to motivate our Named Executive Officers to:

•
Grow profitable revenues, both organically and through strategic acquisitions;
•
Lead the business to seek "stretch" financial performance, including aggressive expense management when confronting contracting markets;
•
Position the Company competitively and grow market share in desired markets by:
  •
  strengthening, expanding and protecting existing client relationships;
  •
  securing new client relationships;
  •
  expanding service capabilities through hiring and appropriate acquisitions;
  •
  cross-selling among different service lines; and
  •
  innovating and developing new services;
•
Engage in strategic planning;
•
Develop and retain a talented, high-performance and engaged workforce;
•
Protect and strengthen the overall franchise;
•
Promote teamwork and collaboration;
•
Promote cultural, ethnic and gender diversity at all levels of the business;
•
Conduct business ethically and with integrity; and
•
Promote proper corporate governance, development and propagation of best practices and overall enterprise risk mitigation.

              We intentionally keep our cash incentive and equity delivery systems flexible since we seek to give certain of the above elements higher or lower emphasis on a person-by-person basis. We do this so that we can motivate specific results from each individual position that will help drive the overall goals the Company is emphasizing in a given year. This also allows us to take account of the different business dynamics that inevitably exist across our geographies and business lines. Moreover, the Company's overall strategic goals change from one year to the next. We therefore seek to use our compensation system to effectively and promptly provide the strongest possible incentives to achieve those goals.

              During the past few years, the Company's financial performance reflected both the significant challenges imposed by the global financial crisis as well as the ability to strengthen its franchise to take advantage of the markets as they recovered and regained their confidence. Our compensation program flexed appropriately relative to the firm's lower level of profitability during the crisis and the subsequent significant improvement in its financial results during 2010. The program also created the appropriate level of incentives for our Named Executive Officers to remain on task during the crisis and focused on how to preserve and leverage the firm's global platform in anticipation of recovery.

             The Elements of Our Executive Compensation Program.    Historically, we have compensated our Named Executive Officers, as well as our other managers and professionals, primarily through a combination of three separate but inter-related components:

•
A cash base salary;
•
A performance-based annual incentive that we commonly refer to within the Company as an "annual bonus;" and
•
Long-term incentives linked to growth hurdles, typically delivered through restricted stock unit grants that vest over multi-year periods or cash the payment of which has been deferred for stated periods of time.

              Beginning in 2007, we have implemented two important changes in the specific elements we use to compensate our Named Executive Officers:

•
We increased the proportion of total compensation that we deliver in the form of unvested restricted stock units. We did this for two reasons: first to provide a stronger alignment to longer-term growth in the stock price; and second to increase retention incentives.
•
We introduced a new long-term incentive program that we call the GEC Long-Term Incentive Compensation Program (GEC LTIP). The only Named Executive Officer who does not participate in this is Jeff Jacobson, since he participates in a separate long-term program specifically linked to the performance of LaSalle Investment Management. The GEC LTIP, which is now in its second performance cycle, is designed to drive financial performance over a multi-year period in terms of:
  •
  operating income;
  •
  operating margin;
  •
  total shareholder return; and
  •
  the achievement of strategic objectives.

              We deliver all of our performance incentives, whether in cash or restricted stock, under the provisions of our Stock Award and Incentive Plan (the Stock Incentive Plan), which our shareholders have previously approved and the Committee administers.

             Competitive Assessment: Comparing Our Executive Compensation Program to Other Companies.    We develop the total compensation opportunities for each Named Executive Officer relative to our own historical corporate performance and future objectives. We do not believe it is appropriate to establish compensation opportunities based primarily on benchmarking relative to compensation at other companies. Therefore, we do not rigidly set our compensation levels based on specified percentiles of benchmark data.

              However, we also recognize that our compensation practices must be competitive within the broader markets where we compete. As we strive to be the leading integrated global real estate services and investment management firm, it is critical that we attract, retain and motivate executives who are among the most talented in our industry and who will be best able to deliver on the commitments we make to our clients and shareholders.

              Each year the Committee compares our compensation program to those of other companies that:

•
We consider our direct competitors;
•
Operate within the broader commercial real estate business, including real estate investment trusts; or
•
Operate within the business services and financial services sectors.

              We call these our "Peer Groups." Management annually reviews the composition of the Peer Groups. It then recommends to the Committee changes that will keep the Peer Groups as meaningful as possible to our own Company in terms of:

•
The types of services we provide;
•
The clients we seek;
•
The need to reflect changes in the Peer Group companies themselves (for example, as the result of mergers or acquisitions); and
•
The scope and nature of the positions we are comparing.

              The Committee independently considers and approves the Peer Group lists to which we refer for comparison purposes.

              The companies in the Peer Groups for our 2010 study are shown below and consisted of (1) a group of real estate companies, including certain of our direct competitors that we added regardless of size, and (2) a group of business services providers:

Real Estate Peer Group	Business Services Peer Group
Annaly Capital Management Inc.	AECOM Technology Corp.
Boston Properties Inc.	Alliance Bernstein Holding LP
Brookfield Properties Corp.	CGI Group Inc.
CB Richard Ellis Group, Inc.	CH2M HILL Companies Ltd.
First Service Corp.	Convergys Corp.
Forest City Enterprises Inc.	Dun & Bradstreet Corporation
General Growth Properties Inc.	Emcor Group Inc.
Host Hotels & Resorts, Inc.	Equifax Inc.
Icahn Enterprises L.P.	Fidelity National Information Services, Inc.
Prologis Inc.	Gartner Inc.
Simon Property Group Inc.	Robert Half International Inc.
Vornado Realty Trust	Trueblue, Inc.

              We have determined that the currently available comparative data is not sufficiently reliable with respect to those of our Named Executive Officers who lead our four business segments. This is because their positions do not correlate well enough to the positions that the Peer Group companies report in their proxy statements. Accordingly, we have decided that a reasonable approach for us is first to compare data for our Chief Executive Officer and our Chief Operating and Financial Officer, which we do believe correlates well with the Peer Group companies. We then align the remaining Global Executive Committee positions from an internal consistency perspective, taking into account relative size, profit contribution and comparative performance of their respective business segments. When we refer elsewhere in this discussion to the Peer Group comparisons that we do, we are referring to this methodology.

              Overall, we concluded from the Peer Group comparisons we conducted that the current base salaries for our Chief Executive Officer and our Chief Operating and Financial Officers are below the 50th percentile of the market reference points. Our annual incentive and long term incentive opportunities permit the Committee to reward increasingly higher levels of performance, generally between the 50th and the 75th percentiles of the Peer Groups, although our programs could also result in compensation higher than the 75th percentile if performance warrants.

              In order to motivate and reward our executives, we provide a mix of cash and potential long-term compensation that is broadly consistent with market practices. We believe that the components we use to reward and retain executive talent (base salaries, combined with annual incentives and long term incentives that include significant equity elements) work well to differentiate performance through the different market environments we experience across the world.

Relationship Between Compensation Design and Risk-Taking

              We periodically consider whether our compensation policies may be reasonably expected to create incentives for our people to take risks that are likely to have a material adverse effect on either our short- or longer-term financial results or operations. We continue to believe that they do not. We also have not identified historical situations where we believe that our compensation practices drove behaviors or actions that resulted in material adverse effects on our business or prospects.

              Broadly speaking, we take two different approaches to compensating our people within the three regions that provide Real Estate Services:

•
For predominantly revenue producing positions (such as brokers), we provide minimal base salaries and then commissions or shares in annual incentive pools that directly relate to financial production results according to individual transactions; and

•
For positions that are oriented more toward longer-term client relationship businesses (such as in our corporate outsourcing businesses) or that are either leader-coach positions (such as positions leading businesses, markets or teams) or internal staff positions (such as in marketing or human resources), we provide base salaries and then shares in annual incentive pools that are determined from different combinations of overall corporate or business unit financial results, achievement of key performance indicators on individual client accounts, client survey results and achievement of individual performance goals.

              In our LaSalle Investment Management business, we use base salaries and annual incentive pools that relate to overall global performance of the business as well as the achievement of individual objectives relating to specific performance of investments, fund raising and other metrics and activities that support the success of the business. The long-term incentive plan for the senior leadership of the business relates primarily to the strength of cash-flow annuity income rather than incentive fees. Since incentive fees relate to the performance over longer periods of time of investments made for clients, they provide by themselves significant inherent alignment with client interests.

              We believe these different approaches are appropriate to their circumstances and that they align well with both near-term and longer-term shareholder interests. Straight commissions are restricted to transactions that are completed and therefore do not have significant future risks of negative returns to the firm. Annual incentive pools and longer-term compensation are generally related to the satisfaction of clients over time, and will be adversely impacted in the event of negative client experiences or relationships.

              In the case of our Named Executive Officers, we have built in certain long-term features that would reduce compensation in the event that overly-risky strategies resulted in diminished financial performance. These features include (1) the use of restricted stock with vesting periods up to five years in length, (2) clawback provisions in the GEC LTIP in the event of financial restatements and (3) requirements in the GEC LTIP that operating income and margin performance be sustained over a multi-year period.

              Where we use them, our restricted stock programs have fairly significant vesting periods of up to five years, and therefore are designed to promote behaviors that are in the longer-term interests of our shareholders and stock price. We have also begun to require that certain restricted stock awards to the Named Executive Officers be retained for another twelve months even after they have fully vested.

Why We Pay Each Element of Compensation

    Annual Base Salary

              We set the annual base salaries of our Named Executive Officers at relatively modest levels compared to their total potential compensation. We intend base salaries to compensate them for carrying out the basic responsibilities of their positions, but we do not expect base salaries by themselves to adequately reward significant stretch performance. We also do not believe that base salaries alone are sufficient to retain top talent relative to the total compensation aspirations they would reasonably have at competing firms.

              Historically, base salaries have represented less than 25% of the annual total compensation opportunity we establish at the beginning of each year for the Named Executive Officers, although they can become much more significant in years when our variable incentives contract in line with diminished financial performance, such as occurred in 2008 for example.

              Consistent with our philosophy of emphasizing performance-based compensation, we have not raised the base salaries of our Named Executive Officers since the beginning of 2006, more than five years ago. During 2009, based upon circumstances within individual business segments, certain of our Named Executive Officers voluntarily agreed to base salary reductions of up to 12% in order to contribute to the Company's efforts to actively manage its expenses in light of the deteriorating markets that resulted from the global recession. Given the recovering markets and the Company's firming financial performance during 2010, we re-instated their historical base salaries during 2010.

    Annual Incentives

              We deliver the most variable annual element of cash compensation through our performance-based annual incentive arrangements. We design them so that they will vary materially, in both positive and negative directions, according to (1) actual overall company and individual business segment financial performance and (2) strategic performance objectives. We evaluate performance after the end of each year relative to the objectives we established at the beginning of such year.

              We establish annual incentives to motivate our Named Executive Officers to deliver results relating to the Company's five global strategic priorities, which we call the G5, that we intend to create shareholder value. We therefore seek to create performance expectations and their relationship to annual awards in a manner that will:

•
Encourage stretch annual performance;
•
Contribute to a competitive level of total compensation within an industry in which our principal competition for talent includes both publicly- traded companies and privately-held partnerships;
•
Provide appropriate overall internal alignment with compensation levels paid within our respective business and corporate staff units, also taking account of differing compensation levels from one labor market to the next and the level of responsibility and value creation associated with different positions; and
•
Remain effective through positive and negative business cycles and across the different market environments in which we operate across the globe.

              Assuming satisfactory corporate performance under the circumstances, we intend the actual annual incentives we pay to provide compensation which, together with base salaries and the value of restricted equity holdings, is sufficient to attract and retain high caliber executives.

             Portion of Annual Incentives Paid in Restricted Stock Units.    We take three separate steps as part of our annual incentive program that we intend both to retain our people and to promote a focus on increasing our stock price through long-term value creation and out-performance of our competition:

•
First, specifically for our Named Executive Officers we have instituted a mandatory equity component to modify the way we deliver annual incentives. We therefore require that a minimum of 15% of the annual incentive to each Named Executive Officer be delivered in the form of restricted stock units that we issue under our Stock Incentive Plan. We determine the number of mandatory restricted stock units we issue under this aspect of the program based on the closing price of the Company's Common Stock on the NYSE as of the first trading day of the year, so the number of restricted stock units which are reflected in the Summary Compensation Table below were based on the closing price of our Common Stock on January 3, 2011.

    Half of these restricted stock units vest eighteen months from the first trading day in the year of the incentive payment. The remaining half vest thirty months from the first trading day in the year of the payment. So, for example, half of the restricted stock units awarded in 2011 will vest July 3, 2012 and the other half will vest July 3, 2013. After they vest, we require that half of these shares then be held for an additional twelve months before they may be sold.

•
Second, also specifically with respect to our Named Executive Officers, we retain the discretion to make additional grants of restricted stock units in lieu of cash as part of their annual incentives in order to provide an additional retention incentive and further alignment with shareholder interests. We would determine the number of discretionary restricted stock units we issue under this second aspect of the program based on the closing price of the Company's Common Stock on the day the Committee finally approves the annual incentives. So the numbers of restricted stock units issued for the annual incentives we paid in 2011, which are reflected in the Summary Compensation Table below, were based on the closing price of our Common Stock on February 25, 2011.

    Half of these restricted stock units vest three years from the grant date and the other half in five years. We also require that half of these shares be held for another twelve months after vesting.

•
Third, under our Stock Ownership Program (or SOP), which we administer as part of our overall Stock Incentive Plan, we currently require all of our International Directors, which is the group of our most senior employees and includes all of our Named Executive Officers, to receive 20% of their annual incentives in restricted stock units. Each employee may opt out of this requirement for a given year only if he or she has acquired certain minimum levels of stock ownership. In the case of our Chief Executive Officer, the minimum amount of equity ownership necessary to opt out is the lesser of (i) six times annual base salary or (ii) 60,000 shares. In the case of the remaining Named Executive Officers, the minimum amount of equity ownership necessary to opt out is the lesser of (ii) four times annual base salary or (ii) 40,000 shares. The SOP permits each participant, including each Named Executive Officer, to voluntarily reduce by five percentage points the amount of annual incentive he or she would otherwise receive in restricted stock units. Finally, the SOP limits to $150,000 the amount of annual incentive to be delivered in restricted stock units. Our Named Executive Officers, all of whom meet the ownership guidelines, elected to opt out of the SOP for 2010.

    GEC Long-Term Incentive Compensation Program

              In 2007, we instituted the GEC LTIP. We did this because we wanted to drive long-term performance reflecting the execution of the Company's strategy over a multi-year period. The GEC LTIP is now in its second performance cycle, for the five-year period starting on January 1, 2010 and ending on December 31, 2014.

              All of the members of the GEC are eligible to participate in the GEC LTIP except for the chief executive officer of LaSalle Investment Management because he participates in a separate long-term incentive plan for that business segment. (We provide a separate discussion below regarding the LIM Long-Term Incentive Compensation Program.)

              The GEC LTIP establishes a total annual pool to be paid out based on the achievement of four different performance measures. Actual funding of the pool may be higher or lower than the target amount depending on actual performance. Whether cash or stock is paid for achievement of a particular performance measure depends on the measure. Although the categories for the performance measures will stay the same over the five-year life of the GEC LTIP, we establish annually a specific goal for each measure, which we do to drive continuous year-over-year improvement.

              We filed the GEC LTIP program document as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.

    Summary of Why We Pay Each Element of Compensation

              Subject to the above discussion, we provide the following table as an overview of the main reasons we pay each element of compensation to our Named Executive Officers:

Compensation Element	Why We Pay Each Element of Compensation
Annual Base Salary

•       Compensates for carrying out basic management responsibilities.

•       Set at relatively modest levels and historically has been intended to represent less than 25% of annual total cash compensation opportunity.

Annual Incentive	• Provides significant incentive to deliver:
• Net income, with a minimum performance threshold; and
• Other strategic objectives.

•       Promotes achievement of individual strategic objectives we establish each year that we design to drive shareholder value.

•       Designed to vary materially, both up and down, according to achievement of specified financial and non-financial objectives consistent with the Company's G5 strategic priorities.

•       To further promote (1) focus on stock price and (2) longer term retention, we require that a minimum of 15% of each annual incentive be paid in restricted stock units, half of which vest on the July 1 of the year following the award and half of which vest on the July 1 of the second year following the award. 50% of the shares must be retained for twelve months after vesting.

•       Additional discretionary restricted stock units may be awarded, half of which vest in three years following the grant date, half in five years. 50% of the shares must also be retained for twelve months after vesting.

•       In addition, unless a Named Executive Officer meets stock ownership guidelines and chooses to opt out or opt down, another 20% of annual incentive, to a maximum of $150,000, will be paid in restricted stock units under the SOP, half of which vest on the July 1 of the year following the award and half of which vest on the July 1 of the second year following the award.

GEC LTIP	• Provides significant incentive to deliver both financial and non-financial objectives that we design to drive shareholder value:
• Operating income margin; • Operating income; • Total shareholder return; and • G5 strategic priorities.
• To further promote (1) focus on stock price and (2) longer term retention, provides stock and cash awards the vesting of which is deferred for three years:

•       Cash awards vest 100% on third anniversary of grant, subject to requirement that performance of operating income and operating income margin performance measures are sustained for a two-year period.

•       Restricted stock units vest 100% on third anniversary of grant, but 50% must be retained for an additional twelve months after vesting.

• To discourage inordinate risk-taking, clawback provisions in the event of subsequent financial restatements.

How We Generally Determine The Amount of Each Element of Compensation

              In the first quarter of each year, we review and determine all of the elements that comprise our total compensation arrangements for the Named Executive Officers. We do this both with respect to the previous year (in terms of actual annual incentive payments to be made) and for the forthcoming year (in terms of the overall structure and elements that will govern how we determine compensation for future performance). We take this integrated approach so that we can take a two-year perspective concerning:

•
The total reward potential for the Named Executive Officers;
•
The elements of their compensation;
•
How we have evaluated and compensated them for their prior-year performance; and
•
How we intend to compensate them for their performance during the coming year.

    Annual Base Salary

              Consistent with the reasons we pay base salaries as we discussed above, the base salaries for our Named Executive Officers are at or below the 50th percentile relative to our Peer Groups. We review base salaries on an annual basis. We recommend adjustments to base salaries, if any, following an evaluation of the individual's specific performance and the relative level of his or her compensation compared to our other Named Executive Officers and to our Peer Groups.

    Annual Incentives

              We generally intend the compensation we pay to our Named Executive Officers to qualify as performance-based compensation that is fully deductible for U.S. federal income tax purposes. Accordingly, at the beginning of each year and taking into account the Company's budget for that year, the Committee establishes a maximum total amount of the annual incentives that will be available for payment to the Named Executive Officers for different levels of financial and non-financial performance.

              The maximum incentive amounts set at the beginning of the year serve as one of the governors that the Committee establishes with respect to how it then determines the compensation amounts it ultimately approves after the end of the year. For tax deductibility purposes, our Committee retains the discretion in its judgment to reduce, but not increase, a Named Executive Officer's annual incentive compensation from the maximum incentive amounts that would otherwise have been payable.

              The Committee typically does not disclose these maximum amounts to our Named Executive Officers because it does not want to create the unjustified assumption that the maximum amounts established as a compensation governor will necessarily serve as the actual amounts it ultimately decides to pay. Our Named Executive Officers understand that the Committee takes into account the various factors that we indicate in our Proxy Statement, both financial and non-financial, and so it is not meaningful for them to know specifically what the maximum potential amounts are.

              The Committee believes our compensation program encourages stretch performance by our Named Executive Officers because they know their compensation is not limited by a strict mathematical formula that ties a definite amount of compensation to a definite level of corporate or business segment financial performance.

              We report performance-based annual incentives awarded in cash in the Summary Compensation Table under the column entitled "Non-Equity Incentive Plan Compensation." We include performance-based equity awards in the "Stock Awards" column.

    Financial Portion.

              The financial portion of the annual incentive compensation for each of our Named Executive Officers relates to a maximum incentive amount that the Committee approves at the beginning of each year in conjunction with the Board of Directors' approval of the Company's annual budget. The maximum incentive amount corresponds to a specified percentage of total corporate net income.

    Non-Financial Portion.

              Named Executive Officers may also receive a portion of their annual incentives in respect of the achievement of key strategic performance objectives established at the beginning of each year. The amount of the annual incentive allocated to the non-financial portion may not exceed a maximum amount that we approve at the beginning of the year which corresponds to a specified percentage of total corporate net income.

              We establish other individual key strategic performance objectives for each of our Named Executive Officers as part of the same Individual Performance Management Program (IPMP) that we use to determine the compensation for substantially all of our professional and corporate support employees on an annual basis. We design these objectives principally to drive achievement of the Company's G5 strategic priorities:

•
G1: Build our leading local and regional market positions;
•
G2: Grow our leading positions in the Corporate Solutions business;
•
G3: Capture the leading share of global capital flows for investment sales;
•
G4: Strengthen LaSalle Investment Management's leadership position; and
•
G5: Differentiate our business by connecting across the firm and with clients.

              We require management to set performance objectives in a manner that allows objective and quantitative measurement of performance to the extent possible.

              The aggregate maximum annual incentive award that we may pay to any GEC member, from both the application of the financial formula and from the achievement of the key strategic performance goals described above, cannot exceed $5 million in any one year for any GEC member.

              After the end of the year, the Committee considers actual results achieved, IPMP assessments as well as significant unforeseen obstacles or favorable circumstances that influenced the ability to meet desired results. The overall assessment of each Named Executive Officer serves as the basis of the Committee's decision to award an annual incentive.

    Discretionary Bonuses

              In its discretion, the Committee may pay additional bonuses on the basis of results by an individual that were not necessarily "performance-based" within the meaning of the U.S. tax regulations, and these may or may not be fully deductible depending on whether they exceed applicable thresholds. We would pay discretionary bonuses in the case of leadership in exceptional or unforeseen circumstances or in other situations that altered the normal course of business. We may also pay discretionary bonuses in order to correct pay imbalances that we see among the Named Executive Officers or relative to the compensation of non-executive staff.

    GEC Long-Term Incentive Compensation Program

              The GEC LTIP establishes a total annual compensation pool of $5 million for performance at target levels for four different performance measures. Actual funding of the pool may be higher or lower than the target amount depending on actual performance. Whether cash or stock is paid for achievement of a particular performance measure depends on the measure. Although the categories for the performance measures will stay the same over the five-year life of the GEC LTIP, we establish annually a specific goal for each measure. The table below indicates how all of the elements of the GEC LTIP interact.

              The Committee annually will determine the share in the pool for each member of the GEC, with no more than 30% allocable to our Chief Executive Officer, no more than 20% allocable to our Chief Financial Officer and no more than 15% for each other GEC member (other than the Chief Executive Officer of LaSalle Investment Management, who participates in an alternative plan we discuss below). A GEC member's percentage may be increased due to a reduction in the percentage determined for another member. The Committee may allocate any unallocated portion of the pool for individuals outside the GEC based on recommendations from the Chief Executive Officer.

Performance Measure	Relative Weighting	When Performance is Evaluated	Form of Award (Each with 3-Year Vesting)
Support for G5 Strategic Priorities	40%	Annually	Restricted Stock Units
Operating Income Margin	25%	Annually; award requires sustained performance over a 2-year period	Deferred Cash (No Interest Paid During Deferral Period)
Operating Income	25%	Annually; award requires sustained performance over a 2-year period	Deferred Cash (No Interest Paid During Deferral Period)
Total Shareholder Return	10%	Annually	Restricted Stock Units

              In order to provide an additional retention incentive, and to further align the financial interests of our Named Executive Officers with those of our shareholders, a portion of each GEC LTIP award will be paid in cash and the remainder in restricted stock units. Each of the cash portion and the restricted stock unit portion will vest entirely 36 months after the award, meaning that participants will forfeit their rewards if they voluntarily terminate their employment prior to the time of vesting. We do not credit cash awards with interest during the vesting period. The other terms of the restricted stock units are governed by our Stock Incentive Plan. As an additional retention incentive, we require that half of the shares be held for an additional twelve months after they vest before they can be sold.

              To the extent legally required, or if the Committee determines that any fraud or intentional misconduct by one or more participants caused the Company, directly or indirectly, to restate its financial statements, we will take, in our sole discretion, such action as we deem necessary to remedy the misconduct and prevent its recurrence. We may require reimbursement of any compensation awarded to participants under the GEC LTIP and we may cancel unvested restricted stock or cash awards that we previously granted to such Participants in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results. The recoupment period would encompass any compensation given under the GEC LTIP within 12 months of the financial restatement.

    Summary of How We Generally Determine the Amount of Each Element of Compensation

              Subject to the above discussion, we provide the following table as an overview of how we determine the amount of each element of the compensation we pay to our Named Executive Officers:

Compensation Element	How We Generally Determine the Amount of Each Element
Annual Base Salary

•       Calibrate to represent approximately 25% of the total annual compensation opportunity.

•       To focus on variable compensation elements, annual base salaries have not increased in four years; and in some cases decreased in 2009 during the financial crisis, but were reinstated during 2010.

Annual Incentive

•       Establish at the beginning of each year the maximum total amount of annual incentives available to the Named Executive Officers for different levels of financial and non-financial performance.

•       The financial portion relates to a sliding scale of maximum incentive amounts corresponding to total corporate net income.

•       The non-financial portion relates to individual performance objectives for each of the Named Executive Officers that are designed to drive the Company's G5 strategic priorities.

•       At the end of the year, the Committee makes the final determination of each annual incentive based on the achievement of the financial and non-financial objectives.

GEC LTIP

•       For each year within a five-year performance period, creates a total annual compensation pool of $5 million for performance at target levels for specific performance measures within each of four categories:

•       Operating income margin (25%);

•       Operating income (25%);

•       Total shareholder return (10%); and

•       G5 strategic priorities (40%).

•       The Committee annually determines the share of the pool for each GEC member, with no more than 30% allocable to the CEO, 20% to the CFO and 15% to each other GEC member, with 5% retained for awards outside of the GEC.

•       In order for the applicable portions of the GEC LTIP awards to be funded, each of the operating income margin and operating income measures must be sustained over a two-year performance period.

How We Made Our Specific 2010 Compensation Decisions

             Summary Comment on Company Performance and Executive Compensation for 2010.    Full-year 2010 revenue for the firm reached a record $2.9 billion, an 18% increase over 2009 results, due to growth in Real Estate Services in all three of our geographic segments and in most major product categories. As economic conditions in our markets generally improved in 2010, we saw significant growth in our transactional revenues as our Leasing revenue increased 27% in local currency and Capital Markets and Hotels revenues increased 51%. Property and Facility Management revenues also increased 11%. LaSalle Investment Management was the only segment with lower revenue in 2010, decreasing 3% in local currency due to a reduction in advisory fees.

              We reported net income of $154 million for the year, compared to a net loss of $4 million in 2009. We continued to maintain a strong balance sheet in 2010 as we used our robust cash flow to reduce total net debt by $250 million and retained our investment grade rating.

              Our stock price continued to build on the 118% recovery that began in 2009 as it increased from the beginning of 2010 to the end by 36% (in each case, not including dividends). As the cumulative total shareholder return table in our 2010 Annual Report on Form 10-K indicates, the total return to our shareholders (which takes into account and assumes reinvestment of dividends) over the five years ended December 31, 2010, has outperformed that of CB Richard Ellis Group, Inc. and Grubb & Ellis Company (taken together) by 69% and has outperformed the S&P 500 by 55%.

              We are also proud of a number of accomplishments across our businesses, including:

•
Expansion of our global footprint as we opened new offices in Cairo, Vancouver and Zurich;
•
Establishment of 60 new client assignments in our Corporate Solutions business, with expansion of 32 existing client relationships and renewal of 32 other client contracts;
•
Hiring of experienced producers into key markets and into our Capital Markets and Hotels businesses; and
•
Successful capital raising by LaSalle Investment Management of $5 billion of net new equity, including the largest portfolio takeover in our history with the £1.7 billion Royal Mail pension fund separate account in the United Kingdom.

              We continued to receive recognition from outside the Company reflecting the quality of our people and the services we provide our clients. As examples among others, during 2010 and so far in 2011:

•
Our client, Procter & Gamble, awarded us its Top Global Performing Partners Excellence Award for 2010;
•
The U.S. Environmental Protection Agency named us Energy Star® Partner of the Year for both 2010 and 2011;
•
At the 2010 Euromoney Real Estate Awards, we earned Best Advisory & Consultancy Firm awards for Central and Eastern Europe, Italy, Russia, Turkey and Mexico;
•
Euromoney also named LaSalle Investment Mangement as Best Investment Manager globally and Best Investment Manager in Asia;
•
In 2011 and for the fourth consecutive year, the Ethisphere Institute named us as "One of the World's Most Ethical Companies;"
•
We were selected as one of the world's 100 top outsourcing providers by the International Association of Outsourcing Professionals;
•
In 2011, Fortune Magazine named us as one of the World's Most Admired Companies, and from various publications we received "Best Places to Work" honors in 11 U.S. markets and also in Spain, Germany and Ireland; and
•
We received a Gold Award from the Mayor of London's Green 500 Awards for the work that our Upstream and other energy and sustainability colleagues have performed.

              Each of our three Real Estate Services operating segments experienced significant revenue and operating improvement over the prior year:

•
The Americas revenue grew to more than $1.2 billion, 22% over 2009, with a 72% increase in operating income, due primarily increased transactional activities in Leasing, Capital Markets and Hotels and new client wins and expansions in Property and Facility Management;
•
Asia Pacific's annual revenue of $679 million was up 17% in local currencies over 2009, with a 45% increase in operating income, as transactional revenues from Leasing, Capital Markets and Hotels increased across most countries in the region; and
•
EMEA's revenue of $729 million increased by 17% from the prior year in local currencies, as transaction volumes across improved in our largest markets due to significantly improved economic conditions. Its operating income of $20 million compared to a $9.7 million loss the prior year.

              Our LaSalle Investment Management segment continued to face a challenging operating environment as its advisory fees of $238 million decreased by 3% in local currencies from the prior year. However, transaction and incentive fees of $20 million showed an increase of 2% from 2009, and operating income margin improved to 19.1% in 2010, up from 17.6% the prior year.

              We believe the annual incentive compensation of our respective Named Executive Officers appropriately reflected our consolidated results as well as the results of our respective business segments. Although incentive compensation improved over 2009 levels, the performance-based framework of our program is reflected in that our aggregate incentive compensation has still not returned to the levels of 2007, a year where our Company experienced excellent markets and robust profitability.

              The incentive compensation of each of our Chief Executive Officer, Mr. Dyer, and our Chief Operating and Financial Officer, Ms. Martin, was higher in 2010 than in 2009, which we believe was warranted by the Company's improved financial performance and its emergence from the global financial crisis in an improved competitive position which has poised the organization for future market share gains. Under their leadership, the Company has maintained a strong balance sheet and its investment grade rating, which are increasingly important differentiators in the marketplace as clients entering into longer-term outsourcing arrangements want to be confident in the financial viability of their service providers.

              While the incentive compensation of the Regional Chief Executive Officers for our Americas, Asia-Pacific and EMEA Real Estate Services segments, Messrs. Roberts, Hughes and Ulbrich, showed relative strength based on how their businesses had performed, the incentive compensation of the Regional Chief Executive Officer of LaSalle Investment Management, Mr. Jacobson, was only modestly higher, reflecting a balancing between (1) his segment's flat revenue and profitability in the face of challenging real estate investment markets worldwide and (2) strong margin improvement over 2009 and excellent capital raising efforts during 2010.

              We feel strongly that our Named Executive Officers continued to provide excellent and well-coordinated leadership to the firm during 2010, displaying confident and steady guidance during the market recovery, which continues to be inconsistent from one country to another and which has experienced various exogenous shocks as the result of multiple natural disasters and political uncertainties particularly in the Middle East. Their efforts (1) enhanced the Company's financial position, (2) maintained expense discipline, (3) drove market share gains in key markets and service lines and (4) promoted innovation in service offerings designed to differentiate our firm within a highly competitive business environment. They also consistently displayed an important "tone at the top" that is critical to maintain a high level of integrity, which is also a differentiator for clients who want to have the confidence of knowing that their service providers can be trusted to act with the highest ethical standards. Accordingly, we believe the Company has emerged from the worst of the global recession in a very solid overall position relative to our competitors in terms of (1) the strength of our balance sheet, (2) the quality of our people and services, (3) the balance of our geographic reach, (4) our overall ability to serve the needs of our clients through leveraging the power of our global platform and (5) our corporate social responsibility.

              We also believe that during 2010 our Chief Executive Officer, Mr. Dyer, performed very well on the strategic objectives we established for him at the beginning of 2010. Under Mr. Dyer's leadership, the Company continues to outperform its peers according to many indicia, not the least of which is our stock price, which continued to rebound strongly during 2010 and outperformed both the broader market and our industry peer group. We have remained impressed with Mr. Dyer's professionalism, ability to provide guidance from both the strategic and implementation perspectives, collaborative nature and reliable integrity, all of which continued to add significant value to the organization as it navigates the uncertain waters of the global economy. He has been an excellent leader of our Global Executive Committee, which interacts in a constructive and communicative way to the benefit of all of the firm's constituencies.

              We believe, therefore, that the total compensation levels of our Named Executive Officers for 2010 were reasonable and appropriate given the Company's achievements overall and by each of the individual business segments. We also believe that the manner in which we delivered the compensation to the executives for their 2010 performance continued to motivate them to perform at a very high level within dynamic and challenging markets, both for our clients and for the benefit of our shareholders.

             Determination of 2010 Base Salaries.    The base salaries for our Named Executive Officers have not increased for a number of years, which is consistent with our overall efforts to hold down fixed compensation costs across the Company to the extent possible. We did, however, restore the base salaries of each of Messrs. Roberts and Hughes, both of whom had voluntarily reduced their base compensation during 2009 consistent with compensation management programs in their respective business segments.

             Determination of 2010 Annual Incentives.    During the first quarter of 2010, we established the maximum annual incentives that would be available for the financial portion of the compensation for all of the Named Executive Officers to be equal to 9.5% of total 2010 net income (adjusted to exclude restructuring charges and certain non-cash co-investment impairments to the extent permitted by the Committee). We did not do this to create a pool of incentives, but rather as a first step toward determining the respective individual incentives for each Named Executive Officer. We did, however, establish a minimum level of $50 million of net income in order for there to be any funding of annual incentives. Given that the Company's actual net income for 2010 totaled approximately $154 million, the total maximum available annual incentive for the financial portion was ultimately determined to be $14.63 million.

              The maximum annual incentives that would then be available for the non-financial portion of the compensation for all of the Named Executive Officers were set at 1.8% of net income, ultimately determined to be $2,700,000. We next established the individual performance goals for each of our

Named Executive Officers under our IPMP system. We designed the performance goals so that their achievement would align with the Company's overall strategic goals and with specific goals established for each of our respective business segments.

              Therefore, the combined total maximum annual incentives available for our Named Executive Officers for 2010 was ultimately determined to be $17.33 million.

              In early 2011, the Committee evaluated the Company's overall 2010 financial performance against the budget for the year. The Committee then reviewed the extent to which each of the Named Executive Officers had accomplished the individual strategic objectives that had been established for him or her at the beginning of the year. We also took into account the other amounts of compensation being paid under the GEC LTIP or, in the case of Mr. Jacobson, the LIM LTIP, and considered total compensation on a relative basis across all of the Named Executive Officers. We then assigned annual incentive amounts to each Named Executive Officer, in each case exercising some level of negative discretion relative to the maximum amounts that we had previously established. We also allocated the annual incentive for each Named Executive Officer in terms of cash, the mandatory number of restricted stock units that would vest in 18 and 30 months, and the discretionary number of restricted stock units that would vest in 3 and 5 years. In the aggregate for the financial and non-financial portions, we paid $14.85 million in annual incentives to the Named Executive Officers.

              The table below summarizes the plan funding limits that we established at the beginning of the year versus the actual incentives we ultimately awarded for the performance achieved in 2010.

Net Income for 2010	Net Income Sharing Rate for Financial Portion	Maximum Available Annual Incentive from Financial Portion	Net Income Sharing Rate for Non- Financial Portion	Maximum Available Annual Incentive from Non- Financial Portion	Maximum Total Available Amount for Annual Incentive	Total Annual Incentive Actually Paid (Cash plus Restricted Stock Units)	Percent of Total Available Funding Amount
$154,000,000	9.5%	$14,630,000	1.8%	$2,700,000	$17,330,000	$14,850,000	86%

              The following table indicates the material (but not necessarily all) factors we took into account in establishing the financial and non-financial portions of the annual incentives for each of our Named Executive Officers.

Name	Plan Based Annual Incentives	Commentary on Annual Incentive Attributed to Financial Portion	Commentary on Achievement of Principal Non-Financial Strategic Objectives
Colin Dyer, Chief Executive Officer and President	$4,500,000

•       Consolidated revenue of $2.9 billion up 18% over 2009

•       Net income of $154 million vs. a $4 million loss in 2009

•       Operating income of $260.6 million up 130% in local currencies from 2009

•       Operating income margin of 8.9% up from 4.7% in 2009

•       Continued strong and well-coordinated leadership of our executive team as Chairman of Global Executive Committee.

•       Led Company to emerge from great recession a stronger competitor as one of the two largest firms in the industry, with the ability to provide coordinated services to clients in all major markets and service lines.

•       Continued to gain market share in emerging and core markets, including expansion into new markets and service lines.

•       Multiple awards from third parties a reflection of leadership position as firm of choice for clients and staff seeking financially stable firm with broad and deep service capabilities and reputation for integrity.

•       Significant visibility with current and potential clients, shareholders and employees, raising Company profile and brand.

•       Leadership in promoting cross-border relationships within the business that benefit clients and global mobility for staff.

Lauralee E. Martin, Chief Financial and Operating Officer	$2,300,000

•       EBITDA of $319 million up from $140 million in 2009

•       Net bank debt reduced by $250 million

•       Operating expenses rose 13% versus revenue increase of 18%, indicating disciplined expense management

•       Ratio of earnings to fixed charges a strong 3.73X at 12/31/10

•       Leadership in maintaining cost discipline led to higher margins in all businesses.

•       Maintained / enhanced strength of the balance sheet; good receivables management; maintained investment grade rating through the downturn.

•       Leadership on enterprise risk oversight as Chairman of Global Operating Committee.

•       Continued progress in Finance function on global implementation of PeopleSoft and European and Asia-Pacific Finance Center initiatives.

•       Strong sponsorship for continued global development of Energy and Sustainability business and Corporate Social Responsibility (CSR) reporting.

•       High visibility and solid reputation with investors.

Alastair Hughes, CEO, Asia-Pacific	$2,350,000

•       Asia-Pacific revenues of $679 million up 17% in local currencies from 2009

•       Operating income of $49 million up 45% in local currencies from 2009

•       Operating income margin of 7.3%, improved from 5.9% in 2009

•       Leadership on important strategic development within key emerging markets, including China and India.

•       Solid progress on continuing to develop core markets such as Hong Kong, Australia and Japan.

•       Leadership on continued cost discipline and margin improvement.

•       Retention of senior staff notwithstanding significant war for talent within the region.

•       High visibility with corporate and transactional clients.

•       Excellent progress enhancing the brand and visibility within the region.

Jeff A. Jacobson, CEO, LaSalle Investment Management	$750,000	• LIM revenues of $257 million down 3% in local currencies from 2009 • Operating income of $38 million up from $3.4 million loss in 2009 • Operating income margin of 19.1%, improved from 17.6% in 2009

•       Despite continued difficult global real estate environment, LIM raised over $5 billion of net equity for separate accounts, funds and public securities, substantially above internal targets.

•       General out-performance of the benchmarks in most accounts, with noteworthy performance in global securities business.

•       High visibility with clients; significant new client mandates, including U.K. Royal Mail Pension Fund.

•       Important new senior hires completed and on-boarded.

•       Solid progress developing business activities in China.

•       Continued to enhance brand with Euromoney "Global Investment Manager of the Year" award.

Peter C. Roberts, CEO, Americas	$2,650,000	• Americas revenues of $1.3 billion up 22% from 2009 • Operating income of $148 million up 72% from 2009 • Operating income margin of 11.8%, improved from 8.4% in 2009

•       Significant over-performance on goals for developing middle market corporate business.

•       Accelerating growth of Capital Markets business, with key hires and acquisitions, including in new service lines.

•       Significant involvement during the year in client-related activities, including support of new business pitches.

•       Leadership of strategic initiatives in developing service lines such as Healthcare and also in expansion of business in Latin America.

•       Solid progress developing the brand, with multiple awards for best places to work, quality of advisory work, energy and sustainability and marketing.

•       Attracted new key producers in key markets such as New York.

Christian Ulbrich, CEO, EMEA	$2,300,000	• EMEA revenues of $729 million up 17% in local currencies from 2009 • Operating income of $20 million up from a $9.7 million loss in 2009 • Operating income margin of 2.7%, improved from 1.5% in 2009

•       Strong recovery in business results within uncertain and inconsistent European economies.

•       Excellent progress developing the Retail business across Europe.

•       Expanding successful Tetris brand and services outside of France.

•       Better than planned development of corporate business and stronger annuity revenues to diversify the business relative to historical transactional strength.

•       Developed strong and visible "work out" capabilities for clients' troubled assets.

•       Improved profitability in important UK and German businesses and also grew the business in Russia and Central and Eastern Europe.

•       Important leadership in developing the use of the Web and technology to enhance the business.

              After the evaluation and deliberation we described above, the Committee decided in its judgment to pay the annual incentive and bonus amounts shown in the Summary Compensation Table.

             Additional Commentary on the Determination of Awards for the Chief Executive Officer of LaSalle Investment Management.    One of our Named Executive Officers, Jeff A. Jacobson, participates in the LaSalle Investment Management Long-Term Incentive Compensation Program (LIM LTIP). As a result, he does not participate in the GEC LTIP.

              Our Compensation Committee established the original LIM LTIP during 2002, with the first measurement year being 2003 and the first payments being made in 2004. We design the program under the Stock Award and Incentive Plan to provide key LIM employees with:

•
An opportunity to further align their interests with those of our shareholders;
•
A long-term retention incentive;
•
An incentive to grow LIM's core advisory revenues and margins; and
•
An incentive to grow LIM's operating income.

              Under the LIM LTIP, we determine a fixed incentive amount to be paid at the end of each year if performance exceeds the annual cash flow, margin and compound growth rate targets we established for a five-year performance period. The Program requires the Committee to determine how much of each annual incentive would be delivered in cash and how much in unvested restricted stock units. The award in respect of performance for each year is paid in one-quarter tranches in each of the subsequent four years.

              Since the performance period for the fixed annual incentive amount determined in one year relates only to the immediately preceding year, in the Summary Compensation Table we report: (1) cash payments under the Program to Mr. Jacobson as Non-Equity Incentive Plan Compensation and (2) grants of restricted stock units as Stock Awards.

              With respect to the total annual incentive amount most recently determined in 2011 for 2010 performance, one quarter has been paid in cash in 2011 and one quarter will be paid in cash in each of 2012, 2013 and 2014, assuming that Mr. Jacobson has not then previously terminated his employment at the time of the payment.

              The payout earned and paid in a given year depends on whether LIM clears certain margin and growth rate hurdles for the immediately preceding calendar year. We then make the payout, from a pool of cash flow that has exceeded the hurdle amounts, to those executives who were granted a fixed number of participant points (out of a total of 100) against the pool. If an employee forfeits his or her points due to voluntary termination, that employee's participant points will be reallocated to other participants in the Program.

              In order to receive each future portion of an annual incentive, participants must be employed by the Company at the time of payment (subject to exceptions providing for protection from forfeiture in the cases of involuntary termination without cause, retirement, death or disability). This means that a participant forfeits unvested amounts of cash or restricted stock units if he or she voluntarily terminates employment or is terminated for cause or for documented poor performance. We believe this has created a significant retention incentive for those who participate in the Program. Unvested cash and restricted stock units will vest immediately on an accelerated basis and be distributed upon a change in control of the Company.

              We amended and restated the LIM LTIP effective January 1, 2008 so that it covers a new five year performance period ending December 31, 2012. The new LIM LTIP uses three financial performance measures: (1) modified cash flow, (2) modified base cash flow and (3) operating income. Additionally, as a condition for awards to be made for a given year, the actual margin for the investment management business must exceed 15% and the segment's total compensation and benefits expense as a percentage of revenue must not exceed 60%.

              We have filed the amended and restated LIM LTIP document as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2007.

             Determination of 2010 GEC LTIP Awards.    The GEC LTIP generated a total funding pool of $5,300,000 in respect of 2010 performance for the Named Executive Officers other than Mr. Jacobson. This reflected over-performance versus the target amount of $5,000,000 that had been established. The methodology for determining the GEC LTIP pool for 2010 is set forth in the table below, which indicates the specific performance measures we used, how the Company actually performed against those measures and the compensation funding that resulted for distribution to the plan participants. Of the total amount funded, Mr. Dyer received a 30% share, Ms. Martin a 20% share and each of Messrs. Hughes, Roberts and Ulbrich a 15% share.

GEC LTIP Performance Measures	2010 Performance Goal	Percentage of Total Funding	Annual Funding at Target	Performance Levels— Percentage of Goal Achieved	Percentage of Annual Funding Limit Available for Level of Performance Achieved	2010 Actual Performance Results (Funding Level)	2010 GEC LTIP Funding	Form of Award
G5 Objectives	See separate table below	40%	$2,000,000	Meets Does Not Meet	80%-100% Less than 80%	Meets all key objectives (100%)	$2,000,000	Restricted Stock Units
Operating Income Margin	8%	25%	$1,250,000	More than 110% 100%-110% 85%-99%	110% 100% 85%	8.9% (111%)	$1,375,000	Cash
Operating Income	$201 million	25%	$1,250,000	More than 110% 100%-110% 85%-99%	110% 100% 85%	$260.6 million (130%)	$1,375,000	Cash
Total Shareholder Return	10%	10%	$500,000	More than 110% 100%-110% Does Not Meet	110% 100% 0%	44% TSR (greater than 110%)	$550,000	Restricted Stock Units
Total (Where Applicable)			$5,000,000				$5,300,000

              The following table indicates the material (but not necessarily all) factors we took into account in determining that the Named Executive Officers met all of the key G5 objectives for 2010:

G5 Strategic Objective	Results
G1: Build our leading local and regional market positions

•       Maintained top position, or increased market share, in key markets, including in France, England, China and in key U.S. cities including Washington, D.C., Denver, Los Angeles and Chicago

•       Opened offices in strategic markets: Cairo, Vancouver and Zurich

•       Key hires in New York market

G2: Grow our leading position in Corporate Solutions	• Significant revenue growth in corporate business in EMEA • New account wins up 73% over 2010 • Expanded middle market corporate platform
G3: Capture the leading share of global capital flows for investment sales	• Significant expansion of US Capital Markets business • Maintained leading share of Hotels market globally • Strong performance in EMEA as market confidence returned
G4: Strengthen LaSalle Investment Management's leadership position	• Raised $5 billion of net new capital • Outperformed many of the benchmarks against which fund managers are measured • Strengthened margins due to effective expense controls
G5: Differentiate by connecting across the firm, and with clients

•       Significant multi-region wins in corporate outsourcing business

•       Improved inter-regional structures and communications for Capital Markets, Corporate Solutions and Retail businesses

•       High levels of employee engagement and manager effectivenss in global survey

Other significant results that strengthened the business

•       Used strong cash flow to reduce net debt position by $250 million

•       Maintained the only investment-grade rating in our industry

•       Brand strengthened through multiple awards, including for best consultancy and best place to work in various markets, and continued to be designated as one of the world's most ethical companies

    Comment on 2011 Compensation

              In 2011, we intend to continue our executive compensation strategy to link significant performance-based incentives to performance goals that deliver shareholder value. By integrating our cash incentive and stock ownership delivery systems, we believe we strike an effective balance between short-term orientation and longer-term performance that reinforces our business strategy.

    Base Salaries

              Consistent with our philosophy of emphasizing the performance-based aspects of our compensation program, we did not increase the base salaries of our Named Executive Officers for 2011 over what we paid in 2010, although we did restore the base salaries of Messrs. Hughes and Roberts to what they had been before they voluntarily reduced their salaries during the financial crisis consistent with compensation actions their respective business units were taking at the time. This is also consistent with our expense management goals as we strive to hold down our fixed compensation costs.

    Annual Incentives

              For 2011, we intend to maintain substantially the same approach with respect to annual incentives that we used for 2010. We will establish net income sharing rates for each of the six members of the GEC based on consolidated net income results. Executives will continue to be able to earn incentives for completion of key strategic objectives that we establish. The Committee will use its discretion to determine annual incentives, up to the maximum amounts, according to both financial and non-financial performance. We have also decided that to the extent 2011 annual incentives are paid in 2012, the portion of annual incentives that will be required to be paid as restricted stock units will be at least 15% for each GEC member.

              The specific individual performance measures and other strategic growth objectives for each GEC member will include activities that we believe will be specifically important for operating in markets that will remain dynamic and challenging during 2011 and that we believe continue to diverge in terms of the pace and extent of recoveries. Among other objectives, we are therefore designing them to:

•
Drive continued cost discipline, including leveraging of the current expense base to support additional revenues;
•
Promote liquidity management and prompt collection of receivables;
•
Promote management and development of talent, including diverse talent, and retention of top talent in the face of market pressures;
•
Promote innovation in all service lines, including further development of ways to capitalize on the opportunities that will arise out of market dislocations and government stimulus programs;
•
Drive further interconnectedness among our people world-wide so they are able to maximize our cross-selling potential as an organization and make the full power of our platform available to our clients; and
•
Drive a continued focus producing the best possible results for our clients, seeking always to conduct business with the highest integrity.

    GEC LTIP

              We intend to continue to operate the GEC LTIP consistent with 2010.

 Stock Ownership Guidelines for Executive Officers

              We have established ownership guidelines for key employees, including the Named Executive Officers, in order to align their interests with those of our shareholders. In the case of our Chief Executive Officer, the equity ownership guideline is the lesser of (i) six times annual base salary or (ii) 60,000 shares. In the case of the remaining Named Executive Officers, the guideline is the lesser of (i) four times annual base salary or (ii) 40,000 shares.

              In the event the guideline is not met for a given year, the employee will not be allowed to opt out of the requirement under our Stock Ownership Program that a portion of the annual incentive be paid in restricted stock units rather than in cash. For this purpose, we evaluate ownership as of the first trading day in January preceding the date of the related annual incentive payment. To do this, we use the executive's base salary on that day, the stock price on that day and his or her holdings of our Common Stock. Covered employees may satisfy their ownership guideline through:

•
Shares owned directly;
•
Shares owned by a spouse or a trust;
•
The potential gain from outstanding stock options;
•
Unvested restricted stock units; and
•
Stock the receipt of which has been deferred through our U.S. Deferred Compensation Plan.

              The following table indicates the current positions of our Named Executive Officers relative to the guideline as of March 18, 2011, when the price per share of our Common Stock at the close of trading on the New York Stock Exchange was $98.35. Each of our Named Executive Officers exceeds the minimum guideline.

Stock Ownership of the Named Executive Officers

Name	Shares Directly Owned (#)	Restricted Stock Units (#) (1)	Stock Options (#)	Total (#)	Value at 3/18/11	Minimum Ownership Requirement
Colin Dyer	96,385	70,348	0	166,733	$16,398,191	$4,500,000
Lauralee E. Martin	45,902	54,413	0	100,315	$9,865,980	$1,700,000
Alastair Hughes	26,031	39,153	0	65,184	$6,410,846	$1,400,000
Jeff A. Jacobson	26,573	33,300	0	59,873	$5,888,510	$1,400,000
Peter C. Roberts (2)	83,261	47,155	0	130,416	$12,826,414	$1,400,000
Christian Ulbrich	10,673	22,554	0	33,227	$3,267,875	$1,400,000

(1)
Includes awards of restricted stock units made during 2011.

(2)
34,085 of the shares listed are held by Mr. Roberts's wife. Mr. Roberts retains (and does not disclaim) beneficial ownership of these shares for securities law purposes.

 Additional Long-Term Compensation Programs.

              We have various additional equity and other incentive programs. We have designed them to align the interests of our employees, and particularly our executives, with the interests of our shareholders and to serve as longer-term retention vehicles for our people. Generally, we establish these types of programs because they are standard within the respective markets in which we operate, and we therefore believe they are a necessary component in the compensation programs for firms, such as ours, that want to be competitive as employers of choice. Our Named Executive Officers are typically eligible to participate in these programs on the same basis as are our other employees. We do not view that any one of these programs individually constitutes a materially significant feature in the overall compensation of any of our Named Executive Officers, although together they are helpful in attracting and retaining high-caliber people.

              For ease of reference, the following chart lists all of the programs, together with a brief description. After that, we discuss each of the programs in more detail (and the brief descriptions are qualified by those broader discussions):

Program	Brief Description
U.S. Employee Stock Purchase Plan	U.S. after-tax employee stock purchase plan; monthly stock purchases from the market at the then market rates.
U.K. Save As You Earn Plan	U.K. tax-qualified employee stock purchase plan; stock purchases at 15% discount after three or five years of savings through payroll deductions.
Co-Investment Long-Term Incentive Plan	Grants of interests in LaSalle Investment Management real estate investment funds to senior group of Company officers (International Directors). Future grants under this program were discontinued, effective January 1, 2007.
International and Regional Director Personal Co-Investment Program	Vehicle to permit personal after-tax investments the return on which will relate to the performance of a pool of LaSalle Investment Management real estate investment funds. Future investment opportunities under this program were discontinued, effective January 1, 2007.
Retirement Savings Plans and Arrangements	Retirement savings plans are country specific and generally related to local market practices, including for example the U.S. 401(k) plan with Company match.
Severance Arrangements	Standard Company severance arrangements are country specific, with all Named Executive Officers subject to specific provision in the U.S. Severance Pay Plan.
U.S. Deferred Compensation Plan	Allows eligible U.S. employees to defer income for receipt at designated future times; Company does not make contributions.
Change in Control Benefits	Other than in connection with accelerated vesting of restricted stock units and stock options, enhanced change in control benefits not provided. No tax gross-ups.
Perquisites	No personal perquisites (such as club memberships) of any significance are provided. In appropriate circumstances, we do provide reimbursement for certain expatriate and / or relocation expenses, all of which we disclose in the Summary Compensation Table.

U.S. Employee Stock Purchase Plan and U.K. Save As You Earn (SAYE) Stock Plan

              The U.S. Employee Stock Purchase Plan and the U.K. Save As You Earn (SAYE) Stock Plan provide eligible employees with a means for using their own personal funds to accumulate Jones Lang LaSalle Common Stock. Typically, we structure these plans according to the tax regimes of the countries in which we offer them.

•
The U.S. Employee Stock Purchase Plan provides employees in the United States with a means to purchase stock through regular payroll deductions. We purchase shares for the Plan at the end of each month in the open market at the then current price. We do not provide any discounts but we do pay brokerage costs. None of our Named Executive Officers participated in the U.S. Employee Stock Purchase Plan in 2010.
•
The U.K. SAYE Plan provides employees in the United Kingdom and Ireland with an option to purchase stock at a 15% discount through regular payroll deductions accumulated over an offering period. None of our Named Executive Officers participated in the U.K. SAYE Plan during 2010.

Co-Investment Long-Term Incentive Plan

              Our Co-Investment Long-Term Incentive Plan was designed to provide the group of the then approximately 150 of our senior leaders around the world, known as our International Directors, with the opportunity to benefit on a notional basis from real estate co-investments made by the Company on their behalf through its LaSalle Investment Management business. Primarily to avoid certain negative accounting and tax effects from the future expansion of the Co-Investment Plan, we discontinued further grants beyond 2006. Grants that we previously made will continue to vest according to their terms and will continue to serve as a useful retention incentive. In 2007, as an alternative means of recognizing the achievements of our International Directors and as an additional long-term retention incentive aligned with increases in our stock price, we made a grant to each International Director, including each Named Executive Officer other than Mr. Jacobson, of $37,000 in restricted stock units (based upon the closing price of shares of our Common Stock on January 2, 2007) that vest in five years assuming continued employment at the time by each grantee. We did not make any additional grants to International Directors in 2008, 2009 or 2010 and do not anticipate doing so in 2011.

              As originally structured, the Co-Investment Plan sought to:

•
Help the Company retain its most senior people;
•
Align the interests of participants with those of the Company's real estate investment clients; and
•
Increase their efforts to promote the Company's success in the interests of our shareholders.

              We originally established the Co-Investment Plan to make grants of investments for the benefit of our International Directors during a three-year period starting on January 1, 2002, with an initial notional allocation by the Company of $5 million among those employees who were International Directors on that date. We earmarked an additional $5 million to be invested in the Co-Investment Plan for the International Directors in place on each of January 1, 2003 and January 1, 2004 if the Company achieved a certain performance level during the respective previous years. The Company did not achieve the required level of performance during 2002, so we did not make a grant in 2003. The

Company did achieve the required level of performance in 2003 and so we made a second investment in 2004. In October 2004, our Board extended the Co-Investment Plan for one additional notional investment allocation to be made in 2005 in the event the Company achieved a certain performance level during 2004. Since the Company did achieve the required level of performance during 2004, a third notional investment of $5 million was made in 2005. Based upon the Company's strong financial performance in 2005, our Board approved an additional notional investment of $5 million in 2006.

              A participant vests in the portion of his or her notional investment account upon the earlier of:

•
Five years from the date as of which each allocated investment is made;
•
Retirement;
•
Death or permanent disability; or
•
A change in control of the Company.

Termination of employment for any reason other than those listed above results in a forfeiture of all of a participant's interests in the Co-Investment Plan. We determine the value of a participant's account based on the performance of particular real estate funds managed by LaSalle Investment Management. The Compensation Committee administers the Co-Investment Plan.

              While they have participated in the separate LIM Long-Term Incentive Compensation Program described below, certain of our LaSalle Investment Management International Directors, including Jeff A. Jacobson, one of our Named Executive Officers, have not also participated in the Co-Investment Plan. In 2005 and 2006, we did permit International Directors who were employees of LaSalle Investment Management and located in certain countries where permitted, including Mr. Jacobson, to make (and certain of them did make) investments from their own funds, either directly or, if otherwise eligible, through our United States Deferred Compensation Plan described below, the returns on which will be calculated as if they were grants made under the Co-Investment Plan.

              Other than as set forth above with respect to Mr. Jacobson, all of our other Named Executive Officers have participated in the Co-Investment Plan through 2006.

International and Regional Director Personal Co-Investment Program

              In 2006, we introduced a new International and Regional Director Personal Co-Investment Program, in which all of our International and Regional Directors, including our Named Executive Officers, were eligible to participate on a voluntary basis. The Personal Co-Investment Program permitted eligible participants to invest personally in the performance of certain of the funds that LaSalle Investment Management has established for its clients. We intended the Program to serve as a retention device by:

•
Providing our people a means to participate in a personal investment opportunity that was unique to being employed at our Company; and
•
Further aligning the interests of our people with the success of our LaSalle Investment Management business and the performance it seeks to achieve on behalf of its clients.

              Of our Named Executive Officers, Colin Dyer, Jeff A. Jacobson and Peter C. Roberts have made personal investments in the Personal Co-Investment Program.

              Primarily to avoid certain negative accounting effects from the future expansion of the Personal Co-Investment Program (similar to those issues that arose with respect to the Co-Investment Plan), we have discontinued the ability to make further investments beyond 2006. Personal investments made in 2006 will continue to remain outstanding, however.

              Personal investments through the Program represent an interest whose return will reflect the performance of the co-investments that the Company itself has made in LaSalle Investment Management funds.

              During 2006, we permitted eligible participants to personally invest up to US$100,000 in the Personal Co-Investment Program. As they represent personal investment funds, all investments made by our Named Executive Officers vested immediately. Each Named Executive Officer will continue to own the investment even if he or she leaves the Company, regardless of the circumstances. A participant does not have any rights to sell investment units back to the Company in the event he or she leaves the Company, nor can the Company require a participant to sell them back.

              Participants may not re-sell investment units to anyone else, nor may they pledge them as collateral for a loan. Investment units may pass to their heirs upon their death, but otherwise the units are not liquid investments.

              As a legal matter, investment units represent a liability of Jones Lang LaSalle Incorporated that is owed to participants as unsecured creditors of the Company. We measure the investment return on the liability by the return that the Company receives on the LIM Funds, but participants are not themselves direct investors in the underlying LaSalle Investment Management funds. Therefore, in the event of the bankruptcy of the Company, participants could lose up to the entire value of the investment even if the underlying funds themselves remained solvent.

              During 2007, there was a return of principal of approximately $14,000 and interest of approximately $13,000 on each $100,000 initial investment. There was no return of principal during 2008. In February 2009, there was a return of principal of approximately $7,400 and interest of approximately $2,600 on each $100,000 initial investment. In December 2010, there was a return of principal of approximately $8,600 and interest of approximately $4,400 on each $100,000 initial investment.

Retirement Savings Plans and Arrangements

              United States Savings and Retirement Plan for U.S. Based Named Executive Officers. Our United States Savings and Retirement Plan is a defined contribution plan qualified under Section 401(k) of the U.S. Internal Revenue Code. Subject to certain limitations under the Code (currently $9,800 per year per participant), we make matching contributions to each eligible participant's account in an amount equal to 100% of each dollar contributed to the Plan, up to the first 3% of the participant's compensation. We match 50% of each dollar contributed to the Plan on the next 2% of compensation. Pre-tax, after-tax and catch-up contributions are taken into account in determining the amount of employer matching contributions. We will match contributions based on compensation up to $245,000 for 2010. A participant does not become eligible to receive the Company's matching payments unless he or she has completed at least 1,000 hours of service during the 12-month period beginning on the date of hire or during any Plan year that begins after the date of hire. Matching contributions begin on the first day of the month coincident with or next following the date an employee meet the eligibility requirements. Participants are vested in all amounts in their Plan accounts.

              Those of our Named Executive Officers who are United States taxpayers, Colin Dyer, Jeff A. Jacobson, Lauralee E. Martin and Peter C. Roberts, are eligible to participate in the Savings and Retirement Plan and did participate during 2010. The matching contributions we made on their behalf are reported in the Summary Compensation Table below.

             Retirement Arrangements for Alastair Hughes.    We originally executed an Employment Agreement with Alastair Hughes, one of our Named Executive Officers, in 1999. We did so when we were generally entering into standard employment agreements with our executives in the United Kingdom in order to be consistent with the labor market in that country. The agreement with Mr. Hughes provides for an annual contribution to an individual pension plan with a pension provider of Mr. Hughes' choice. The amount of the contribution is based on different percentages of salary (with a cap of £100,000) based on age. Before Mr. Hughes took individual responsibility for his pension arrangements in 1995, he was a member of the Company's U.K. Trust Pension Scheme, a defined benefit plan, from October 1993 to April 1995. As a result, there is a deferred pension due to Mr. Hughes when he reaches age 60 equal to £695 per year (as increased by a consumer price index capped at 5% per year maximum from April 1995 to the date of his 60th birthday).

Severance Arrangements for Named Executive Officers

              We currently maintain a Severance Pay Plan for full time employees in the United States, including executive officers. To be eligible to receive benefits under the Severance Pay Plan, an employee must be involuntarily terminated from employment under specified circumstances and also must meet all of the conditions of the Severance Pay Plan.

              Severance benefits include:

•
Base Severance, comprised of one-half month of base pay (not including the expected annual incentive) in effect at the time of the employment termination; and
•
Enhanced Severance, provided the employee executes a severance agreement and general release in favor of Jones Lang LaSalle.

              Enhanced severance is a multiple of base pay that varies with the circumstances of termination and is otherwise based on an employee's position level and length of service, reimbursement for certain health care insurance costs and outplacement for professional employees. The maximum benefit under the Plan would be fifteen months of base pay. For employees terminated after June 30 of any given year and before annual incentives are paid for the year in which they are terminated, enhanced severance also may include an annual incentive payment, calculated as a prorated share of the employee's target annual incentive for the year of termination, subject to Jones Lang LaSalle's then existing practice of determining discretionary annual incentive payments.

              Under a provision of the Severance Pay Plan that we have specifically established to cover members of our Global Executive Committee, each of the Named Executive Officers would be eligible (regardless of length of service) to receive a minimum of twelve months of base salary, plus an amount equal to the individual's expected annual incentive then in effect, as Enhanced Severance if his or her employment is involuntarily terminated by the Company without cause. To the extent applicable, a Global Executive Committee participant who is also eligible to receive severance payments under any other plan, program or arrangement provided to employees in countries other than the United States (including an employment agreement) may elect whether to receive payments under the Severance Pay Plan or such other arrangement, but is not entitled to receive payments under both. In any event, the maximum benefit under the Severance Pay Plan remains at fifteen months if a participant has sufficient longevity with the Company to exceed the twelve month minimum.

              The severance benefits we make available to our Named Executive Officers are designed to assist in retaining them as we compete for talented employees in a marketplace for global talent where similar (if not often greater) protections are commonly offered. We intend for severance benefits to ease an employee's transition due to an unexpected employment termination by the Company. As our severance benefits would also be available in the case of a termination that followed a change in control, our severance arrangements also encourage employees to remain focused on the Company's business in the event of rumored or actual fundamental corporate changes. We do not provide any tax gross-ups on severance payments under any circumstances.

United States Deferred Compensation Plan

              Effective for compensation paid on and after January 1, 2004, we established a Deferred Compensation Plan for our employees in the United States who are at our National Director level and above. The Deferred Compensation Plan is a non-qualified deferred compensation program intended to comply with Section 409A of the United States Internal Revenue Code. The Plan permits eligible participants, including those of our Named Executive Officers who are subject to United States income tax, to voluntarily elect to defer up to 75% of their base salaries, up to 100% of their annual incentives and up to 100% of their vested restricted stock unit awards (including under the SOP). Members of our Board of Directors are eligible to participate in the Deferred Compensation Plan with respect to their Director fees.

              As indicated in the Compensation Tables below, four of our Named Executive Officers, Colin Dyer, Jeff A. Jacobson, Lauralee E. Martin and Peter C. Roberts, have previously elected to defer certain amounts of their compensation under the Plan.

              The amounts of any compensation deferred under the Plan remain an asset of the Company and constitute an unsecured obligation of the Company to pay the participants in the future. As such, they are subject to the claims of other creditors in the event of the Company's insolvency. Gains and losses on deferred amounts are credited based on the performance of a hypothetical investment in a variety of mutual fund investment choices the participants select. A participant's account may or may not appreciate depending upon the performance of the hypothetical investment selections the participants make. Participants must elect certain future distribution dates on which all or a portion of their accounts will be paid to them in cash, including in the case of a change in control of the Company. The Company does not make any contributions to the Plan beyond the amounts of compensation that participants themselves elect to contribute.

Change in Control Benefits

              Other than as the result of the severance benefits we describe above, which apply in the case of terminations regardless of whether they occur in connection with a change in control or not, we do not have any enhanced severance benefits for any of our Named Executive Officers that would specifically result from a change in control over the Company. We do not provide any tax gross-ups on severance payments under any circumstances.

              The Stock Award and Incentive Plan, under which all restricted stock units and stock options have been granted, provides that, unless otherwise determined by the Compensation Committee as Plan Administrator in writing at or after the grant of an award, in the event of a change in control (as that is defined in the Stock Award and Incentive Plan), all outstanding awards under the Plan will, among other things, become fully vested on an accelerated basis. Additionally, outstanding but unvested grants under each of the GEC LTIP, the LIM LTIP and the LIM Co-Investment Plan would become fully vested on an accelerated basis in the event of a change in control.

Perquisites

              We do not provide personal perquisites (such as club memberships or non-business airline travel) of any significance to our Named Executive Officers as part of their compensation packages. In appropriate circumstances, we do provide reimbursement for certain expatriate expenses, all of which we disclose in the Summary Compensation Table.

Certain Tax Matters

              Section 162(m) of the United States Internal Revenue Code limits the deduction a publicly held corporation is allowed for compensation paid to the chief executive officer and to the three most highly compensated executive officers other than the chief executive officer and the chief financial officer. Generally, amounts paid in excess of $1 million to a covered executive, other than "performance-based" compensation, cannot be deducted. We have designed our annual incentive and equity awards programs to qualify as performance-based compensation, so the compensation we pay to our executive officers is generally fully deductible for U.S. federal income tax purposes, and we do currently intend to continue seeking a tax deduction for substantially all of our executive compensation. We will continue to monitor issues concerning the tax deductibility of executive compensation and will take appropriate action if we believe it is warranted. Since corporate objectives and strategic needs may not always be consistent with the requirements of full deductibility, we are prepared to use our discretion, if we believe it is appropriate, to enter into compensation arrangements or provide compensation under which payments may not be fully deductible.

 COMPENSATION COMMITTEE REPORT

              As more particularly described above under "Corporate Governance Principles and Board Matters," the Compensation Committee of the Board is responsible for providing independent, objective oversight of Jones Lang LaSalle's executive compensation programs, including those with respect to stock ownership. The Compensation Committee is currently comprised of five Non-Executive Directors, each of whom is independent as defined by the NYSE listing standards in effect at the time of mailing of this Proxy Statement and by applicable SEC rules. The Compensation Committee operates under a written Charter, which the Board of Directors has approved.

              The Compensation Committee has reviewed and discussed with the Company's management the Compensation Discussion and Analysis presented in this Proxy Statement. Based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Thomas C. Theobald (Chairman)
Hugo Bagué*
DeAnne Julius
Ming Lu
Sheila A. Penrose

*
Became a member of the Compensation Committee effective March 1, 2011.

COMPENSATION TABLES

              The following tables and footnotes set forth information regarding the cash and other forms of compensation we paid in respect of performance during each of 2010, 2009 and 2008, to our Named Executive Officers:

•
Our Chief Executive Officer and President;
•
Our Chief Operating and Financial Officer; and
•
In alphabetical order, the Chief Executive Officers of our four principal business segments.

              Each of the Named Executive Officers held his or her position for all of 2010. Except as specified, the footnote disclosures below generally relate only to compensation for 2010. We included footnotes to compensation for prior years in the respective Proxy Statements relating to those years. The footnotes explain how and where we converted amounts in the tables from other currencies into U.S. Dollars.

              To comply with revisions to the compensation disclosure requirements that the Securities and Exchange Commission issued on December 16, 2009, throughout this Proxy Statement we disclose stock awards based on grant date fair values rather than on the dollar amounts of awards we recognized for financial statement reporting purposes, as we had done during the three-year period when the previous rules were in effect. To facilitate year-to-year comparisons in accordance with the new requirements, we have recomputed the amounts of stock awards for 2008 to present their full grant date fair values, as the result of which we have correspondingly recomputed the total compensation amounts for that year. The differences under the new and previous accounting rules are significant, so the stock award and total compensation figures shown below will appear to differ materially from Proxy Statements when the prior rules were in effect.

 Summary Compensation Table

Name and Principal Position (1)	Year	Salary (2)	Bonus (2)	Stock Awards (2)(3)	Option Awards	Non-Equity Incentive Plan Compensation (2)(4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (2)(5)	Total
Colin Dyer	2010	$750,000	$0	$2,315,000	—	$3,375,000	—	$26,397	$6,466,397
President and	2009	$750,000	$187,500	$387,500	—	$975,000	—	$29,657	$2,329,657
Chief Executive	2008	$750,000	$0	$800,000	—	$0	—	$105,985	$1,655,985
Officer
Lauralee E. Martin	2010	$425,000	$0	$1,210,000	—	$2,450,000	—	$25,344	$4,110,344
Chief Operating	2009	$425,000	$140,000	$570,000	—	$740,000	—	$26,654	$1,901,654
and Financial	2008	$425,000	$0	$462,500	—	$487,500	—	$63,296	$1,438,296
Officer
Alastair Hughes	2010	$350,000	$0	$1,032,500	—	$2,112,500	—	$253,616	$3,748,616
Chief Executive	2009	$315,000	$0	$372,500	—	$977,500	—	$284,048	$1,958,048
Officer,	2008	$350,000	$0	$320,000	—	$480,000	—	$69,514	$1,219,514
Asia Pacific
Jeff A. Jacobson	2010	$350,000	$0	$250,000	—	$791,500	—	$902,787	$2,294,287
Chief Executive	2009	$350,000	$0	$97,500	—	$788,852	—	$846,592	$2,082,944
Officer, LaSalle Investment Management	2008	$350,000	$0	$1,600,812	—	$2,080,812	—	$421,000	$4,452,624
Peter C. Roberts,	2010	$350,000	$0	$1,132,500	—	$2,362,500	—	$21,902	$3,866,902
Chief Executive	2009	$308,000	$225,250	$410,000	—	$964,750	—	$22,365	$1,930,115
Officer, Americas	2008	$350,000	$0	$500,000	—	$1,200,000	—	$41,490	$2,091,490
Christian Ulbrich	2010	$350,000	$0	$882,500	—	$1,912,500	—	$79,501	$3,224,501
Chief Executive Officer, EMEA	2009	$350,000	$0	$212,203	—	$572,586	—	$87,022	$1,221,811

Please Note: For information about additional individual stock awards we made in February 2011 and that are not reflected in the above table, see footnote 3(b)(ii) under "Grants of Plan-Based Awards for 2010."

(1)
(a) Mr. Hughes served as the Chief Executive Officer of our EMEA business through December 31, 2008. Effective January 1, 2009, he became the Chief Executive Officer for our Asia Pacific business and relocated from London to Singapore.

(b)    Mr. Jacobson served as the Chief Executive Officer of our LaSalle Investment Management business for all of 2010, but he relocated from London to the group's Singapore office effective January 1, 2010.

(c)    Mr. Ulbrich became the Chief Executive Officer of our EMEA business effective January 1, 2009. We do not disclose Mr. Ulbrich's compensation prior to 2009 since he was not then a Named Executive Officer and comparisons to prior years are not meaningful given the different position he previously held with our firm as the Managing Director of our business in Germany.

(2)
(a)    We list the base salaries for Messrs. Hughes, Jacobson and Ulbrich in U.S. Dollars for ease of comparison, but we actually pay them in the currencies where they are resident and out of local revenues (Singapore Dollars in the case of Messrs. Hughes and Jacobson (and Pounds Sterling before their relocations) and Euros in the case of Mr. Ulbrich). Mr. Hughes's base salary in local currencies did not change from 2008 to 2010, but in 2009 he voluntarily reduced his base salary on the relative basis shown in connection with the Company's expense reduction efforts in his region as the result of the global recession. Mr. Jacobson's base salary in local currencies did not change from 2008 through 2010, nor did Mr. Ulbrich's from 2009 through 2010. However, these amounts would have changed significantly from one year to the next in U.S. Dollars given the fluctuations in exchange rates that have taken place. Accordingly, we believe it is more meaningful for purposes of this Proxy Statement to indicate our intention with respect to the base salary compensation of our Named Executive Officers during the prior three years, which was to pay our regional Chief Executive Officers on the relative bases in U.S. Dollars as indicated.

  (b)    Amounts shown in the table for Messrs. Hughes and Jacobson in the "Bonus," "Stock Awards" and "Non-Equity Incentive Plan Compensation" columns were originally quoted in U.S. Dollars and so do not raise the same currency translation issues as do base salaries. However, most of the amounts shown in the table for Messrs. Hughes, Jacobson and Ulbrich in the "All Other Compensation" column were paid in local currencies at different times during the year. Regardless of when paid, for purposes of presentation we have converted all of them to U.S. Dollars at the exchange rates of: 1.40 Singapore Dollars to the U.S. Dollar (the rate we use by contract with Mr. Jacobson); and 0.64 Pounds Sterling to the U.S. Dollar and 0.722 Euros to the U.S. Dollar, in each case the rate at December 31, 2010.

(3)
(a)    The amounts we report in this column reflect the grant date fair values of the stock awards we made to our Named Executive Officers computed in accordance with FASB ASC Topic 718.

(b)    The stock awards reported in this column for each of our Named Executive Officers, other than Mr. Jacobson, represent the sum of (i) restricted stock units paid as a portion of the annual cash incentives and (ii) restricted stock units paid as a portion of the GEC LTIP. We discuss these different types of awards in more detail below under "Grants of Plan Based Awards For 2010."

(c)    In the case of Mr. Jacobson, stock awards represent the sum of (i) restricted stock units paid as a portion of the annual cash incentive and (ii) restricted stock units, if any in a given year, that we paid under the LIM LTIP. We discuss these different types of awards in more detail below under "Grants of Plan Based Awards For 2010."

(4)
(a)    The amounts in this column reflect annual incentive cash payments we made under the performance-based awards provisions that we used to determine executive compensation under our Stock Award and Incentive Plan, although within our Company we commonly refer to these payments as our "bonuses." Consistent with previous years' disclosures in our Proxy Statements, the annual incentive amounts shown for 2010 were actually paid in March 2011 but relate to the achievement of performance objectives previously established for 2010.

(b)    Under the structure of the annual incentive plan as it applied to members of the GEC for 2010, each of the Named Executive Officers was required to receive at least 15% of any annual incentive in restricted stock units rather than in cash. We include restricted stock units granted as part of the annual incentives in the column entitled "Stock Awards."

(c)    The amounts in this column also reflect cash awards made under the GEC LTIP for 2010 performance but which we will not pay until they vest in 36 months. For additional information about these awards, see "Grants of Plan Based Awards for 2010."

(d)    For Mr. Jacobson, the amount in this column includes $291,500 earned under the LIM LTIP, one-quarter of which ($72,875) is being paid in cash in 2011 and the other three quarters of which will be paid in cash in 2012, 2013 and 2014, respectively, assuming that he has not then previously terminated his employment at the time of the payment. We also show this amount separately in the table below under "Grants of Plan-Based Awards For 2010."

(e)    Each of the Named Executive Officers has satisfied the required ownership guidelines established for the Stock Ownership Program and, as is the case for all eligible participants, had the right to elect not to participate in the Program for 2010. All of the Named Executive Officers made a voluntary election not to participate.

(5)
(a)    The other amounts in this column with respect to 2010 reflect:

                           (i)  Matching contributions by Jones Lang LaSalle to the Savings and Retirement Plan (qualified under Section 401(k) of the United States Internal Revenue Code) of $9,800 for each of Mr. Dyer, Ms. Martin, Mr. Roberts and Mr. Jacobson;

                          (ii)  For Mr. Hughes, transportation and international expatriate housing, living and education expense reimbursements in total of $222,779, all of which were incurred in connection with his relocation to Singapore from London, a pension contribution of $18,750 and allowances in total for health care and insurance premiums of $3,339;

                        (iii)  For Mr. Jacobson, international expatriate relocation, living, transportation and education expense reimbursements and housing cost equalization in the total amount of $411,266 and reimbursement estimated at $470,229 for the differential between tax rates in the United Kingdom and the United States, where he remains required to pay income taxes (and including a tax gross-up and reimbursement for tax preparation and advice);

                         (iv)  For Mr. Ulbrich, transportation allowances of $49,342, pension allowances of $24,189 and allowances for insurance premiums of $3,966; and

                          (v)  Premiums paid on life insurance policies of $1,011 for Mr. Dyer, $475 for Mr. Jacobson, $1,257 for Ms. Martin and $515 for Mr. Roberts.

    (b)    In each of June and December of 2010, at the same time that the Company paid a semi-annual cash dividend of $0.10 per share of its outstanding common stock, the Company also paid a dividend equivalent of the same amount on each outstanding unvested restricted stock unit. The amounts shown in this column include the dividend equivalents that were paid on restricted stock units held by Mr. Dyer in the total amount of $15,586, Ms. Martin in the total amount of $14,287, Mr. Hughes in the total amount of $8,748, Mr. Jacobson in the total amount of $11,017, Mr. Roberts in the total amount of $11,587, and Mr. Ulbrich in the total amount of $2,004. We do not include dividends paid on shares that have previously vested and may still be held by the Named Executive Officers in personal brokerage accounts.

Grants of Plan-Based Awards For 2010

              The following table sets forth information about grants of awards that we made to the Named Executive Officers in respect of 2010 under each of our Stock Award and Incentive Plan and our LaSalle Investment Management Long-Term Incentive Compensation Program. We did not grant any new stock options to the Named Executive Officers in 2010 and do not anticipate doing so during 2011.

								All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options		Grant Date Fair Value of Stock and Option Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Colin Dyer	2/25/11	$825,000	$825,000	$825,000	—	—	—	—	—	—	—
	3/3/10	—	—	—	—	—	—	16,589	—	—	$1,100,000
	1/3/11	—	—	—	—	—	—	5,218	—	—	$450,000
	2/25/11	—	—	—	—	—	—	7,847	—	—	$765,000

Lauralee E. Martin	2/25/11	$550,000	$550,000	$550,000	—	—	—	—	—	—	—
	3/3/10	—	—	—	—	—	—	6,787	—	—	$450,000
	1/3/11	—	—	—	—	—	—	3,479	—	—	$300,000
	2/25/11	—	—	—	—	—	—	5,231	—	—	$510,000

Alastair Hughes	2/25/11	$412,500	$412,500	$412,500	—	—	—	—	—	—	—
	3/3/10	—	—	—	—	—	—	5,279	—	—	$350,000
	1/3/11	—	—	—	—	—	—	3,479	—	—	$300,000
	2/25/11	—	—	—	—	—	—	3,924	—	—	$382,500

Jeff A. Jacobson	2/25/11	$291,500	$291,500	$291,500	—	—	—	—	—	—	—
	1/3/11	—	—	—	—	—	—	2,899	—	—	$250,000

Peter C. Roberts	2/25/11	$412,500	$412,500	$412,500	—	—	—	—	—	—	—
	3/3/10	—	—	—	—	—	—	6,033	—	—	$400,000
	1/3/11	—	—	—	—	—	—	4,058	—	—	$350,000
	2/25/11	—	—	—	—	—	—	3,924	—	—	$382,500

Christian Ulbrich	2/25/11	$412,500	$412,500	$412,500	—	—	—	—	—	—	—
	3/3/10	—	—	—	—	—	—	3,017	—	—	$200,000
	1/3/11	—	—	—	—	—	—	3,479	—	—	$300,000
	2/25/11	—	—	—	—	—	—	3,924	—	—	$382,500

(1)
Cash Component of the GEC Long Term Incentive Compensation Program

The amounts in this column for Mr. Dyer, Ms. Martin and Messrs. Hughes, Roberts and Ulbrich reflect the unvested cash awards we made under the GEC LTIP. The awards were made in 2011 and relate to 2010 performance. The cash will be paid to the Named Executive Officers after a 36 month vesting period and assuming that the intended recipient has not then previously voluntarily terminated his or her employment. The amount shown for each of "Threshold," "Target" and "Maximum" is the same because it has already been determined.

(2)
LIM Long-Term Incentive Compensation Program

The amount in this column for Mr. Jacobson reflects the cash award we made under the LIM LTIP in 2011 and that is subject to future vesting. The award relates to 2010 performance. Of the amount shown in the table, $291,500, one quarter has been paid in cash in 2011 and one quarter will be paid in cash in each of 2012, 2013 and 2014 assuming that Mr. Jacobson has not then previously terminated his employment at the time of the payment. The amount shown for each of "Threshold," "Target" and "Maximum" is the same because it has already been determined.

(3)
Restricted Stock Units

The stock awards we report in this column represent the sum of restricted stock units awarded under our Stock Award and Incentive Plan (a) as a mandatory portion of the annual incentives, (b) as additional discretionary grants in connection with the determination of the annual incentives and (c) in connection with the GEC LTIP.

Additional information about each of these different types of equity awards is presented below.

(a)    Restricted Stock Units Paid as Mandatory Part of the Annual Incentive. The Named Executive Officers were required to receive a minimum of 15% of their total annual incentives in the form of restricted stock units. The value of the restricted stock units, which is reflected in the table below, is based on the closing price per share of our Common Stock on the NYSE of $86.25 on the first day of trading this year, January 3, 2011, the effective date of the award.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	5,218	$450,000
Lauralee E. Martin	3,479	$300,000
Alastair Hughes	3,479	$300,000
Jeff A. Jacobson	2,899	$250,000
Peter C. Roberts	4,058	$350,000
Christian Ulbrich	3,479	$300,000

    Half of the restricted stock units vest July 1, 2012 and half vest July 1, 2013. 50% of the shares must be retained for an additional twelve months after they vest and before they may be sold.

    (b)    Restricted Stock Units Paid as Additional Discretionary Grants. (i) During 2010, the Named Executive Officers, other than Mr. Jacobson, received discretionary grants of restricted stock units in connection with the determination of their annual incentives. The initial values of the restricted stock units are provided in the table below and are reflected within the aggregate amounts shown in the Summary Compensation Table. The number of shares we show in the table was based on a closing price per share of our Common Stock on the NYSE of $66.31 on the grant date, March 3, 2010.

    Half of these restricted stock units vest July 1, 2013 and the other half July 1, 2015.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	16,589	$1,100,000
Lauralee E. Martin	6,787	$450,000
Alastair Hughes	5,279	$350,000
Peter C. Roberts	6,033	$400,000
Christian Ulbrich	3,017	$200,000

    (ii)    In February 2011, in connection with the determination of the annual incentives, we made discretionary grants of restricted stock units to certain of the Named Executive Officers. Consistent with our disclosures in previous Proxy Statements, in order to avoid double-counting with grants we made during 2010 and that are reported in the Summary Compensation Table in this Proxy Statement, we have not included the new 2011 grants in the above table. We will instead report them in the Proxy Statement for our 2012 Annual Meeting. In 2011, we awarded the following number of shares to the respective Named Executive Officers, in each case based on a closing price per share of our Common Stock on the NYSE of $97.50 on the grant date, February 25, 2011:

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	15,385	$1,500,000
Lauralee E. Martin	1,026	$100,000
Alastair Hughes	3,590	$350,000
Peter C. Roberts	3,590	$350,000
Christian Ulbrich	5,129	$500,000

    Half of the restricted stock units vest February 25, 2014 and half vest February 25, 2016. They are not subject to accelerated vesting under the "Rule of 65" in the case of retirement. 50% of the shares must be retained for an additional twelve months after they vest and before they may be sold.
    Since he participates in the separate LaSalle Investment Management Long-Term Incentive Compensation Program, Mr. Jacobson did not otherwise receive additional discretionary grants of restricted stock units in 2010 or 2011.

    (c)    Restricted Stock Units Paid under the GEC LTIP.    The Named Executive Officers, other than Mr. Jacobson, received a portion of their 2010 annual GEC LTIP award (paid in 2011) in the form of restricted stock units (rounded up to the nearest whole share). The value of the restricted stock units, shown in the table below, is based on a closing price per share of our Common Stock on the NYSE of $97.50 on the grant date, February 25, 2011.

Name	Number of Restricted Stock Units	Value of Restricted Stock Units Based on Grant Date Closing Price
Colin Dyer	7,847	$765,000
Lauralee E. Martin	5,231	$510,000
Alastair Hughes	3,924	$382,500
Peter C. Roberts	3,924	$382,500
Christian Ulbrich	3,924	$382,500

    All of these restricted stock units vest on February 25, 2014. 50% of the shares must be retained for an additional twelve months after they vest and before they may be sold.

Outstanding Equity Awards at Fiscal Year-End

              The following table sets forth certain information concerning the number and value of unexercised and unvested restricted stock units outstanding as of December 31, 2010, when the price per share of our Common Stock at the close of trading on the NYSE was $83.92. The stock awards reported in this table represent (i) grants of restricted stock units under our Stock Award and Incentive Plan, (ii) restricted stock units paid in lieu of a portion of the annual cash incentive under the SOP and (iii) restricted stock units paid under the GEC LTIP and the LIM LTIP. None of our Named Executive Officers has any outstanding stock options.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Stock Units That Have Not Vested (#)	Market Value of Restricted Stock Units That Have Not Vested ($)
Colin Dyer	0	0	0	n/a	65,434	$5,491,221
Lauralee E. Martin	0	0	0	n/a	63,505	$5,329,340
Alastair Hughes	0	0	0	n/a	42,281	$3,548,222
Jeff A. Jacobson	0	0	0	n/a	55,085	$4,622,733
Peter C. Roberts	0	0	0	n/a	49,704	$4,171,160
Christian Ulbrich	0	0	0	n/a	10,022	$841,046

 Option Exercises and Stock Vested During 2010

              The following table sets forth information about grants of restricted stock units we made prior to 2011 and that vested in 2010. None of the Named Executive Officers exercised any options during 2010 and none of them has any options still outstanding.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Colin Dyer	0	0	34,991	$2,244,409
Lauralee E. Martin	0	0	15,857	$1,040,853
Alastair Hughes	0	0	10,737	$741,687
Jeff A. Jacobson	0	0	18,077	$1,220,165
Peter C. Roberts	0	0	16,461	$1,080,500
Christian Ulbrich	0	0	7,803	$549,019

(1)
Values shown represent the closing price on the NYSE per share of our Common Stock on the trading day immediately prior to respective vesting dates for the restricted stock units indicated. All units we show in the table vested on July 1, 2010, with a related price per share of $65.64, except that with respect to Mr. Dyer, 10,000 units vested on January 4, 2010 with a related price per share of $60.40; for Mr. Hughes, 7,820 units vested on March 24, 2010 with a related price per share of $70.36; for Mr. Jacobson, 5,194 units vested on January 4, 2010 with a related price per share of $60.40 and 12,883 units vested on March 24, 2010 with a related price per share of $70.36, and for Mr. Ulbrich, all units vested on March 24, 2010 with a related price per share of $70.36.

Awards Outstanding under the Co-Investment Long-Term Incentive Plan

              Prior to 2007, we awarded units to the Named Executive Officers under our Co-Investment Long-Term Incentive Plan. The units we awarded under this Plan vest five years after grant. We provide additional information about this Plan in the Compensation Discussion and Analysis.

              The following table sets forth information concerning all of the units we have granted since 2002 to the Named Executive Officers under the Co-Investment Long-Term Incentive Plan and that are still outstanding. We did not make any additional grants under this Plan in 2007 or in any subsequent years.

	Number of Shares, Units or Other Rights (#)		Estimated Future Payouts Under Non-Stock Price-Based Plan
		Performance or Other Period Until Maturation or Payout (5)
Name			Threshold	Target	Maximum (6)
Colin Dyer (1)	Three	5 years from each grant date	$0	$124,000	$248,000
Lauralee E. Martin (2)	Four	5 years from each grant date	$0	$165,000	$330,000
Alastair Hughes (2)	Four	5 years from each grant date	$0	$165,000	$330,000
Jeff A. Jacobson (3)	One	5 years from first grant date	$0	$41,000	$82,000
Peter C. Roberts (2)	Four	5 years from each grant date	$0	$165,000	$330,000
Christian Ulbrich (4)	Two	5 years from each grant date	$0	$80,000	$160,000

(1)
Mr. Dyer received one 2004 unit pursuant to the compensation arrangements when he was hired, and one in each of 2005 and 2006.

(2)
Each of Ms. Martin and Messrs. Hughes and Roberts received one unit in each of 2002, 2004, 2005 and 2006.

(3)
After an initial grant of one unit in 2002, Mr. Jacobson has not participated further in this Plan since he participates in the separate LIM LTIP.

(4)
Mr. Ulbrich received one unit in each of 2005 and 2006.

(5)
Of the units indicated in the table, as of January 1, 2011, (i) one unit has vested for Mr. Jacobson, (ii) two units have vested for Mr. Ulbrich, (iii) three units have vested for Mr. Dyer and (iv) four units have vested for each of Ms. Martin and Messrs. Hughes and Roberts.

(6)
The maximum amounts will ultimately be determined by the performance of certain real estate investment funds in the future, which we cannot estimate with certainty at this time. The actual maximum amounts may therefore be greater than the estimated amounts shown above, but they are unlikely to be materially greater. The target amount of each unit we granted in 2002 (which is equivalent to the notional amount we originally invested) was $41,000; the target amount for each unit we granted in 2004 was $44,000; the target amount for each unit we granted in 2005 was $39,000; and the target amount for each unit we granted in 2006 was $41,000.

As of the date of this Proxy Statement, we have distributed a total (i) $56,000 for each 2002 unit, (ii) $52,000 for each 2004 unit and (iii) $28,000 for each 2005 unit. These are not necessarily final amounts, as additional distributions may be made in the future based on cash flows from the underlying investment funds that the units represent. We have not yet made any distributions on the 2006 units.

In 2007, as an alternative means of recognizing the achievements of our International Directors and as an additional long-term retention incentive aligned with increases in our stock price, we made a grant to each International Director, including each Named Executive Officer other than Mr. Jacobson, of $37,000 in restricted stock units (based upon the closing price of shares of our Common Stock on January 2, 2007) that vest in five years assuming continued employment at the time by each grantee. We did not make any additional grants to the current International Directors in 2008, 2009 or 2010, and do not anticipate doing so in 2011.

 Pension Benefits

              We do not have a defined benefit retirement plan for any of our Named Executive Officers, except under the limited circumstances we describe below in the case of Mr. Hughes. All of the Company's contributions we describe below are reflected in the Summary Compensation Table under "All Other Compensation."

             Colin Dyer, Lauralee E. Martin, Peter C. Roberts and Jeff A. Jacobson.    As employees within the United States, each of Mr. Dyer, Ms. Martin, Mr. Roberts and Mr. Jacobson is eligible to participate in the United States Savings and Retirement Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, on the same terms and conditions that apply to our U.S. employees generally. We provide additional information about the operation of our United States Savings and Retirement Plan in the Compensation Discussion and Analysis. The maximum annual matching contribution by the Company for each person who participates in the 401(k) Plan is currently $9,800.

             Alastair Hughes.    Consistent with the other agreements with senior-level employees in the United Kingdom that we put in place at the time of our 1999 merger, an Employment Agreement with Mr. Hughes provides for us to make an annual contribution to an individual pension plan with a pension provider of Mr. Hughes's choice. The amount of the contribution is based on different percentages of salary (with a cap of £100,000) based on age. In 2009, the amount of our contribution was $16,233 (converted from Pounds Sterling at the December 31, 2009 exchange rate). Before Mr. Hughes took individual responsibility for his pension arrangements in 1995, he was a member of the Company's U.K. Trust Pension Scheme, a defined benefit plan, from October 1993 to April 1995. As a result, there is a deferred pension due to Mr. Hughes when he reaches age 60 equal to £695 per year (as increased by a consumer price index capped at 5% per year maximum from April 1995 to the date of his 60th birthday).

Nonqualified Deferred Compensation

              The following table sets forth certain information concerning the voluntary participation by certain of our Named Executive Officers in our U.S. Deferred Compensation Plan, which is a Plan to which employees who are taxpayers in the United States may provide contributions, but to which the Company itself does not make any contributions. We provide additional information about this Plan in the Compensation Discussion and Analysis. Amounts shown below are as of December 31, 2010.

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings (Losses) in Last Fiscal Year	Aggregate Withdrawals or Distributions	Aggregate Balance at Last Fiscal Year End
Colin Dyer	$63,007	$0	$94,687	$0	$1,008,542
Jeff A. Jacobson	$0	$0	$50,607	$0	$211,700
Lauralee E. Martin	$314,515	$0	$337,662	$820,614	$2,664,265
Peter C. Roberts	$0	$0	$232,634	$0	$1,087,381

 Termination and Change in Control Payments

              The following tables provide a summary of the approximate amounts that we would be obligated to pay to each of our Named Executive Officers, following or in connection with a termination that results from:

•
Voluntary termination by the Named Executive Officer;
•
Involuntary termination of the Named Executive Officer;
•
Retirement under the "Rule of 65," meaning retirement at an age when the sum of (1) years of service plus (2) age equals at least 65, with a minimum age of 55; or
•
A change in control of the Company.

              The tables consolidate the payments that we would make to each indicated Named Executive Officer under the various severance and employment arrangements and other plans (as currently in effect) that would apply to such Named Executive Officer. We more particularly describe them in our Compensation Discussion and Analysis, which should be read in conjunction with a review of the tables below. As part of its expense management activities, our business in the United States has stopped accruing payments for unused vacations. The amounts we show in the tables assume that termination was effective as of December 31, 2010. They are therefore only estimates of the amounts that we would pay out at the time of an actual separation from the Company. The amounts we would actually pay out will be affected by various factors and can therefore only be finally determined at the time of an executive's separation from the Company. These factors include, as examples:

•
Future grants under our equity incentive programs;
•
Amounts of voluntary deferrals of future compensation; and
•
The particular time during the year when a separation occurs, which can affect pro-rated incentive amounts, vacation pay and other payments.

Colin Dyer

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—		$2,750,000	(a)	$—	$—		$2,750,000	(b)	$2,750,000
Benefit Continuation	$—		$17,100		$—	$—		$17,100		$17,100
Deferred Compensation Balance	$1,008,542	(c)	$1,008,542		$1,008,542	$—		$1,008,542		$1,008,542
Short Term Incentive Awards	$—		$2,000,000	(d)	$—	$—		$2,000,000		$2,000,000
Retirement Plan Benefits	$194,719	(e)	$194,719		$194,719	$—		$194,719		$194,719
Long Term Incentive Awards
—Stock Options	$—		$—		$—	$—		$—		$—
—Restricted Stock Units	$—		$5,903,604		$4,612,495	$5,094,317	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$1,012,000		$1,808,500	$1,808,500		Vested on CIC		Vested on CIC
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$15,000		$—	$—		$15,000		$15,000

Total Value of Payments	$1,203,261		$12,900,965		$7,624,256	$6,902,817		$5,985,361		$5,985,361

Notes:

(a)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2010. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2010.

(f)
Company equity awards become fully vested upon on change of control, as defined in the applicable award agreements and plan documents.

Lauralee E. Martin

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—		$1,942,708	(a)	$—	$—		$1,942,708	(b)	$1,942,708
Benefit Continuation	$—		$17,100		$—	$—		$17,100		$17,100
Deferred Compensation Balance	$2,664,265	(c)	$2,664,265		$2,664,265	$—		$2,664,265		$2,664,265
Short Term Incentive Awards	$—		$1,500,000	(d)	$—	$—		$1,500,000		$1,500,000
Retirement Plan Benefits	$201,902	(e)	$201,902		$201,902	$—		$201,902		$201,902
Long Term Incentive Awards
—Stock Options	$—		$—		$—	$—		$—		$—
—Restricted Stock Units	$—		$4,566,339		$4,480,237	$4,566,339	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$765,000		$765,000	$765,000		Vested on CIC		Vested on CIC
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$2,866,167		$11,672,314		$8,111,404	$5,331,339		$6,325,975		$6,340,975

Notes:

(a)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2010. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2010.

(f)
Company equity awards become fully vested upon on change of control, as defined in the applicable award agreements and plan documents.

Alastair Hughes

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—	(a)	$1,662,500	(c)	$—	$—		$1,662,500	(e)	$1,662,500
Vacation Pay	$30,000	(b)	$30,000		$30,000	$—		$30,000		$30,000
Benefit Continuation	$—		$17,100		$—	$—		$17,100		$17,100
Deferred Compensation Balance	$—		$—		$—	$—		$—		$—
Short Term Incentive Awards	$—		$1,275,000	(d)	$—	$—		$1,275,000		$1,275,000
Retirement Plan Benefits	$—		$19,661	(f)	$—	$—		$19,661		$19,661
Long Term Incentive Awards(g)
—Stock Options	$—		$—		$—	$—		$—		$—
—Restricted Stock Units	$—		$3,285,720		$2,984,447	$3,285,720	(g)	Vested on CIC		Vested on CIC
—Cash	$—		$627,500		$627,500	$627,500		Vested on CIC		Vested on CIC
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$30,000		$6,932,481		$3,641,947	$3,913,220		$3,004,261		$3,019,261

Notes:

(a)
Base compensation used in these calculations is stated in US currency using the spot rate quoted by Bloomberg Finance, L.P on December 31, 2010.

(b)
Vacation pay shown is for a full year of unused vacation, but the actual amount paid would be reduced by actual vacation having been taken at time of termination.

(c)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan, which may be selected as an alternative to the "Garden Leave" provisions under Mr. Hughes' employment contract. This amount also includes the projected costs of an automobile allowance for one year. This benefit assumes no additional expense related to reimbursement of other personal allowances currently extended to Mr. Hughes. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(f)
Retirement Plan Benefits do not reflect the value of the private pension arrangement Mr. Hughes has individually created using the annual pension allowance paid to him by the Company, as the assets are held in a personal account and are fully vested. The value represents the projected cost of one year of pension allowance.

(g)
Company equity awards become fully vested upon on change of control, as defined in the applicable award agreements and plan documents.

Jeff Jacobson

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—	(a)	$1,639,583	(b)	$—	$—		$1,639,583	(d)	$1,639,583
Benefit Continuation	$—		$17,100		$—	$—		$17,100		$17,100
Deferred Compensation Balance	$211,700	(e)	$211,700		$211,700	$—		$211,700		$211,700
Short Term Incentive Awards	$—		$1,275,000	(c)	$—	$—		$1,275,000		$1,275,000
Retirement Plan Benefits	$593,529	(f)	$593,529		$593,529	$—		$593,529		$593,529
Long Term Incentive Awards
—Stock Options	$—		$—		$—	$—		$—		$—
—Restricted Stock Units	$—		$2,794,536		$2,794,536	$2,794,536	(g)	Vested on CIC		Vested on CIC
—Cash	$—		$960,207		$960,207	$960,207		Vested on CIC		Vested on CIC
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$805,229		$7,506,655		$4,559,972	$3,754,743		$3,736,912		$3,751,912

Notes:

(a)
Base compensation used in these calculations is stated in US currency using the spot rate quoted by Bloomberg Finance, L.P on December 31, 2010.

(b)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(c)
Short term incentive awards are prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(d)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(e)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2010. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(f)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2010.

(g)
Company equity awards become fully vested upon on change of control, as defined in the applicable award agreements and plan documents.

Peter C. Roberts

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—		$1,639,583	(a)	$—	$—		$1,639,583	(b)	$1,639,583
Benefit Continuation	$—		$16,300		$—	$—		$16,300		$16,300
Deferred Compensation Balance	$1,087,381	(c)	$1,087,381		$1,087,381	$—		$1,087,381		$1,087,381
Short Term Incentive Awards	$—		$1,275,000	(d)	$—	$—		$1,275,000		$1,275,000
Retirement Plan Benefits	$703,786	(e)	$703,786		$703,786	$—		$703,786		$703,786
Long Term Incentive Awards
—Stock Options	$—		$—		$—	$—		$—		$—
—Restricted Stock Units	$—		$3,957,248		$3,655,975	$3,957,248	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$627,500		$627,500	$627,500		Vested on CIC		Vested on CIC
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$1,791,167		$9,321,798		$6,074,642	$4,584,748		$4,722,050		$4,737,050

Notes:

(a)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(b)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(c)
Deferred Compensation Benefits reflect the value of fully-vested employee contributions to the Company's Nonqualified Deferred Compensation Plan as of December 31, 2010. Specific distribution elections may result in payments over a period and not in a lump sum as described within the table.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Retirement Plan Benefits reflect the value of fully vested employee and employer contributions to the Company's 401(k) Savings and Retirement Plan as of December 31, 2010.

(f)
Company equity awards become fully vested upon on change of control, as defined in the applicable award agreements and plan documents.

Christian Ulbrich

Element of Compensation	Voluntary Termination		Involuntary Termination (no cause)		Retirement Upon Rule of 65	Upon Change of Control Event (CIC)		CIC— Constructive Termination		CIC— Involuntary Termination
Cash Severance Benefit	$—	(a)	$1,645,618	(c)	$—	$—		$1,645,618	(e)	$1,645,618
Vacation Pay	$26,446	(b)	$26,446		$26,446	$—		$26,446		$26,446
Benefit Continuation	$—		$17,100		$—	$—		$17,100		$17,100
Deferred Compensation Balance	$—		$—		$—	$—		$—		$—
Short Term Incentive Awards	$—		$1,275,000	(d)	$—	$—		$1,275,000		$1,275,000
Retirement Plan Benefits	$—		$—		$—	$—		$—		$—
Long Term Incentive Awards
—Stock Options	$—		$—		$—	$—		$—		$—
—Restricted Stock Units	$—		$1,892,732		$1,462,306	$1,892,732	(f)	Vested on CIC		Vested on CIC
—Cash	$—		$533,500		$533,500	$533,500		Vested on CIC		Vested on CIC
Excise Tax Gross Up	$—		$—		$—	$—		$—		$—
Outplacement Services	$—		$15,000		$—	$—		$—		$15,000

Total Value of Payments	$26,446		$5,405,396		$2,022,252	$2,426,232		$2,964,164		$2,979,164

Notes:

(a)
Base compensation used in these calculations is stated in US currency using the spot rate quoted by Bloomberg Finance, L.P on December 31, 2010.

(b)
Vacation pay shown is for a full year of unused vacation, but the actual amount paid would be reduced by actual vacation having been taken at time of termination.

(c)
Involuntary termination provides current severance benefits under our standard Company Severance Pay Plan, which may be selected as an alternative to the "Garden Leave" provisions under Mr. Ulbrich' employment agreement. This amount also includes the projected costs of an automobile allowance for one year. This benefit assumes no additional expense related to reimbursement of other personal allowances currently extended to Mr. Ulbrich. Other than as the result of the severance benefit we describe above, we do not have any additional or enhanced severance benefits for any of our Named Executive Officers that would result from a change of control over the Company.

(d)
Short term incentive awards are based on actual Company, business segment and individual performance prorated for the period employed during the year at time of termination. The amount shown is an estimate based on the operation of the Company's standard Severance Pay Plan.

(e)
Change in control severance benefits would result from the continuation of the Company's standard Severance Pay Plan following change in control. Other than as the result of the severance benefit we describe above, the Company does not provide any additional or enhanced change in control benefits.

(f)
Company equity awards become fully vested upon on change of control, as defined in the applicable award agreements and plan documents.

COMMON STOCK SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

              The following table sets forth certain information concerning the beneficial ownership of our Common Stock, which constitutes the only outstanding voting security of Jones Lang LaSalle as of March 18, 2011, by:

•
Each Director and Director nominee of Jones Lang LaSalle;
•
Each of the Named Executive Officers;
•
The Directors, Director nominees and executive officers of Jones Lang LaSalle as a group; and
•
Each unaffiliated person who is known to Jones Lang LaSalle to have been the beneficial owner of more than five percent of the number of voting shares of our Common Stock.

              On March 18, 2011, there were 42,909,884 voting shares of Common Stock outstanding.

              The table includes shares which the indicated individual had the right to acquire through stock options granted under the Stock Award and Incentive Plan and which were exercisable on March 18, 2011 or which would become exercisable within 60 days of that date. It also includes shares the receipt of which certain of our Directors have deferred under a deferred compensation program described above under "Director Compensation." The table does not include unvested restricted stock units issued under the Stock Award and Incentive Plan, since none of such units or shares carries voting or investment power. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and dispositive power.

	Shares of Common Stock Beneficially Owned
Names of Beneficial Owners (1)	Number	Percent of Class (%)
Blackrock, Inc. (2)	2,758,032	6.47
Ariel Investments, LLC (2)	2,233,422	5.20
Hugo Bagué	377	*
Darryl Hartley-Leonard (3)	20,799	*
DeAnne Julius	500	*
Ming Lu	144	*
Martin H. Nesbitt	377	*
Sheila A. Penrose (4)	49,038	*
David B. Rickard	7,440	*
Roger T. Staubach	100,000	*
Thomas C. Theobald (5)	16,586	*
Colin Dyer	96,385	*
Lauralee E. Martin	45,902	*
Alastair Hughes	26,031	*
Jeff A. Jacobson	26,573	*
Peter C. Roberts (6)	83,261	*
Christian Ulbrich	10,673	*
All Directors, Director nominees and executive officers as a group (19 persons)	501,720	*

*
Less than 1%

(1)
Unless otherwise indicated, the address of each person is c/o Jones Lang LaSalle Incorporated, 200 East Randolph Drive, Chicago, Illinois 60601.

(2)
Information with respect to beneficial ownership of BlackRock, Inc. (BlackRock) is included in reliance on a Schedule 13G/A filed February 4, 2011. The address of BlackRock is 40 East 52nd Street, New York, NY 10022. BlackRock has sole voting power with regard to 2,758,032 shares and sole dispositive power with regard to 2,758,032 shares. Information with respect to beneficial ownership of Ariel Investments, LLC (Ariel) is included in reliance on a Schedule 13G/A, filed February 14, 2011. The address of Ariel is 200 East Randolph Drive, Suite 2900, Chicago, Illinois 60601. Ariel has sole voting power with regard to 2,186,527 shares and sole dispositive power with regard to 2,233,422 shares.

(3)
Includes 6,000 shares which Mr. Hartley-Leonard had the right to acquire through stock options granted under the Stock Award and Incentive Plan which were exercisable on March 18, 2011 or which would become exercisable within 60 days of that date.

(4)
18,499 of the shares listed are held by Ms. Penrose as trustee for the Sheila A. Penrose trust.

(5)
2,000 additional shares are held by Mr. Theobald as trustee of a trust for the benefit of his son. Mr. Theobald disclaims beneficial ownership of these 2,000 shares.

(6)
34,085 of the shares listed are held by Mr. Roberts's wife. Mr. Roberts retains (and does not disclaim) beneficial ownership of these shares for securities law purposes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires our Directors, certain of our officers and beneficial owners of more than 10 percent of our outstanding Common Stock to file reports of ownership and changes in ownership of our Common Stock with the SEC and to send copies of such reports to us. For our current executive officers and Directors, the Company has taken on the administrative responsibility of filing the reports after we have received the necessary information.

              Based solely upon a review of such reports and amendments thereto furnished to us and upon written representations of certain of such persons regarding their ownership of Common Stock, we believe that no person failed to file any such report on a timely basis during 2010, except that within the required two business day reporting requirement imposed by the SEC, the Company did not timely file one Form 4 report for Peter Roberts with respect to the sale of 55 shares for which he has indirect beneficial ownership.

              As our record-keeping with respect to the granting and vesting of restricted stock units may involve third-party administrators and internal processing requirements, we file related Form 4 reports promptly after the information has been completed and presented to the Corporate Secretary.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

              From time to time, we give Directors and executive officers an opportunity to invest individually (and some have invested) in the real estate investment fund products offered by subsidiaries of Jones Lang LaSalle, principally through LaSalle Investment Management, on the same terms as are offered in the ordinary course of business to other unaffiliated investors that are clients of the Company. We make the opportunities available in order to further align the interests of our people with those of our clients and in order to provide an additional retention vehicle. The amounts of the investments have not been material either to the individuals or to the Company. Executive officers and other employees have been, and in the future may be, allowed to acquire interests in certain investment vehicles (on the same terms as other unaffiliated investors) in order that these vehicles can satisfy certain tax requirements.

              Under "Review of Relationships and Related Transactions" above, we discuss the procedures that our Board of Directors undertakes in order to determine that these opportunities will not preclude the continued independence of any of our Non-Executive Directors who may choose to invest in them.

              We discuss below particular relationships with certain of our Directors individually.

             Thomas C. Theobald.    Jones Lang LaSalle uses LaSalle Investment Limited Partnership, referred to as LaSalle Investment Company (LIC), as one of two investment vehicles that make substantially all of its co-investments with LaSalle Investment Management clients. LIC is a series of four parallel limited partnerships of which Jones Lang LaSalle has an effective 47.85% ownership interest through two of the limited partnerships. Primarily institutional investors hold the remaining 52.15% interest in LIC. As of December 31, 2010, Thomas C. Theobald, a Non-Executive Director, and entities affiliated with him, had invested Euro 1,306,403 (the equivalent of $1,727,457 at the December 31, 2010 exchange rate) in LIC and had committed to invest a total additional amount of Euro 174,146 (the equivalent of $230,273 at the December 31, 2010 exchange rate) through LIC.

              As Mr. Theobald's investment has been made on the same terms as are offered to the other investors in LIC, which are unaffiliated investors that are clients of the Company, and given that the amount of the investment is not material to LIC or to Mr. Theobald personally, nor does it permit Mr. Theobald to exercise any control over the activities of LIC, the Board of Directors has determined that Mr. Theobald's investment in LIC does not constitute a material relationship with the Company that detracts from his independence as a member of the Board of Directors.

             Roger T. Staubach.    Roger T. Staubach was elected to serve as a member of the Board, effective July 21, 2008. Mr. Staubach became the Executive Chairman of the Company's Americas region on July 11, 2008, when Jones Lang LaSalle merged (the Merger) with The Staubach Company, of which Mr. Staubach was an indirect shareholder.

              Under the Agreement and Plan of Merger relating to the transaction (the Merger Agreement), Jones Lang LaSalle agreed that it would cause Mr. Staubach to be appointed to the Board. Thereafter, unless Mr. Staubach's employment with Jones Lang LaSalle or one of its subsidiaries is terminated by Jones Lang LaSalle without cause, by Mr. Staubach for good reason or due to Mr. Staubach's disability (as the terms "cause," "good reason" and "disability" are defined under Mr. Staubach's employment arrangements with Jones Lang LaSalle) and as long as Mr. Staubach complies with Jones Lang LaSalle's policies and guidelines applicable to all members of the Board, Jones Lang LaSalle has agreed that it shall cause Mr. Staubach to be included in the slate of persons nominated to serve as directors on the Board during any Earnout Calculation Period (as defined pursuant to the Merger Agreement). Upon any termination of Mr. Staubach's employment by Jones Lang LaSalle with cause, by Mr. Staubach without good reason or due to disability, Mr. Staubach shall promptly resign from the Board.

              As Mr. Staubach is employed by Jones Lang LaSalle, he serves on the Board as a member of management and therefore does not qualify as an independent member of the Board or to serve on any of its Committees. Accordingly, Mr. Staubach is not paid any Director's fees or other compensation for serving on the Board. We do not consider Mr. Staubach an "officer" as defined for reporting purposes under Section 16 of The Securities Exchange Act of 1934. The conditions of Mr. Staubach's employment by the Company have been established under an employment agreement the term of which extends to July 11, 2013.

              As consideration under the Merger Agreement, Mr. Staubach individually elected to receive 182,016 shares of the Common Stock of Jones Lang LaSalle on August 15, 2008 (valued at $50.05 per share), representing substantially all of the initial consideration that Mr. Staubach received in connection with the Merger. Each of two different trusts for Mr. Staubach's children, for which he disclaims beneficial ownership, received 83,097 shares of our Common Stock at the same price per share.

              The Merger Agreement also provided for the selling shareholders of The Staubach Company to receive three deferred purchase price payments in cash, the first of which was due on the first business day of the 25th month following the July 11, 2008 closing date (or the 37th month if certain revenue targets are not met), the second of which is due on the first business day of the 37th month following the closing date (or the 49th month if certain revenue targets are not met) and the third of which is due on the first business day of the 61st month following the closing date. The selling shareholders are also entitled to receive an "Earnout Payment," payable after 2010 on a sliding scale if certain thresholds are met with respect to the tenant representation business for the earnout periods ended December 31, 2010, 2011 and 2012. The above summary is qualified by reference to the Merger Agreement, which we have filed with the SEC as an Exhibit to our Current Report on Form 8-K/A dated July 11, 2008.

              Mr. Staubach individually holds a 5.767% interest in each of the above payments and five different trusts for Mr. Staubach's children collectively own a 5.972% interest. In July 2010, Mr. Staubach received the first of the deferred purchase price payments in the amount of $4.7 million, and a total of $4.9 million was paid to the children's trusts. Mr. Staubach is due to receive approximately $9.9 million and $9.9 million, respectively, from the second and third deferred purchase price payments described above, and up to approximately $7.2 million from the Earnout Payment. In total, the children's trusts are due to receive approximately $10.25 million and $10.25 million, respectively, from the second and third deferred purchase price payments described above, and up to approximately $7.46 million from the Earnout Payment. Mr. Staubach disclaims beneficial ownership in the children's trusts.

 INFORMATION ABOUT THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

              KPMG LLP has been for a number of years the independent registered public accounting firm that audits the financial statements of Jones Lang LaSalle and most of its subsidiaries. Jones Lang LaSalle expects that representatives of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so.

Audit and Non-Audit Fees

              The following table presents fees for the professional services that KPMG LLP rendered for the audit of the Company's annual financial statements (including auditing the Company's internal controls over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002), audit related fees, tax fees and fees billed for other services during 2010 and 2009 (the fees shown are in thousands (000's)).

	2010	2009
Audit Fees (1)	$4,704	$4,585
Audit Related Fees (2)	$814	$663
Tax Fees (3)	$1,184	$936
All Other Fees (4)	$0	$0

Total Fees	$6,702	$6,184

(1)
Audit Fees include those fees necessary to perform an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and quarterly reviews of the consolidated financial statements of Jones Lang LaSalle. This includes fees for review of the tax provision and fees for accounting consultations on matters reflected in the consolidated financial statements. Audit Fees also include services required by statute or regulation (foreign or domestic), such as comfort letters, consents, reviews of SEC filings, and statutory audits in non-U.S. locations. For 2010, Audit Fees include fees of $560,000 related to the audit required under Section 404 of the Sarbanes-Oxley Act of 2002 with respect to internal controls over financial reporting, as compared to $565,000 in 2009 for such services.

(2)
Audit Related Fees are comprised of fees for employee benefit plan audits, internal control related matters and services not required by statute or regulation.

(3)
Tax Fees are comprised of fees for tax compliance, tax planning and tax advice. Tax planning and tax advice encompasses a diverse range of services, including consultation, research, and assessment of tax planning initiatives, assistance with tax audits and appeals, employee benefit plans and requests for rulings or technical advice from taxing authorities.

(4)
All Other Fees include all other non-audit services.

Pre-Approval of Audit and Permitted Non-Audit Services of the Independent Registered Public Accounting Firm

              The Audit Committee has established a policy for pre-approval of audit and permitted non-audit services by the Company's independent registered public accounting firm. At each of its meetings, the full Audit Committee considers, and approves or rejects, any proposed services and fee estimates that are presented by the Company's management. The Chairman of the Audit Committee has been designated by the Audit Committee to consider approval of services arising between meetings that were not pre-approved by the Audit Committee. Services approved by the Chairman are ratified by the full Audit Committee at its next regular meeting. For each proposed service, the independent registered public accounting firm provides supporting documentation detailing the service and an estimate of costs. During 2010, all services performed by the independent registered public accounting firm were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

              As more particularly described above under "Corporate Governance Principles and Board Matters," the Audit Committee of the Board is responsible for providing independent, objective oversight of Jones Lang LaSalle's accounting functions and internal and disclosure controls. The Audit Committee is composed of five Directors, each of whom is independent as defined by the New York Stock Exchange listing standards in effect at the time of mailing of this Proxy Statement and by applicable Securities and Exchange Commission rules. The Audit Committee operates under a written Charter, which has been approved by the Board of Directors and is available on the Company's public website at www.joneslanglasalle.com.

              Management is responsible for Jones Lang LaSalle's internal and disclosure controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Jones Lang LaSalle's consolidated financial statements and the effective operation of internal controls over financial reporting, all in accordance with the standards of the Public Company Accounting Oversight Board (United States), and for issuing a report thereon. The Audit Committee's responsibility is to oversee these processes.

              In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2010 audited financial statements as well as the Company's internal controls over financial reporting for which an attestation by such firm is required under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent registered public accounting firm the matters required by the auditing standards of the Public Company Accounting Oversight Board (United States), including Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit Committee also received written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding such firm's communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG LLP that firm's independence under the relevant standards.

              Based upon the Audit Committee's discussions with management and the independent registered public accounting firm, and the Audit Committee's review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the SEC.

The Audit Committee

David B. Rickard (Chairman)
Darryl Hartley-Leonard
DeAnne Julius
Martin H. Nesbitt*
Sheila A. Penrose

*
Became a member of the Audit Committee effective March 1, 2011.

PROPOSAL 1

ELECTION OF ELEVEN DIRECTORS

              Our Nominating and Governance Committee has nominated all of the current members of the Board of Directors to stand for re-election at this year's Annual Meeting.

              Accordingly, our Board recommends you vote FOR the election of each of the eleven nominees listed below:

Hugo Bagué
Colin Dyer
Darryl Hartley-Leonard
DeAnne Julius
Ming Lu
Lauralee E. Martin
Martin H. Nesbitt
Sheila A. Penrose
David B. Rickard
Roger T. Staubach
Thomas C. Theobald

              We provide biographical information for each of the nominees above under the caption "Directors and Corporate Officers." If re-elected, these Directors will serve one-year terms until Jones Lang LaSalle's Annual Meeting of Shareholders in 2012 and until their successors are elected and qualify, or until their earlier death, resignation, retirement, disqualification or removal.

              In the case of Thomas C. Theobald, who was 72 years old at the time of his nomination, as permitted under our Corporate Governance Guidelines the Nominating and Governance Committee waived the normal retirement age provision. Mr. Theobald remains willing to serve on our Board and the Committee believes that he continues to be a fully-engaged and highly valued contributor to the work of the Board and as Chairman of the Compensation Committee.

              At the Annual Meeting, we will vote each valid proxy returned to Jones Lang LaSalle for the eleven nominees listed above unless the proxy specifies otherwise. Proxies may not be voted for more than eleven nominees for Director. While the Board does not anticipate that any of the nominees will be unable to stand for election as a Director at the 2011 Annual Meeting, if that is the case, proxies will be voted in favor of such other person or persons as our Board may designate.

PROPOSAL 2

NON-BINDING ADVISORY "SAY-ON-PAY" VOTE APPROVING EXECUTIVE COMPENSATION

              We are asking our shareholders to provide a non-binding "say-on-pay" advisory approval of the compensation of our Named Executive Officers as we have described it above in the "Executive Compensation" section of this Proxy Statement.

              Our Board recommends you vote FOR the advisory "say-on-pay" vote approving executive compensation.

              Our Board believes that that we have an executive compensation program that has proven itself over the years to have retained top-quality executives who have been appropriately motivated to act in the best interests of our shareholders, clients, staff and the other constituencies who interact with a global organization such as ours. We believe we have a program that encompasses best-practices attributes, including:

•
Pay for performance philosophy, with significant upward and downward flexibility built to correspond to the financial results of an inherently cyclical business;
•
Balanced mix of short- and long-term focused compensation;
•
Significant use of equity to align with shareholder interests;
•
Limited use of perquisites and tax-gross ups;
•
Limited benefits in the event of a change of control;
•
Limited severance benefits;
•
Recapture of certain incentives in the event of a subsequent restatement of financial statements; and
•
Features to mitigate the use of overly-risky strategies that do not serve the longer-term sustainability of the organization.

              Accordingly, our Board requests that our shareholders vote to approve our executive compensation program. While this vote is not binding on our Company, it will provide information to our Compensation Committee and our management regarding investor sentiment about our executive compensation philosophy, policies and practices. We will consider this information when determining executive compensation for 2011 and beyond.

PROPOSAL 3

NON-BINDING ADVISORY VOTE REGARDING THE FREQUENCY OF
"SAY-ON-PAY" VOTES ON EXECUTIVE COMPENSATION

              In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program in the future. As required by the applicable regulations, we are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining.

              Our Board recommends you select a frequency of One Year, or an annual vote.

              Our Board believes that since the intention of the "say-on-pay" vote is to provide a communication vehicle to the Compensation Committee, it is most useful to have a communication that is received on a regular basis and in a timely manner. Given the importance of shareholder engagement to our firm, an annual "say-on-pay" vote will provide the highest level of accountability and direct communication by enabling each "say-on-pay" vote to correspond to the majority of the information presented in the accompanying proxy statement for the applicable shareholders' meeting. From the literature we have reviewed, and the results of votes that have already taken place, we also believe that it has generally been the desire of investors to have an annual "say-on-pay" vote.

              Our Board therefore requests that our shareholders select "One Year" when voting on the frequency of advisory votes on executive compensation. Although the advisory vote is non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation. We intend to provide annual "say-on-pay" voting in the future unless by their votes our shareholders indicate they would prefer less frequent voting.

PROPOSAL 4

PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO PERMIT
HOLDERS OF 30% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK
TO CALL A SPECIAL MEETING OF SHAREHOLDERS

              Article NINTH of our Articles of Incorporation currently provides that the special meetings of our shareholders may be called, for any purpose or purposes, by either (i) the Chairman of the Board of Directors, if there be one, (ii) the President, (iii) the Board of Directors or (iv) the Secretary at the request in writing of shareholders owning a majority of the capital stock of the Company issued and outstanding and entitled to vote at the meeting. Our Board has voted to approve, and to recommend to our shareholders that they approve, a proposal to amend our Articles of Incorporation to lower the minimum ownership threshold for calling a special meeting.

              If our shareholders approve the proposed amendment, then shareholders owning thirty percent (30%) of the issued and outstanding capital stock of the Company would be able to request a special meeting of our shareholders by written request to our Secretary.

              The proposed amendment to our Articles of Incorporation is substantially in the form of Appendix I. The general description above is subject to the full text of the amendment provided in Appendix I.

              The affirmative vote of at least eighty percent (80%) of all outstanding shares of our Common Stock entitled to vote will be required for approval of this proposal. Abstentions and broker non-votes will have the same effect as votes against the proposal. Therefore, it is important that you vote your shares either at the meeting or by proxy.

              Our Board, which is committed to the principles of corporate democracy, considered the proposed amendment based on notification by a shareholder, the SEIU General Fund, that it would make a proposal at the Annual Meeting to lower the minimum threshold from the current majority requirement. After further communications with representatives of the SEIU General Fund and after reviewing the advantages and disadvantages of lowering the threshold, our Nominating and Governance Committee recommended to the full Board of Directors that a 30% threshold would strike an appropriate balance between enhancing shareholder rights while not providing a mechanism for individual shareholders to pursue special interests that are not in the best interests of the Company and its shareholders in general. The proposed threshold is consistent with the proposition that special meetings should be limited to extraordinary matters and/or significant strategic concerns that require attention prior to the next annual meeting.

              Our Board also believes that the ownership threshold should be evaluated in light of the Company's overall corporate governance and the practices of other comparable companies. The accountability of our Directors to the Company's shareholders has previously been enhanced through the de-classification of the Board (resulting in the annual election of all Directors) and the adoption of majority voting in the election of Directors. Lowering the threshold for calling a special meeting is consistent with the Board's objective of promoting governance policies that afford shareholder access and accountability consistent with the interests of all shareholders.

              If the proposal is approved by our shareholders, we will file Articles of Amendment to our Articles of Incorporation with the State Department of Assessments and Taxation of Maryland after the 2011 Annual Meeting. Our Board would also amend our By-Laws so that they are consistent with the amendment. If the proposal is not approved by our shareholders, then the Articles of Incorporation will continue to require that only shareholders owning a majority of our outstanding capital stock can call for a special meeting.

              For these reasons, the Board unanimously recommends you vote FOR this proposal.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

              The Audit Committee has appointed the firm of KPMG LLP as Jones Lang LaSalle's independent registered public accounting firm for 2011. A proposal to ratify this appointment will be presented at the 2011 Annual Meeting.

              The Board unanimously recommends you vote FOR ratification of such appointment.

              Each valid proxy returned to Jones Lang LaSalle will be voted for the ratification of the appointment of KPMG LLP as Jones Lang LaSalle's independent registered public accounting firm for 2011 unless the proxy specifies otherwise.

              The Audit Committee retains the right to appoint a substitute independent registered public accounting firm at any time during 2011 for any reason whatsoever.

PROXY DISTRIBUTION AND SOLICITATION EXPENSE

              Jones Lang LaSalle is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access any proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

              We have hired Broadridge Investor Communications Solutions, Inc. to assist us in the distribution of our proxy materials (but not for the solicitation of proxy votes). We will pay Broadridge customary fees, costs and expenses for these services.

              We have hired Phoenix Advisory Partners to assist us in the solicitation of votes. We will pay Phoenix Advisors a fee of $7,500 plus customary costs and expenses for their services. We have agreed to indemnify Phoenix Advisors against certain liabilities arising out of or in connection with their services.

              Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.

APPENDIX I

PROPOSED FORM OF AMENDMENT TO THE ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT TO THE ARTICLES OF
INCORPORATION OF JONES LANG LASALLE INCORPORATED

              Jones Lang LaSalle Incorporated, a Maryland corporation having its principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

              FIRST: The charter of the Corporation is hereby amended by striking out Article NINTH of the Articles of Incorporation and inserting in lieu thereof the following:

              NINTH: Unless otherwise prescribed by law or otherwise provided herein, special meetings of the stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there be one, (ii) the President, (iii) the Board of Directors or (iv) the Secretary at the request in writing of stockholders owning at least thirty percent (30%) of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting.

              SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

              IN WITNESS WHEREOF, Jones Lang LaSalle Incorporated has caused these Articles of Amendment to be signed in its name and on its behalf as of the        day of                    , 2011.

JONES LANG LASALLE INCORPORATED
By:
Its:	Executive Vice President

ATTEST:
By:
Its:                Secretary

              THE UNDERSIGNED, in connection with the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledge, in the name and on behalf of the Corporation, the foregoing Articles of Amendment, of which this certificate is made a part, to be the corporate act of the Corporation and further certify that, to the best of their knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

Vice President	Assistant Secretary

www.joneslanglasalle.com

M33730-P06568 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. JONES LANG LASALLE INCORPORATED *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 26, 2011. JONES LANG LASALLE INCORPORATED 200 E RANDOLPH DR. CHICAGO, IL 60601 Meeting Information Meeting Type: Annual For holders as of: March 18, 2011 Date: May 26, 2011 Time: 8:30 AM Location: Jones Lang LaSalle Incorporated 601 Lexington Avenue 33rd Floor New York, NY 10022 See the reverse side of this notice to obtain proxy materials and voting instructions.

M33731-P06568 Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 15, 2011 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Before You Vote How to Access the Proxy Materials NOTICE AND PROXY STATEMENT ANNUAL REPORT Proxy Materials Available to VIEW or RECEIVE: XXXX XXXX XXXX XXXX XXXX XXXX How To Vote Please Choose One of the Following Voting Methods XXXX XXXX XXXX

Voting Items 1. To elect eleven Directors to serve one-year terms until the 2012 Annual Meeting of Shareholders or until their successors are elected and qualify; 1f. Lauralee E. Martin 1d. DeAnne Julius 1e. Ming Lu 1j. Roger T. Staubach 1h. Sheila A. Penrose 1i. David B. Rickard 2. To approve, by non-binding vote, executive compensation ("say-on-pay"); The Board of Directors recommends you vote FOR the following proposals: Nominees: 1b. Colin Dyer 1c. Darryl Hartley-Leonard 1k. Thomas C. Theobald 3. To recommend, by non-binding vote, the frequency of future executive compensation votes ("say-on-frequency"); 1a. Hugo Bagué 1g. Martin H. Nesbitt The Board of Directors recommends you vote 1 year on the following proposal: 4. To approve a proposal by our Board of Directors to amend the Jones Lang LaSalle Articles of Incorporation to permit the holders of 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders; and The Board of Directors recommends you vote FOR the following proposals: 5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011. M33732-P06568

M33733-P06568

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date JONES LANG LASALLE INCORPORATED M33714-P06568 For Against Abstain JONES LANG LASALLE INCORPORATED 200 E RANDOLPH DR. CHICAGO, IL 60601 For Against Abstain 1. To elect eleven Directors to serve one-year terms until the 2012 Annual Meeting of Shareholders or until their successors are elected and qualify; 1f. Lauralee E. Martin 1d. DeAnne Julius 1e. Ming Lu 1j. Roger T. Staubach 1h. Sheila A. Penrose 1i. David B. Rickard 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 2. To approve, by non-binding vote, executive compensation ("say-on-pay"); The Board of Directors recommends you vote FOR the following proposals: Nominees: 1b. Colin Dyer 1c. Darryl Hartley-Leonard 1k. Thomas C. Theobald 3. To recommend, by non-binding vote, the frequency of future executive compensation votes ("say-on-frequency"); VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1a. Hugo Bagué 1g. Martin H. Nesbitt 0 0 0 0 0 0 0 0 0 0 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote 1 year on the following proposal: 4. To approve a proposal by our Board of Directors to amend the Jones Lang LaSalle Articles of Incorporation to permit the holders of 30% of the outstanding shares of our Common Stock to call a special meeting of shareholders; and The Board of Directors recommends you vote FOR the following proposals: 5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011. 0 0 0 0 0 0 For Against Abstain 0 0 0

JONES LANG LASALLE INCORPORATED Annual Meeting of Shareholders May 26, 2011 8:30 AM This proxy is solicited by the Board of Directors The 2011 Annual Meeting of Shareholders of Jones Lang LaSalle Incorporated will take place on Thursday, May 26, 2011, beginning at 8:30 a.m., local time, at Jones Lang LaSalle Incorporated, 601 Lexington Avenue, 33rd Floor, New York, NY 10022. The undersigned hereby appoints Colin Dyer, Lauralee E. Martin, and Mark J. Ohringer, and each of them, with full power of substitution, to represent the undersigned and as proxies to vote all the Common Stock of Jones Lang LaSalle Incorporated which the undersigned has power to vote, with all powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders to be held on May 26, 2011, or at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for director, FOR the approval, by non-binding vote, of executive compensation, for ONE YEAR for the frequency of future executive compensation votes, FOR the amendment of the Jones Lang LaSalle Articles of Incorporation allowing holders of 30% of the outstanding shares of Common Stock to call a special meeting of shareholders, and FOR the ratification of the appointment of KPMG LLP, and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M33715-P06568